UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant ☐

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☐  Soliciting Material Pursuant to § 240.14a-12

ALLIED HEALTHCARE INTERNATIONAL INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ALLIED HEALTHCARE INTERNATIONAL INC.
245 Park Avenue
New York, New York 10167

September 21, 2011

Dear Shareholder:

You are cordially invited to attend a special meeting of the shareholders of ALLIED HEALTHCARE INTERNATIONAL INC. to be held at 11:00 a.m., Eastern Time, on October 19, 2011, at the offices of Edwards Angell Palmer & Dodge LLP, 750 Lexington Avenue, New York, NY 10022.

On July 28, 2011, we entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, among the Company, Saga Group Limited, which we refer to as Parent, and AHL Acquisition Corp., which we refer to as Merger Sub, pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation of the merger, but as a wholly owned subsidiary of Parent. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement. The merger agreement is attached as Annex A to the enclosed proxy statement. You will also be asked to approve, by a non-binding advisory vote, compensation arrangements for the Company’s named executive officers in connection with the merger.

If our shareholders adopt the merger agreement and the merger is subsequently completed, you will be entitled to receive $3.90 in cash, without interest and less any applicable withholding taxes, per share of Company common stock you own at the effective time of the merger. On July 28, 2011, the last full trading day prior to the public announcement of the merger agreement, the closing price of our common stock was $2.45 per share.

Your vote is very important, regardless of the number of shares you own.  The merger cannot be consummated unless the merger agreement is adopted by the affirmative vote of at least two-thirds of all outstanding shares of Company common stock entitled to vote at the special meeting. If you fail to vote your shares, it will have the same effect as voting against adoption of the merger agreement.

After careful consideration, our board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to, and in the best interests of, the Company and its shareholders. Accordingly, our board of directors recommends that you vote “FOR” the adoption of the merger agreement. Our board of directors also recommends that you vote “FOR” the non-binding proposal regarding merger-related executive compensation arrangements.

Only holders of record of Company common stock at the close of business on September 15, 2011 will be entitled to vote at the special meeting. Please complete, sign, date and return your proxy. Completing a proxy now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote. The failure to instruct your bank, broker or other nominee to vote your shares “FOR” adoption of the merger agreement will have the same effect as voting against the proposal to adopt the merger agreement.

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting. We encourage you to read the entire proxy statement carefully. You may also obtain more information about the Company from the documents we have filed with the Securities and Exchange Commission.

Whether or not you plan to attend the meeting, we urge you to vote as promptly as possible so that your shares will be voted at the special meeting of shareholders. If you attend the meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Sincerely,

Jeffrey S. Peris
Chairman of the Board

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROXY STATEMENT IS DATED SEPTEMBER 21, 2011 AND IS FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT SEPTEMBER 21, 2011.

ALLIED HEALTHCARE INTERNATIONAL INC.
245 PARK AVENUE
NEW YORK, NEW YORK 10167

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD OCTOBER 19, 2011

TO OUR SHAREHOLDERS:

A special meeting of shareholders of ALLIED HEALTHCARE INTERNATIONAL, INC., a New York corporation, will be held at the offices of Edwards Angell Palmer & Dodge LLP, 750 Lexington Avenue, New York, NY 10022 on October 19, 2011, at 11:00 a.m., Eastern Time, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 28, 2011 (as it may be amended from time to time), which we refer to as the merger agreement, among Saga Group Limited, which we refer to as Parent, AHL Acquisition Corp., which we refer to as Merger Sub, and Allied Healthcare International, Inc., which we refer to as the Company, pursuant to which the Company will become a wholly-owned subsidiary of Parent.

2. To consider and vote upon a proposal to adjourn the special meeting, if necessary, to allow for the solicitation of additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes to adopt the merger agreement.

3. To consider and vote upon an advisory (non-binding) proposal to approve the compensation arrangements described in this proxy statement for the Company’s named executive officers in connection with the merger.

Shareholders of record at the close of business on September 15, 2011, the record date fixed by the board of directors for the special meeting, are entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof.

Your vote is important, regardless of the number of shares you own.  The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of common stock entitled to vote at the special meeting. Approval of the proposal to adjourn the special meeting requires the affirmative vote of a majority of those shares of common stock present or represented by proxy at the special meeting and entitled to vote thereon. Whether or not you plan to attend the meeting, we urge you to sign, date and mail your proxy card or submit your proxy by telephone or on the Internet prior to the meeting to ensure that your shares will be represented at the meeting if you are unable to attend. If you fail to return your proxy card, your shares of Company common stock will not be counted for the purposes of determining whether a quorum is present, and your shares will have the same effect as a vote against the adoption of the merger agreement. Not returning your proxy will have no effect on the adjournment proposal or the non-binding proposal regarding merger-related executive compensation arrangements. If you hold your shares through a bank, brokerage firm or other nominee, you should follow the instructions of your bank, brokerage firm or nominee to determine whether you will be able to submit your proxy by telephone or on the Internet. You may revoke or change your proxy at any time before the final vote at the meeting.

After careful consideration, our board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interests of, the Company and its shareholders. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT, “FOR” THE PROPOSAL TO ADJOURN THE SPECIAL MEETING AND “FOR” THE NON-BINDING PROPOSAL REGARDING MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS.

BY ORDER OF THE BOARD OF DIRECTORS

Leslie J. Levinson
Secretary

September 21, 2011

i

ii

SUMMARY

References to “Allied,” the “Company,” “we,” “our,” “our company” or “us” in this proxy statement refer to Allied Healthcare International Inc.

This summary briefly describes selected information in this proxy statement and may not contain all of the information that is important to you. We urge you to carefully read this proxy statement in its entirety, including the annexes attached hereto, which are incorporated into this proxy statement by reference. Each item in this summary includes a page reference directing you to a more complete description of that topic.

The Parties to the Merger Agreement (Page 12)

Allied Healthcare International Inc.

Allied Healthcare International Inc., a New York corporation, is a leading homecare provider of health and social care (often referred to as domiciliary care) in the United Kingdom and Ireland, as measured by revenues, market share and number of staff. We operate a community-based network of approximately 120 branches with the capacity to provide carers (known as home health aides in the U.S.), nurses, and specialized medical personnel to locations covering approximately 90% of the U.K. population.

For more information about Allied, please visit our website at www.alliedhealthcare.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. See also “Where You Can Find More Information” on page 68.

Saga Group Limited

Saga Group Limited, a corporation organized under the laws of England and Wales, which we refer to as Parent, is the United Kingdom’s leading provider of products and services specifically designed for peopled aged fifty and over. With 2.7 million customers, Parent provides insurance, savings, financial advice, care services, and holiday services, and publishes Saga Magazine.

AHL Acquisition Corp.

AHL Acquisition Corp., a New York corporation, which we refer to as Merger Sub, was formed for the sole purpose of completing the merger with the Company. Merger Sub has not engaged in any activities to date except for those incidental to its formation and as otherwise contemplated by the merger agreement. Merger Sub is a wholly-owned subsidiary of Parent. Upon consummation of the proposed merger, Merger Sub will merge with and into the Company and will cease to exist, with the Company continuing as the surviving corporation.

The Special Meeting (Page 13)

Date, Time and Place

We will hold the special meeting on October 19, 2011, at 11:00 a.m., Eastern Time, at the offices of Edwards Angell Palmer & Dodge LLP, 750 Lexington Avenue, New York, NY 10022.

Purpose

The purpose of the special meeting is for our shareholders to consider and vote upon (i) a proposal to adopt the merger agreement, a copy of which is attached as Annex A to this proxy statement, (ii) a proposal to adjourn the special meeting, if necessary, to allow for the solicitation of additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes to adopt the merger agreement, and (iii) to approve the non-binding proposal regarding the merger-related executive compensation arrangements described in this proxy statement.

Record Date; Shareholders Entitled to Vote

The record date for the special meeting is September 15, 2011. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of common stock at the close of business on the record date. Shareholders will have one vote for each matter to be presented for shareholder action at the meeting for each share of Company common stock they owned at the close of business on the record date. On the record date, there were 43,571,251 shares of Company common stock outstanding.

Quorum

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the meeting. For purposes of determining whether a quorum is present, abstentions and broker non-votes will be included. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed.

Shareholder Vote Required to Adopt the Proposals at the Special Meeting

Adoption of the merger agreement requires the affirmative vote of the holders of at least two-thirds of our outstanding shares of common stock. Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. Approval of the non-binding advisory vote regarding the merger-related executive compensation arrangements described in this proxy statement requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting.

Voting

Any shareholder of record entitled to vote at the special meeting may submit a proxy by telephone, on the Internet, by returning the enclosed proxy card by mail, or by voting in person by appearing at the special meeting. If your shares of Company common stock are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or nominee on how to vote your shares of Company common stock by using the instructions provided. If you do not provide your bank, brokerage firm or nominee with instructions, your shares of Company common stock will not be voted and that will have the same effect as a vote “AGAINST” the adoption of the merger agreement but will have no effect on the approval of the adjournment proposal or the approval of the non-binding proposal regarding merger-related executive compensation arrangements.

Revocation of Proxies

Any shareholder of the Company may revoke or change his or her proxy at any time before the final vote at the meeting. You may do so by executing and returning a proxy card dated later than the previous one, by properly submitting a later proxy by telephone or on the Internet, by attending the special meeting and casting your vote by ballot at the special meeting or by delivering a written revocation dated after the date of the proxy that is being revoked to Allied Healthcare International Inc., 245 Park Avenue, New York, New York 10167, Attention: Secretary, prior to the close of business on the business day that immediately precedes the special meeting. Attending the meeting alone will not revoke your proxy unless you specifically request your proxy to be revoked. The submission of a proxy will not affect the right of a holder of shares of common stock to attend, or vote in person at, the meeting. If you hold your shares through a bank, brokerage firm or other nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding revocation of proxies. If your bank, brokerage firm or nominee allows you to vote by telephone or on the Internet, you may be able to change your vote by voting again by telephone or on the Internet.

Solicitation Costs

Our directors, officers and other employees may solicit proxies in person, by telephone, electronically, by mail or other means, but they will not be specifically compensated for these services. Brokers, banks and other persons will be reimbursed by us for expenses they incur in forwarding proxy materials to obtain voting instructions from beneficial shareholders. We have also hired Alliance Advisors, LLC to assist in the solicitation of proxies. The total cost of solicitation of proxies will be borne by us. For a description of the costs and expenses to us of soliciting proxies, see “The Special Meeting — Solicitation Costs” on page 15.

Shareholders should not send in their stock certificates with their proxies. A transmittal form with instructions for the surrender of certificates representing shares of Company common stock will be mailed to shareholders if the merger is completed.

The Merger and the Merger Agreement (Page 17 and Page 48)

If the merger agreement is adopted by our shareholders and the other conditions to the closing of the merger are satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. We sometimes use the term “surviving corporation” in this proxy statement to refer to the Company as the surviving entity following the merger. As a result of the merger, the Company will become a wholly-owned subsidiary of Parent and will cease to be an independent, publicly traded company. Following consummation of the merger, you will not own any shares of the capital stock of the surviving corporation of the merger. If the merger is consummated, each share of Company common stock that is issued and outstanding immediately prior to the effective time of the merger (other than shares held by Parent, Merger Sub, the Company or any of their respective subsidiaries) will be converted into the right to receive $3.90 in cash, without interest and less any applicable withholding taxes, which amount we refer to in this proxy statement as the merger consideration.

Treatment of Stock Options and SARs (Page 49)

If the merger is consummated, each Company stock option (whether vested or unvested) that is outstanding immediately prior to the effective time of the merger and has not otherwise been forfeited prior thereto will become fully vested and cancelled as of the effective time of the merger, and will be converted into the right to receive, for each share previously underlying such option, a cash payment equal to the excess, if any, of the merger consideration over the exercise price per share of such option, without interest, less any applicable withholding taxes. If the exercise price of any outstanding Company stock options is equal to or greater than the merger consideration, then such options will be cancelled as of the effective time of the merger without any payment and will have no further force or effect.

Each stock appreciation right (“SAR”) issued by the Company that is outstanding immediately prior to the effective time of the merger and that is vested as of immediately prior to the effective time of the merger will be cancelled and converted into the right to receive a cash payment equal to the excess, if any, of the merger consideration over the exercise price per share of the Company common stock subject to the SAR, multiplied by the number of shares of Company common stock subject to such SAR, without interest, less any applicable withholding taxes. However, no SARs are expected to vest prior to the effective time of the merger. Only our Chief Executive Officer holds SARs. See “Interests of Company Directors and Executive Officers in the Merger” on page 39 for more information on the SARs.

There are no outstanding equity-based awards other than Company stock options and Company SARs.

Recommendation of the Board of Directors (Page 28)

Our board of directors, at a meeting held on July 28, 2011, (i) determined that the merger is in the best interests of the Company and its shareholders, and declared it advisable to enter into the merger agreement, (ii) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, (iii) resolved to recommend that the shareholders approve the adoption of the merger agreement and directed that the matter be submitted for consideration by the shareholders of the Company at the special meeting, and (iv) took all necessary actions so that, to the extent permitted by law, neither the provisions of Section 912 of the New York Business Corporation Law, which we refer to as the NYBCL, and any other similar applicable “anti-takeover” law, nor the provisions of our shareholder rights (or “poison pill”) plan, would be applicable to the merger. Our board of directors recommends that our shareholders vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting and “FOR” the non-binding proposal regarding the merger-related executive compensation arrangements described in this proxy statement. For a discussion of the material factors considered by our board of directors in reaching its conclusions, see “The Merger — Recommendation of the Board of Directors” on page 28.

Opinion of Oppenheimer & Co. Inc. (Page 31)

On July 28, 2011, at a meeting of the Company’s board of directors held to evaluate the merger, Oppenheimer & Co. Inc., which we refer to as Oppenheimer, rendered its oral opinion to the Company’s board of directors, which was subsequently confirmed in writing, that, as of the date of such written opinion and based upon and subject to the assumptions, procedures, factors and limitations set forth therein, the consideration to be received by the holders of the Company’s common stock in the merger was fair to the holders of shares of the Company’s common stock from a financial point of view.

The full text of the Oppenheimer opinion is attached as Annex B to this proxy statement and is incorporated by reference into this proxy statement. Oppenheimer has consented to the reference to and reproduction of its opinion in this proxy statement. You are urged to read Oppenheimer’s opinion carefully in its entirety.

Financing of the Merger (Page 39)

The purchase price will be funded by cash on hand or amounts drawn under available credit facilities by Parent. There is no financing condition to the merger.

Interests of Company Directors and Executive Officers in the Merger (Page 39)

In considering the recommendation of the board of directors, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a shareholder. The board of directors was aware of these interests and considered these interests, among other matters, in reaching its decision to approve the merger agreement and to recommend that our shareholders vote in favor of adopting the merger agreement. These interests include the following:

•	accelerated vesting of equity awards held by our employees, including our executive officers and our directors, simultaneously with the effective time of the merger, and the settlement of such awards in exchange for cash; and

•	the entitlement of our two executive officers to receive payments under a retention bonus agreement in connection with the merger.

If the proposal to adopt the merger agreement is approved by our shareholders, the shares of common stock held by our directors and executive officers will be treated in the same manner as outstanding shares of common stock held by all other shareholders of the Company.

Governmental and Regulatory Matters (Page 43)

General

We believe that the proposed merger is not subject to the reporting and waiting provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Thus, no filings have been made or are presently contemplated with the United States Department of Justice (the “DOJ”) and the United States Federal Trade Commission (the “FTC”). Nevertheless, the DOJ or the FTC as well as, in some circumstances, foreign governmental entities, state attorneys general or private persons, could challenge the transaction at any time before or after its completion. As described below, Parent and Company have made a filing with the competition authorities in Ireland and the competition authorities in Ireland have issued a determination letter clearing the merger. No other merger-related filings with competition authorities are anticipated to be required.

Irish Competition Act

Affiliates of Parent and the Company each conduct business in Ireland. The Irish Competition Act 2002 requires notification to and prior approval by the Competition Authority of the Republic of Ireland of mergers or acquisitions involving parties exceeding specified thresholds, which affiliates of Parent and the Company exceed. Parent and the Company filed the requisite merger notification form under the Irish Competition Act 2002 with the Competition Authority of the Republic of Ireland on August 4, 2011. On August 22, 2011, the Competition Authority issued a determination letter clearing the merger. On September 1, 2011, a mandatory additional ten-day waiting period expired.

Takeover Statutes (Page 57)

If any “fair price,” “business combination,” “control share acquisition” or other form of anti-takeover statute or regulation is or becomes applicable to the merger agreement or the transactions contemplated by the merger agreement, we, Parent and Merger Sub have agreed to take such actions as are necessary so that the transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms and conditions contemplated by the merger agreement and otherwise act to eliminate or minimize the effects of such statute or regulation.

Conditions to the Merger (Page 57)

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain conditions, including, among others, (i) the adoption of the merger agreement by our shareholders, (ii) the accuracy of the representations and warranties of the parties, (iii) the absence of any legal restrictions on the consummation of the merger, (iv) material compliance by the parties with their respective covenants and agreements under the merger agreement, and (v) to the extent required under the Irish Competition Act 2002, the approval of the Competition Authority of the Republic of Ireland.

Termination of the Merger Agreement and Termination Fees (Pages 59 and 60)

The merger agreement may be terminated by mutual written consent of the Company and Parent or by either the Company or Parent under certain specified circumstances as more fully described in “The Merger Agreement — Termination” on page 59. Upon termination of the merger agreement under some circumstances, we may be required to pay to Parent a termination fee of $5.2 million, as more fully described in “The Merger Agreement — Termination Fees and Expenses” on page 60.

Market Price of Common Stock (Page 64)

The closing sale price of the Company common stock on the NASDAQ Stock Market on July 28, 2011, the last trading day prior to the public announcement of the proposed merger, was $2.45 per share. On September 15, 2011, the most recent practicable date before this proxy statement was mailed to our shareholders, the closing price for Company common stock on the NASDAQ Stock Market was $3.82 per share. You are encouraged to obtain current market quotations for common stock in connection with voting your shares of Company common stock.

No Dissenters’ Rights (Page 67)

Under the NYBCL, no dissenters’ rights exist with respect to the merger.

QUESTIONS AND ANSWERS ABOUT
THE SPECIAL MEETING AND THE MERGER

The following questions and answers, presented for your convenience only, briefly address some questions that may arise about the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a shareholder. You should still carefully read the entire proxy statement, including the attached hereto, which are incorporated into this proxy statement by reference.

Q:	Why am I receiving these materials?

A:	You are receiving this proxy statement and proxy card because you own shares of common stock of the Company. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of common stock with respect to such matters.

Q:	When and where is the special meeting?

A:	We will hold the special meeting on October 19, 2011 at 11:00 a.m., Eastern Time, at the offices of Edwards Angell Palmer & Dodge LLP, 750 Lexington Avenue, New York, NY 10022.

Q:	Who may attend the special meeting?

A:	All shareholders of record at the close of business on September 15, 2011, which we refer to as the record date, or their duly appointed proxies, and our invited guests may attend the special meeting. Please be prepared to present valid photo identification for admission to the special meeting. If you hold shares of common stock in “street name” (that is, in a brokerage account or through a bank or other nominee) and you would like to attend the special meeting, you will need to bring a valid photo identification and proof of ownership, such as a brokerage statement as of a recent date, a copy of your voting instruction form or a “legal” proxy from your broker, bank or other nominee. If you wish to vote in person at the special meeting, you must obtain a “legal” proxy from your broker, bank or other nominee. Shareholders of record will be verified against an official list available in the registration area at the special meeting. We reserve the right to deny admittance to anyone who cannot adequately show proof of share ownership.

Q:	How many votes must be present to hold the special meeting?

A:	A majority of the outstanding shares of common stock entitled to vote at the special meeting, represented in person or by proxy at the special meeting, will constitute a quorum. Shares of common stock represented in person or by proxy, including abstentions and broker non-votes, if any, will be counted for purposes of determining whether a quorum is present.

Q:	Who may vote?

A:	You may vote if you owned common stock as of the close of business on the record date. Each share of common stock is entitled to one vote. As of the record date, there were 43,571,251 shares of common stock outstanding and entitled to vote at the special meeting.

Q:	What am I being asked to vote upon?

A:	We are asking you to consider and vote upon the following items:

• a proposal to adopt the merger agreement, pursuant to which Merger Sub, a wholly-owned subsidiary of Parent, will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent;

• a proposal to adjourn the special meeting, if necessary, to allow for the solicitation of additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes to adopt the merger agreement; and

• a proposal to approve, by a non-binding advisory vote, the compensation arrangements for our named executive officers in connection with the merger that are described in more detail in this proxy statement.

Q:	What vote is required to approve the proposal to adopt the merger agreement?

A:	The adoption of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock entitled to vote at the special meeting. If you fail to grant a proxy or vote in person at the special meeting, abstain from voting, or do not provide your bank, brokerage firm or other nominee with voting instructions, this will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q:	What vote is required to approve the proposal to adjourn the special meeting?

A:	The proposal to adjourn the special meeting, if necessary, will require the affirmative vote of the holders of a majority of our shares of common stock present or presented by proxy at the special meeting. Abstaining from voting will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting. If you fail to submit a proxy or vote in person at the special meeting, the shares of common stock not voted will not be counted in respect of, and therefore will not have an effect on, the proposal to adjourn the special meeting. If your shares of common stock are held through a bank, broker or other nominee and you do not instruct your bank, broker or other nominee to vote your shares of common stock, your shares of common stock will not be voted, but this will not have an effect on the proposal to adjourn the special meeting.

Q:	Why am I being asked to cast an advisory (non-binding) vote to approve certain merger-related executive compensation payable to our named executive officers in connection with the merger?

A:	The Securities and Exchange Commission recently adopted rules that require us to seek an advisory (non-binding) vote with respect to payments that will or may be made to our named executive officers in connection with the merger.

Q:	What will happen if shareholders do not approve the merger-related executive compensation at the special meeting?

A:	Approval of payments to our named executive officers that will be payable in connection with the merger is not a condition to our payment of those amounts or to the completion of the merger. The vote with respect to the merger-related executive compensation is merely an advisory vote and will not be binding on Allied, our board of directors or Parent. Accordingly, regardless of the outcome of the non-binding advisory vote, if the merger agreement is adopted by the shareholders and the merger is completed, our named executive officers will be eligible to receive the merger-related compensation payments in accordance with the terms and conditions applicable to those payments.

Q:	What is the recommendation of the Board of Directors?

A:	The Board of Directors recommends that you vote:

• “FOR” the proposal to adopt the merger agreement;

• “FOR” the adjournment proposal; and

• “FOR” the non-binding proposal regarding the merger-related executive compensation arrangements described in this proxy statement.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $3.90 in cash, without interest and less any applicable withholding taxes, in exchange for each share of Allied common stock that you own at the effective time of the merger.

Q:	What effects will the proposed merger have on the Company?

A:	As a result of the proposed merger, the Company will cease to be a publicly traded company and will become a wholly-owned subsidiary of Parent. You will no longer have any interest in the future earnings or growth of the Company. Following completion of the merger, our reporting obligations with respect to our common stock under the Securities Exchange Act of 1934, as amended, which we refer to as the

Exchange Act, will be terminated upon application to the Securities and Exchange Commission, which we refer to as the SEC. In addition, upon completion of the merger, our common stock will no longer be listed on any exchange or quotation system, including the NASDAQ Stock Market, and price quotations will no longer be available.

Q:	What are the tax consequences of the exchange of Company common stock for cash in the merger?

A:	If you are a “U.S. holder” of our common stock, the merger will be a taxable transaction to you. Subject to the discussion in “The Merger — Certain United States Federal Income Tax Matters,” your receipt of cash in exchange for your shares of our common stock pursuant to the merger generally will cause you to recognize gain or loss measured by the difference, if any, between the cash you receive pursuant to the merger (determined before the deduction of any applicable withholding taxes) and your adjusted tax basis in the common stock surrendered in the merger. If you are a “non-U.S. holder” of our common stock, the merger generally will not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. Tax matters are complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should read “The Merger — Certain United States Federal Income Tax Matters” for definitions of “U.S. holder” and “non-U.S. holder,” and for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor with respect to the specific tax consequences to you in connection with the merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

Q:	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a shareholder?

A:	Yes. In considering the recommendation of the Board with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. The Board was aware of and considered these interests, among other matters, in approving the merger agreement and the merger, and in recommending that the merger agreement be adopted by the shareholders of the Company. For a description of the interests of our directors and executive officers in the merger, see “The Merger — Interests of Company Directors and Executive Officers in the Merger.”

Q:	How do I vote?

A:	You may vote by:

• completing, dating, signing and returning the enclosed proxy card in the accompanying prepaid reply envelope;

• using the telephone number printed on your proxy card;

• using the Internet voting instructions printed on your proxy card;

• if you hold your shares in “street name,” following the procedures provided by your bank, brokerage firm or other nominee; or

• attending the special meeting and voting in person by ballot.

Even if you plan to attend the special meeting in person, you are strongly encouraged to vote your shares of common stock by proxy. If you are a record holder or if you obtain a “legal” proxy to vote shares which you beneficially own, you may still vote your shares of common stock in person at the special meeting even if you have previously voted by proxy. If you are present at the special meeting and vote in person, your previous vote by proxy will not be counted.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. Any shareholder may revoke or change his or her proxy at any time before the final vote at the meeting. You may do so by executing and returning a proxy card dated later than the previous one, by properly submitting a later proxy by telephone or on the Internet, by attending the special meeting and casting your vote by ballot at the special meeting or by delivering a written revocation dated after the date of the proxy that is being revoked to Allied Healthcare International, Inc., 245 Park Avenue, New York, New York 10167, Attention: Secretary, prior to the closing of the polls for the vote at the special meeting. Attending the meeting alone will not revoke your proxy unless you specifically request your proxy to be revoked. The submission of a proxy will not affect the right of a holder of shares of common stock to attend or vote in person at the meeting. If you hold your shares through a bank, brokerage firm or other nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding revocation of proxies. If your bank, brokerage firm or nominee allows you to vote by telephone or on the Internet, you may be able to change your vote by voting again by telephone or on the Internet.

Q:	What happens if I sign and return my proxy card without specifying my vote?

A:	If you are the record holder of your shares and you sign and return your proxy card without specifying your vote, your shares will be voted “FOR” the adoption of the merger agreement, “FOR” the adjournment proposal and “FOR” the non-binding proposal regarding merger-related executive compensation arrangements.

Q:	Will my shares of common stock be voted if I do not provide my proxy?

A:	If you are the shareholder of record and you do not vote or provide a proxy, your shares of common stock will not be voted. If your shares of common stock are held in “street name,” they may not be voted if you do not provide the bank, brokerage firm or other nominee with voting instructions. Currently, banks, brokerage firms or other nominees have the authority to vote shares of common stock for which their customers do not provide voting instructions on “routine” matters. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the merger agreement, the proposal to approve the adjournment of the special meeting, and the non-binding proposal regarding merger-related executive compensation arrangements. As a result, absent specific instructions from the beneficial owner of such shares of common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of common stock on any of the proposals to be voted on at the special meeting.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of our common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $3.90 per share in cash to be received by our shareholders in the merger. In order to receive the $3.90 per share in cash, you must hold your shares through completion of the merger.

Q:	What does it mean if I receive more than one set of materials?

A:	This means you own shares of Company common stock that are registered under different names. For example, you may own some shares directly as a shareholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	Do I have any rights to seek payment of the fair value of my shares?

A:	No. Under the NYBCL, no dissenters’ rights exist with respect to the merger.

Q:	When is the merger expected to be completed?

A:	We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed during the fourth calendar quarter of 2011. However, the exact timing of the completion of the merger cannot be predicted. In order to complete the merger, we must obtain shareholder approval and the other closing conditions under the merger agreement must be satisfied or waived.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not adopted by the shareholders of the Company or if the merger is not completed for any other reason, the shareholders of the Company will not receive any payment for their shares of common stock. Instead, the Company will remain an independent public company, and the common stock will continue to be listed and traded on NASDAQ. Under specified circumstances, the Company may be required to pay Parent a termination fee upon the termination of the merger agreement, as described under “The Merger Agreement — Termination Fees and Expenses.”

Q:	Who will count the votes?

A:	A representative of Computershare Trust Company, N.A., our transfer agent, will serve as the independent inspector of elections and will count the votes.

Q:	Should I send in any share certificates now?

A:	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your common share certificates for the merger consideration. If your shares are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. Please do not send in your certificates now.

Q:	Who can help answer my questions?

A:	If you have any questions, or require assistance in voting your proxy, please call our proxy solicitor, at 1-877-777-8133. If your bank, brokerage firm other nominee holds your shares in “street name,” you should also call your bank, brokerage firm or other nominee for additional information.

FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. Forward-looking statements include information concerning our possible or assumed future results of operations, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary,” “The Merger,” “The Merger Agreement” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on our business or operations. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law.

In addition to other factors and matters contained in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that have been or may be instituted against us and others relating to the merger agreement;

•	the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the merger;

•	the failure of the merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the effect of the announcement of the merger on our employees, customer relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	general economic, political and social conditions; and

•	other risks detailed in our current filings with the SEC.

See “Where You Can Find More Information” on page 68. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE PARTIES TO THE MERGER AGREEMENT

Allied Healthcare International Inc.

Allied is a leading homecare provider of health and social care (often referred to as domiciliary care) in the United Kingdom and Ireland, as measured by revenues, market share and number of staff. We operate a community-based network of approximately 120 branches with the capacity to provide carers (known as home health aides in the U.S.), nurses, and specialized medical personnel to locations covering approximately 90% of the U.K. population. We provide personal or basic care and nursing services in the customers’ own homes, public or private hospitals and nursing and care homes. Homecare, which accounts for approximately 90% of our revenues, is provided for individuals (normally elderly individuals) who require domiciliary care, individuals with learning disabilities and individuals of all ages who require health-related services for complex care needs. The main purchasers of our services for customers’ in their own homes are local governmental social services departments, private individuals, the Health and Social Care Board and National Health Services (the “NHS”) Primary Care Trusts. We also supply nursing staff services to nursing homes and hospitals that account for our remaining revenues.

Our principal corporate offices are located at 245 Park Avenue, New York, New York 10167, and our telephone number at that location is (212) 750-0064. As our principal operations are predominantly in the United Kingdom, we also maintain an English head office in Stone, Staffordshire. Our common stock trades on the NASDAQ Global Select Market under the symbol “AHCI.”

Saga Group Limited

Saga is the United Kingdom’s leading provider of products and services specifically designed for peopled aged fifty and over. With 2.7 million customers, Parent provides insurance, savings, financial advice, care services, holidays and publishes Saga Magazine.

AHL Acquisition Corp.

Merger Sub was formed for the sole purpose of completing the merger with the Company. Merger Sub has not engaged in any activities to date except for those incidental to its formation and as otherwise contemplated by the merger agreement. Merger Sub is a wholly-owned subsidiary of Parent. Upon consummation of the proposed merger, Merger Sub will merge with and into the Company and will cease to exist, with the Company continuing as the surviving corporation.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on October 19, 2011 at 11:00 a.m., Eastern Time, at the offices of Edwards Angell Palmer & Dodge LLP, 750 Lexington Avenue, New York, NY 10022 or at any postponement or adjournment thereof.

Purpose of the Special Meeting

The purpose of the special meeting is for our shareholders to consider and vote upon (i) a proposal to adopt the merger agreement, a copy of which is attached as Annex A to this proxy statement, (ii) a proposal to adjourn or postpone the special meeting, if necessary, if there are insufficient shares of Company common stock represented (either in person or by proxy) to constitute a quorum necessary to adopt the merger agreement at the special meeting, and (iii) to approve the non-binding proposal regarding the merger-related executive compensation arrangements described in this proxy statement.

Record Date; Shareholders Entitled to Vote

The record date for the special meeting is September 15, 2011. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of common stock at the close of business on the record date. Shareholders will have one vote for each matter to be presented for shareholder action at the meeting for each share of Company common stock they owned at the close of business on the record date. On the record date, there were 43,571,251 shares of Company common stock outstanding.

Quorum

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the meeting. For purposes of determining whether a quorum is present, abstentions and broker non-votes will be included. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed.

Attendance

Only shareholders of record or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of Company common stock are held through a bank, broker or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of the common stock as of the record date and valid photo identification. If you are the representative of a corporate or institutional shareholder, you must present valid photo identification along with proof that you are the representative of such shareholder.

Shareholder Vote Required to Adopt the Proposals at the Special Meeting

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock. For the proposal to adopt the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not be counted as votes cast in favor of the proposal to adopt the merger agreement but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. For the proposal to adjourn the special meeting, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of this proposal, if your shares of common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” the proposal. If you fail to submit a proxy or to vote in person at the special meeting, your shares of common stock not voted will not be counted in respect of, and will not have any effect on, the proposal to adjourn the special meeting.

Approval of the non-binding, advisory vote regarding the merger-related executive compensation arrangements described in this proxy statement requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. For the non-binding proposal regarding these merger-related executive compensation arrangements, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of this proposal, if your shares of common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” the proposal. If you fail to submit a proxy or vote in person at the special meeting, your shares of common stock not voted will not be counted in respect of, and will not have any effect on, the non-binding proposal regarding merger-related executive compensation arrangements.

Brokers who hold shares in “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from the beneficial owners. However, brokers may not exercise their voting discretion with respect to approving non-routine matters such as the adoption of the merger agreement and the adjournment proposal and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Broker non-votes will not be counted as votes cast or shares voting on the proposals. These broker non-votes will be counted for purposes of determining whether a quorum is present, but will have the same effect as a vote “AGAINST” the adoption of the merger agreement. Broker non-votes will have no effect on the outcome of the adjournment proposal.

Voting

Shareholders of record who hold shares of Company common stock can vote shares on matters presented at the special meeting in four ways:

(a) By Proxy.  After reading the proxy materials, you can cause your shares to be voted by signing, dating and returning the enclosed proxy card. If you do this, the proxies will vote your shares of Company common stock in the manner you indicate. All properly executed proxy cards that we receive prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxy cards. If you sign, date and return but do not indicate instructions on the proxy card, your shares of Company common stock will be voted “FOR” the adoption of the merger agreement.

(b) By Telephone.  After reading the proxy materials and with your proxy and voting instruction form in front of you, you may call the toll-free number 1-800-652-VOTE (8683) using a touch-tone telephone. You will be prompted to enter your control number from your proxy and voting instruction form. This number will identify you and the Company. Then you can follow the simple instructions that will be given to you to record your proxy.

(c) Over the Internet.  After reading the proxy materials and with your proxy and voting instruction form in front of you, you may use your computer to access the Web site www.investorvote.com/AHCI. You will be prompted to enter your control number from your proxy and voting instruction form. This number will identify you and the Company. Then you can follow the simple instructions that will be given to you to record your proxy.

(d) In Person.  You may attend the special meeting and cast your vote in person.

The Internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.

Brokers, banks or other nominees holding shares of Company common stock in “street name” may vote your shares of Company common stock on the adoption of the merger agreement and adjournment of the special meeting only if you provide instructions on how to vote. Brokers, banks and other nominees will provide you with directions on how to instruct the broker, bank or other nominee to vote your shares of Company common stock, and you should carefully follow these instructions.

Revocation of Proxies

Any shareholder of the Company may revoke or change his or her proxy at any time before the final vote at the meeting. You may do so by executing and returning a proxy card dated later than the previous one, by properly submitting a later proxy by telephone or on the Internet, by attending the special meeting and casting your vote by ballot at the special meeting or by delivering a written revocation dated after the date of the proxy that is being revoked to Allied Healthcare International Inc., 245 Park Avenue, New York, New York 10167, Attention: Secretary, prior to the closing of the polls for the vote at the special meeting. Attending the meeting alone will not revoke your proxy unless you specifically request your proxy to be revoked. The submission of a proxy will not affect the right of a holder of shares of common stock to attend, or vote in person at, the meeting. If you hold your shares through a bank, brokerage firm or other nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding revocation of proxies. If your bank, brokerage firm or nominee allows you to vote by telephone or on the Internet, you may be able to change your vote by voting again by telephone or the Internet.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. The special meeting may also be adjourned if a quorum is not present. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, any adjournment may be made without notice. We are required to give notice, however, if a new record date is set for the adjourned meeting. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation Costs

This proxy solicitation is being made and paid for by the Company on behalf of its board of directors. The cost of soliciting proxies will be borne by the Company. In addition to soliciting proxies by mail, proxies may be solicited by our directors, officers and other employees by personal interview, telephone, Internet and other means of communication. Such persons will receive no additional compensation for such services. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to the beneficial owners of shares of our common stock held of record by such brokers and other fiduciaries. The Company will reimburse the brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred when the solicitation materials are forwarded. To assist in the solicitation of proxies, the Company has engaged Alliance Advisors, LLC, who may be contacted by banks and brokers at 1-973-873-7700 and by all others toll-free at 1-877-777-8133. The cost to engage Alliance Advisors is estimated to be $15,000. The Company has also agreed to reimburse Alliance Advisors for reasonable administrative and out-of-pocket expenses incurred in connection with the proxy solicitation and to indemnify it against certain losses, costs and expenses.

Questions and Additional Information

If you have any questions about the merger or how to vote or direct a vote in respect of your shares of Company common stock, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you may contact us by phone at (212) 750-0064 or by submitting a question to Alliance Advisors, our proxy solicitor at:

Alliance Advisors, LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
Banks and Brokers Call 1.973.873.7700
All Others Call Toll-Free 1.877.777.8133

THE MERGER (PROPOSAL 1)

The discussion in this proxy statement of the merger and the principal terms of the merger agreement is subject to, and is qualified in its entirety by reference to, the merger agreement, a copy of which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully.

The Merger

At the effective time of the merger, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation of the merger, but as a wholly owned subsidiary of Parent.

If the merger is consummated, the Company will cease to be an independent, publicly traded company and the Company common stock will be delisted from the NASDAQ Stock Market and deregistered under the Exchange Act. As such, we would no longer file periodic reports with the SEC on account of the Company common stock. Following consummation of the merger, you will not own any shares of the capital stock of the surviving corporation of the merger.

Merger Consideration

If the merger is consummated, each share of Company common stock that is issued and outstanding immediately prior to the effective time of the merger (other than shares held by the Company as treasury stock, and shares owned by its subsidiaries, Parent or Merger Sub) will be cancelled and converted into the right to receive $3.90 in cash, without interest and less any applicable withholding taxes.

If the merger is consummated, each Company stock option (whether vested or unvested) that is outstanding immediately prior to the effective time of the merger and has not otherwise been forfeited prior to the effective time will be cancelled and converted into the right to receive, for each share previously underlying such option, a cash payment equal to the excess, if any, of the merger consideration over the exercise price per share of such option, without interest, less any applicable withholding taxes. If the exercise price of any outstanding Company stock options is equal to or greater than the merger consideration, then such options will be cancelled as of the effective time of the merger without any payment and will have no further force or effect.

If the merger is consummated, each Company stock appreciation right (SAR) that is outstanding immediately prior to the effective time of the merger and that is vested as of immediately prior to the effective time of the merger (including any portion of a Company SAR that vests as a result of the merger) will be cancelled and converted into the right to receive a cash payment equal to the excess, if any, of the merger consideration over the exercise price per share of the Company common stock subject to the SAR, multiplied by the number of shares of Company common stock subject to such SAR, without interest, less any applicable withholding taxes. However, no SARs are expected to vest prior to the effective time of the merger.

Background of the Merger

As part of the ongoing oversight and management of our Company’s business, our Board of Directors and senior management have regularly reviewed and discussed our Company’s performance, risks, long-term goals, prospects and overall strategic direction. In the course of these discussions and in light of economic, regulatory, competitive and other conditions, our Board of Directors and senior management have evaluated various strategic alternatives to enhance shareholder value. For a discussion of some of the strategic initiatives considered and undertaken in recent years, see “— The Recommendation of our Board of Directors and the Reasons for the Merger” below. Except as otherwise indicated, references in this section to contacts with Saga include contacts with its parent Acromas Holdings Ltd. and its affiliate Nestor Healthcare.

Following a regular meeting of our Board of Directors at the Company’s offices in Stone, Staffordshire, England in mid-March, 2010, taking the above into account, our non-executive directors requested Sophia Corona and Wayne Palladino, the two independent members of our Strategic Investment Committee (the “Investment Committee”), to contact representatives of Oppenheimer & Co. (“Oppenheimer”) who had performed other engagements for our Company to seek Oppenheimer’s views about general market conditions with respect to the possibility of a strategic transaction involving the Company. Representatives of Oppenheimer met on March 23, 2010 with Mr. Palladino, Ms. Corona, our chairman, Dr. Jeffrey Peris, and our outside counsel to discuss this topic, and the substance of that meeting was thereafter communicated to our other Board members.

During the period between March 23, 2010 and May 18, 2010, the Investment Committee and the Board continued discussions with Oppenheimer with respect to investigating a possible strategic transaction.

These discussions marked the beginning of a process, outlined in more detail below, in which commencing June 21, 2010 through the time of the signing of the merger agreement, Oppenheimer contacted over 80 US, UK and other European counterparties, including over 60 private equity firms (whom we refer to as financial buyers) and over 20 companies engaged in or potentially interested in entering the UK home health and social care industry (whom we refer to as strategic buyers), in connection with a possible strategic transaction involving the Company. Except as described below, none of these discussions resulted in an indication of interest that our Board of Directors considered adequate.

Between each of the Board meetings and other events described below, representatives of Oppenheimer, members of the Board, its Investment Committee, the non-executive directors and outside counsel engaged regularly in meetings and other communications to report on the process generally and specific developments. A number of Board and Investment Committee meetings not described below were held throughout the process for Board members to keep updated on the progress of discussions and to give instructions to Oppenheimer.

On May 18, 2010, during a regular Board meeting, representatives from Oppenheimer met with our Board of Directors to brief the Board on their preliminary views about a process through which Oppenheimer could conduct a confidential “soft” review of the market to determine whether pursuing a strategic transaction would be advisable for the Company. At this meeting Oppenheimer identified a number of US, UK and other European based counterparties who might be interested in a strategic transaction. At this meeting, the Board also determined to continue to gather information and explore the possibility of a strategic transaction, but in the meantime instructed management to continue to operate the Company in the ordinary course. The Board also directed its Investment Committee to continue discussions with Oppenheimer with respect to establishing the terms of a limited engagement to test the market for US buyers only, which included both financial and strategic buyers. Potential UK and other European buyers were excluded from the engagement at this time due to concerns regarding confidentiality, including the potential for rumors leaking into the marketplace particularly at a time when it was not certain that our Board would entertain a strategic transaction. At the same time, our legal counsel also reviewed with the directors their fiduciary duties and legal obligations to the Company and its stockholders in considering a sale of the Company.

On May 26, 2010 during a special meeting of the Board, the Board discussed a proposed engagement letter from Oppenheimer relating to a limited exploratory review of the market for US-based buyers with respect to a possible strategic transaction. Following discussion of such letter the Board authorized the engagement of Oppenheimer for this purpose. In engaging Oppenheimer, the Board considered the prior work that Oppenheimer had conducted for the Company, as well as its substantial experience in transactions of the type being contemplated by the Company, its experience in both the US and UK markets and its knowledge of the healthcare industry generally.

During a regularly scheduled Board meeting on June 8, 2010, the Investment Committee advised the Board that the limited engagement letter had been executed with Oppenheimer and that it was continuing to work with management and Oppenheimer with respect to developing a report for the Board’s consideration relating to its US-based market review.

On or about June 21, 2010, Oppenheimer began a soft market check by contacting US-based potential buyers.

On July 15, 2010 during a special meeting of the Board to discuss various matters related to the Company’s business, the Board also received a presentation from Oppenheimer summarizing its confidential soft market check of 36 US counterparties who might potentially be interested in a strategic transaction. Of that group, 10 US-based financial buyers submitted to Oppenheimer either an oral or written non-binding preliminary indication of interest with ranges from $2.87 per share to $4.05 per share. No US strategic buyers submitted an indication of interest. During the meeting, Oppenheimer and the Board discussed whether to continue the strategic process and the Board agreed to continue with the process due to the interest expressed up to that point at prices which were significantly higher than our stock price historically. In addition to setting up management meetings with the US-based interested parties, the Board further instructed Oppenheimer to expand the process to include potential buyers based in the UK and other European countries, initially through the private equity community and later, given competitive sensitivities, to the strategic market.

On or about July 19, 2010 Oppenheimer began to expand its market check and contacted approximately 20 UK and other European based financial buyers, of which 8 ultimately submitted to Oppenheimer either an oral or written non-binding preliminary indication of interest with ranges from $3.39 per share to $5.10 per share.

During the period from July 28, 2010 through August 26, 2010, Company management met with 16 interested financial buyers, with most parties performing certain high-level due diligence including review of summary financial projections. During this time, the Investment Committee and the Board continued to receive updates from Oppenheimer as to the process, efforts to schedule management meetings, results of management meetings and non-binding preliminary indications of interest. During this period representatives of Oppenheimer continued discussions with potential interested parties and subsequent to each of the respective management meetings, requested each interested party to reconfirm or revise its non-binding indication of interest, including in particular any upward or downward revisions to their views on price. Among the parties in discussions were those we refer to as Financial Bidders A through E.

On August 26, 2010, the Board convened a special meeting to receive an update on the status of the process. During this meeting, Oppenheimer reviewed with the Board 14 non-binding indications of interest from various US and UK-based potential acquirors contacted by Oppenheimer (with 2 parties dropping out of the process), with 13 indications ranging from $3.19 per share to $4.04 per share and one indication at $5.10 per share. These included indications from Financial Bidders A through E as follows: Financial Bidder A — implied price of $3.71 per share; Financial Bidder B — $5.10 per share; Financial Bidder C — implied price range of $3.88-$4.04 per share; Financial Bidder D — $4.00 per share; and Financial Bidder E — implied price of $3.88 per share. Oppenheimer noted however, that Financial Bidder B’s indication of $5.10 was an outlier and might not solidify into a bona fide indicative offer.

At this meeting it was determined to allow five of the highest bidders to proceed to the second round of the process, including Financial Bidders B, C and D. Financial Bidder A backed out of the process when the Company refused to grant it exclusivity at a price that was clearly inferior to the other proposals. All other bidders were informed that they would not be continuing in the process due to inadequate prices. Also at this meeting, the Board discussed with Oppenheimer its views as to when it would be appropriate to approach potential UK and other European strategic buyers and the Board requested Oppenheimer to develop a list of potential strategic counterparties for the Board to consider.

Also at this meeting, Oppenheimer advised the Board that representatives of Credit Suisse, acting on behalf of Saga’s parent Acromas Holdings Ltd., had contacted them on August 25, 2010 and indicated Saga would like to engage in discussions with the Company. Upon learning this information from Oppenheimer, the Board authorized Oppenheimer to respond to Credit Suisse that the Board would be interested in holding preliminary discussions with Acromas and Saga. The Board was aware that Acromas and Saga had made an unsolicited approach to a direct competitor of the Company, Nestor Healthcare Group PLC (which we refer to as Nestor), and was believed to be in active acquisition discussions with them.

On August 27, 2010, Saga entered into a nondisclosure and confidentiality agreement with Oppenheimer on behalf of the Company.

Also on August 27, 2010, Oppenheimer received an unsolicited call from Financial Bidder F inquiring about the Company and asking to be included in the process. Oppenheimer requested that, if interested, Financial Bidder F should submit a non-binding indication of interest based on publicly available information. On September 1, 2010, Financial Bidder F submitted a preliminary non-binding indication of interest that implied a per share price range of $4.69-$4.81. Based on that indication, Financial Bidder F was allowed to proceed in the process and executed a non-disclosure and confidentiality agreement.

During late August and early September 2010, the Board, the Investment Committee and Oppenheimer coordinated with members of the Company’s management the process of gathering due diligence information to be made available to potential buyers. On or about September 7, 2010, an electronic data room was established and opened to permit approved bidders to conduct due diligence on the Company.

On September 1, 2010, the Board held a special meeting during which Oppenheimer reported on several calls with Saga’s investment bankers during the previous few days. The Board also reviewed and discussed materials prepared by Oppenheimer related to 11 other potential UK and other European strategic parties, including the capability of such parties to complete a transaction and the likely strategic fit. Following that discussion, the Board instructed Oppenheimer to contact the other identified potential strategic purchasers and report their responses to the Board. From September 1, 2010 through September 22, 2010, Oppenheimer contacted these potential strategic parties, none of which resulted in an indication of interest.

On September 10, 2010, representatives of Acromas (Andrew Goodsell, CEO, and Stuart Howard, CFO) and Saga (Roger Ramsden, CEO, Mark Jackson, Deputy Chairman of Saga Independent Living, and Alison Davies, CFO of Saga Services, met with our CEO, Sandy Young, and our CFO, Paul Weston, at the offices of Acromas Holdings Ltd. in London to discuss the Company, its operations and financial performance in order to allow Saga to formulate an indicative proposal. Representatives of Oppenheimer and Credit Suisse were also present at this meeting.

During the second round of the strategic process, from August 26, 2010 through September 22, 2010, the five previously selected highest financial bidders, Financial Bidder F and Saga each conducted preliminary due diligence on the Company, including in some cases having additional meetings with Company management. In addition, Oppenheimer continued discussions with three of the financial bidders that were initially excluded from the second round of the process, including Financial Bidder E, as these bidders asked to be let back into the process having indicated that they may be prepared to revise upwards their indicative price.

On September 20, 2010, Saga’s investment bankers submitted on behalf of Saga a preliminary non-binding proposal letter to purchase all of the Company’s capital stock at an implied value of $4.60 per share. After receipt of that letter, Oppenheimer provided feedback to Credit Suisse that the proposed price level of the transaction was unlikely to be sufficient. After consultation with their client, on September 22, 2010, Saga’s investment bankers submitted on behalf of Saga a revised preliminary non-binding proposal letter to purchase all of the Company’s capital stock for $5.30 per share in cash, based on the then current exchange rate of $1.55 per pound sterling. The proposal stated that it was based on the Company’s then projected financial forecasts and was subject to completion of satisfactory due diligence. During a regularly scheduled Board meeting on September 22, 2010, representatives of Oppenheimer briefed the Board on ongoing process developments with prospective financial and strategic buyers. Oppenheimer reported during such meeting that nine potential financial buyers continued to express interest in a transaction at implied prices ranging from $4.00 to $5.10 per share, including Financial Bidder B at a price of $5.10, Financial Bidder C at an implied price of $4.04, Financial Bidder D at a price of $4.00, Financial Bidder E at a price of $4.10 and Financial Bidder F at an implied price range of $4.69 to $4.81. Oppenheimer also discussed Saga’s revised non-binding proposal at $5.30 per share. Oppenheimer discussed with the Board that Saga’s proposal had not been preceded by material due diligence and that it was Oppenheimer’s understanding that Saga appeared to still be actively pursuing the Nestor acquisition. At this meeting, the Board determined to proceed with Financial Bidder B, Financial Bidder F and Saga.

After the September 22, 2010 Board meeting, Oppenheimer contacted the remaining interested parties to inform them of their respective status in the process. Financial Bidder C increased its indication to an implied price of approximately $4.50 per share and Financial Bidder D increased its indication to a price of $4.50 per share. Both bidders were informed that their respective indications continued to be lower than other indications.

On September 30, 2010, representatives of Financial Bidder B met with certain members of the Board of the Company and with representatives of Oppenheimer. At that meeting, Financial Bidder B expressed concern about proceeding with the due diligence process without exclusivity given their uncertainty over the number of bidders involved and the prospective costs of conducting due diligence. After consultations with the Board, on or about October 8, 2010 Oppenheimer met again with Financial Bidder B to attempt to give Financial Bidder B assurances that its bid was competitive and to seek ways to expedite its diligence review. At about the same time, representatives of Saga met with our CEO and CFO, together with representatives of Oppenheimer and Credit Suisse, to continue discussions about the Company, its operations and performance as part of Saga’s due diligence review process.

In early October 2010, Oppenheimer and the Board discussed ways to maintain competitive tension among the potential buyers and to mitigate the transactional risks of granting exclusivity to any one party while bids were still forming, and determined that the Company should engage an accountancy firm with expertise in UK healthcare matters to conduct and prepare a Vendor Due Diligence package (“VDD Report”) that would be provided to both Financial Bidders B and F. The accounting firm (the “VDD Provider”) was subsequently engaged on October 18, 2010 and from that date through December 3, 2010, Financial Bidder B and Financial Bidder F performed limited due diligence while awaiting the report from the VDD Provider.

On October 19, 2010, Andrew Goodsell, the CEO of Acromas, and Stuart Howard, the CFO of Acromas, met with Wayne Palladino and Dr. Jeffrey Peris in New York City to discuss the merits of a potential transaction, Saga’s commitment to a potential transaction and its ability to execute and finance an acquisition. Mr. Goodsell indicated that notwithstanding Saga’s ongoing discussions with Nestor, in his view the transactions were not mutually exclusive and fit within their strategic objective of becoming a full service provider to the over-50 population in the UK. Based on this meeting the Company’s attending representatives believed that Saga had the financial capability to execute both transactions, did not require financing and appeared to have received preliminary board approval to move forward with a possible acquisition of the Company. Our Board held a special meeting on October 25, 2010 to receive an update and briefing relating to the meeting with Messrs. Goodsell and Howard.

On October 29, 2010, a draft merger agreement was delivered by Oppenheimer to Credit Suisse. Oppenheimer also indicated to Credit Suisse at such time, out of concern for the disclosure of competitively sensitive information to a company that was engaged in discussions to buy a direct competitor, that requests for branch visits and further management meetings or other financial and operating information would not be forthcoming until a proposed transaction framework was better understood.

In parallel, during the period between October 25, 2010 and November 29, 2010, Oppenheimer continued discussions with Saga’s investment bankers about concerns over timing and the implications of a transaction with Nestor on Saga’s commitment to pursuing a transaction with the Company. On November 23, 2010, representatives of Saga and members of the Company’s executive team had a further discussion of operational and financial due diligence matters, with representatives of Oppenheimer and Credit Suisse also participating.

During a November 29, 2010 meeting of the non-executive directors of the Company, the independent directors confirmed that, in light of potential retention arrangements that may be offered to him, as well as potential equity roll-over requirements in the event a private equity firm were to acquire the Company, Mr. Young would continue not to participate in any pricing or structural decisions relating to a sale of the Company, but would remain on the Investment Committee in order to facilitate management meetings with potential bidders, the bidders’ due diligence review and other matters as appropriate.

Meanwhile, the UK government’s announcement on October 20, 2010 of a comprehensive spending review (“CSR”) and other initiatives announced in the months following (including a potential fundamental change in the commissioning structure for the provision of healthcare services by Allied’s clients) introduced material uncertainty into the staffing and home health and social care markets generally. In addition, local government authorities in the UK began to react negatively to potential spending reductions announced in the CSR.

During the fourth calendar quarter of 2010, these factors began to negatively impact operating results and the outlook for UK home health and social care companies generally and our Company, like others in the sector, began to feel the effects of those initiatives over the coming months with reduced contracted hours and pressure on pricing.

On December 2, 2010, during a regular meeting of the Board, the status of Saga’s proposed transaction with Nestor was discussed.

On December 3, 2010, the VDD Provider delivered its final draft of the VDD Report to the Company. The report was subsequently provided by the VDD Provider directly to Financial Bidder B and Financial Bidder F as previously agreed with the Board. A key conclusion of the VDD Report was that in light of CSR, the proposed healthcare market reforms and the current operating performance of the Company (e.g., the original adjusted EBITDA forecast for the year ended September 30, 2010 was not achieved), the financial forecasts prepared by the Company which had been provided to potential buyers were unlikely to be achieved. At the request of the Board, Oppenheimer asked Financial Bidder B and Financial Bidder F to reconfirm their indications of interest after receiving the VDD Report.

On December 6, 2010 Saga publicly announced that it had offered to acquire Nestor.

On or about December 7, 2010 a draft of a merger agreement was distributed to Financial Bidders B and F.

On December 10, 2010, Financial Bidder B wrote to the Board indicating its unwillingness to proceed with a transaction at its indicative price and its lack of desire to engage in any further dialogue until the operating performance of the Company and clarity over the UK healthcare market had improved, with a suggestion of perhaps re-engaging during the second quarter of 2011.

The Investment Committee held a special meeting on December 13, 2010, during which changes in the UK market following the change in government and potential budget constraints were discussed, along with the impact of such events on the Company’s projected financials, the process and the pricing of a transaction. Representatives of Oppenheimer were present during the meeting and stated that, notwithstanding issues in the UK healthcare market, they believed there continued to be strong interest in this sector and that a successful transaction could be executed. The Investment Committee also agreed that while other alternatives were being explored, including evaluating the impact of acquisitions and a more rigorous share repurchase program, lines of communication would continue to remain open with Saga.

On December 16, 2010, the Investment Committee again met with representatives of Oppenheimer. Oppenheimer expressed the view that, in the event that Financial Bidder F did not wish to proceed in the process, given the impending holiday season, there would be little meaningful reaction from other potentially interested parties before mid-January. It was also Oppenheimer’s view that, given the Company’s need to reassess more fully the impact of the CSR and potential budgetary constraints and the impact that it would have on the Company’s business, before any parties were re-approached, the Company should prepare updated financial forecasts along with supporting memoranda so that in short order each re-engaged party’s interest in pursuing a strategic transaction (and at what valuation) could be determined. In addition, it was Oppenheimer’s recommendation that re-engaging a broader universe of parties should not occur until Saga’s interest level could be ascertained, as financial bidders were unlikely to engage fully in any process if a strategic buyer were to also be bidding contemporaneously with them. It was also noted that Saga was the highest bidder remaining in the process and that they were not reliant on bank financing to complete a transaction. The same day, Saga’s investment bankers at Credit Suisse advised our investment bankers that Saga remained interested in a transaction with the Company but that their attention had been focused on completing the Nestor transaction. Through our investment bankers, we requested Saga to provide a mark-up to the merger agreement prior to additional due diligence steps being taken.

On or around December 21, 2010 Financial Bidder F withdrew from discussions citing similar reasons as Financial Bidder B.

On or about December 21, 2010, Saga indicated that it had retained US counsel to review the draft merger agreement.

On December 21, 2010, the Board convened a special meeting to discuss various matters including the status of the process. The Board also discussed with Oppenheimer potential alternative counterparties. Oppenheimer again recommended approaching a limited number of potentially interested parties after revised financial forecasts were prepared by management. During this meeting the Board also reiterated that the Investment Committee would continue to interact with Oppenheimer and management on day-to-day matters related to the process between meetings of our Board of Directors, for the purpose of receiving updates on the sale process, facilitating the due diligence review, and giving interim guidance to management and Oppenheimer. The Investment Committee consisted of Wayne Palladino, Sophia Corona and Sandy Young, with Mr. Young participating in order to facilitate senior management meetings and coordinate due diligence responses through Company management. Mr. Young was not engaged in pricing negotiations. During the process, the Investment Committee reported to the full Board on its activities.

From late December 2010 through early February 2011, management of the Company worked to prepare updated financial forecasts, which reflected the future prospects of the business taking into account the CSR, current operating performance and the overall market outlook, and other supporting memoranda for the purpose of re-approaching potentially interested parties.

During January 2011 the Board continued to meet on a periodic basis to monitor the process and completion of the information items that would be helpful to prospective interested parties.

On January 13, 2011, Oppenheimer received an unsolicited call from the advisor to a large UK multi-service organization that expressed interest in a strategic transaction with the Company (“Strategic Bidder A”). In February 2011, an initial meeting was held with management of the Company, Oppenheimer and Strategic Bidder A. However, following an internal review by Strategic Bidder A after the initial meeting, they concluded that they were not interested in proceeding with discussions.

On January 24, 2011, Oppenheimer received a markup of the draft merger agreement reflecting Saga’s US and UK counsel’s consolidated comments. The comments included proposed changes to the exceptions to the Company’s restrictions on soliciting competing bids following the signing of the merger agreement and during the pendency of the merger, as well as the parties’ remedies in the event of a breach of the agreement, the materiality standards for the Company’s representations and warranties, and the conditions for payment of a termination fee. Saga’s markup proposed a termination fee representing 3.8% of the transaction value.

On January 28, 2011, Oppenheimer spoke with Andrew Goodsell of Acromas to determine their continued interest in a transaction with the Company. Mr. Goodsell expressed to Oppenheimer his continued strong interest in a potential transaction. After that conversation, Oppenheimer spoke with Credit Suisse who also confirmed Saga’s continuing interest.

On February 1, 2011, Saga announced that it had completed the acquisition of Nestor.

During a regular Board meeting on February 2, 2011 the Investment Committee recommended to the Board that it continue discussions with Saga and furnish Saga with an updated version of the VDD Report prepared for the Company (redacted for commercially sensitive points) while continuing steps to complete the updated information package for other potential bidders.

On February 3, 2011 Oppenheimer spoke with Credit Suisse to discuss a possible transaction timeline, including a plan for delivery of certain information.

On February 14, 2011, a meeting occurred at Credit Suisse’s offices in London to present the revised Company forecasts and to discuss the redacted VDD Report. At this time access to the electronic data room was also reopened to the Saga team. Present from Saga were Stuart Howard, John Ivers (CEO of Saga’s healthcare business), Martyn Ellis (CFO of Saga’s healthcare business), as well as Sandy Young, our CEO, and Paul Weston, our CFO, and representatives of Oppenheimer and Credit Suisse.

Between February 16, 2011 and March 6, 2011, Saga and its financial and legal advisors performed due diligence on the Company, including reviewing the revised forecasts and data room contents.

On February 18, 2011, representatives of Credit Suisse relayed to Oppenheimer that Saga management expected to make a presentation to the Acromas board in early March to obtain approval for an updated indicative offer for the Company which would then be communicated to the Company. Oppenheimer communicated such message to our Board and subsequently obtained its approval to request the VDD Provider to update the VDD Report for operating performance to the end of January (the “Operating Update”).

On February 18, 2011, the Board of Directors convened a special meeting in order for, among other things, the Investment Committee to update the Board on the process. Our CEO, Mr. Young, summarized the February 14 meeting in London. While Saga appeared interested in continuing the process and was pleased with the quality of the information provided, given their need to analyze the information, the Investment Committee did not realistically believe that a revised bid would be forthcoming much before early March 2011. During the February 18th Board meeting, the Board also approved the execution of a supplemental engagement letter with Oppenheimer relating to its activities, since its previous letter had related to a more limited market review.

On February 25, 2011, Oppenheimer confirmed with Credit Suisse that the Company had provided responses to all outstanding initial due diligence questions and anticipated receiving from Saga confirmation of their indicative offer as approved by Acromas’ board.

On March 7, 2011, Credit Suisse contacted Oppenheimer and orally submitted, on behalf of Saga, a revised offer price of $3.35 per share. Credit Suisse indicated that this price reflected, in Saga’s view, a downturn in the business since the forecasts of the previous summer, as well as significant ambiguity in their view around the UK healthcare markets in light of the UK government proposals and the CSR. Oppenheimer responded to Credit Suisse, indicating that they believed this proposal would be unattractive to the Company, did not reflect the strategic value of the business and gave no value to the synergies emerging to large branch based businesses. Oppenheimer agreed however to present this proposal to the Board for their consideration.

On March 8, 2011, our Board convened a special meeting to discuss Saga’s revised bid. The meeting was attended by representatives of Oppenheimer. The Board directed Oppenheimer to advise Saga that their proposed price was unacceptable and to further advise them that if an agreement on price could not be reached soon, the Company would proceed to focus on other opportunities.

On March 9, 2011, Oppenheimer spoke with Credit Suisse to relay the message that the Board did not believe that Saga’s current proposal at $3.35 a share was attractive and that Oppenheimer had been instructed to engage with other parties. It was, however, agreed that Oppenheimer and Credit Suisse would maintain communication.

Oppenheimer and Credit Suisse again spoke on March 14, 2011 following the Company’s announcement of the acquisition of ScotHomecare, a homecare business with operations in Scotland and England. Oppenheimer provided a copy of the press release with respect to such acquisition to Credit Suisse.

On March 15, 2011, Oppenheimer advised the Investment Committee that there was currently no increase in Saga’s bid and Oppenheimer was subsequently instructed by the Investment Committee to advise Saga that they would be removed from the process and their access to the data room terminated if their offer remained at the same level.

On March 18, 2011, Credit Suisse contacted Oppenheimer to confirm Saga’s desire to stay in the process but reported that Saga needed additional time.

On March 22, 2011, the Board convened a special meeting. In light of Saga’s most recent indicative offer and the fact that it had declined to submit an increased bid, the Board determined that it would be appropriate to invite a second round of interest from a group of agreed-upon private equity firms, consisting of Financial Bidders B, C, D and E, who were considered the most likely parties of those already contacted to be able to make, finance and execute a revised acquisition proposal. Accordingly, the Board instructed the Investment Committee to work with management and Oppenheimer to solicit indications of price from at least these bidders prior to the Easter holiday, if possible.

Given that there had been no further contact from Saga with respect to a revised bid, in accordance with the Board’s instructions, on March 23, 2011, Saga’s access to the electronic data room was suspended.

On March 23, 2011, Oppenheimer, at the Board’s instruction, contacted Financial Bidders B, C, D and E to ascertain their continued interest in the transaction with the Company. Each of these firms had prior knowledge of the business and its management, and were believed to be in a position to give a clear indication of interest relatively quickly. During the period from March 23 through April 8, management meetings were held with these firms, their advisors and their banks, including the provision of revised financial forecasts and access to the VDD Report, the Operating Update and the electronic data room.

On April 8, 2011 Credit Suisse contacted Oppenheimer to confirm that Saga still intended to re-engage in due course but needed more time to integrate the recently completed Nestor acquisition.

On April 14, 2011, Financial Bidder A, which originally dropped out of the process when the Board did not grant them exclusivity, approached Oppenheimer with an interest in an acquisition transaction with the Company. On April 20, 2011, prior to having full access to the revised financial forecast or further meetings with Company management, Financial Bidder A submitted a non-binding indication of interest at an implied price of approximately $4.00 per share. After reviewing the revised forecasts, the VDD Report and the Operating Update and subsequent to meeting with Company management and representatives of Oppenheimer on April 27, 2011, Financial Bidder A withdrew its indication of interest, citing concerns over the Company’s operating trends, the competitive environment for its services in the UK and their ability to arrange bank financing based on the contents of the VDD Report and Operating Update.

On or about April 15, 2011, an advisor to a potential strategic buyer (whom we refer to as Strategic Bidder B) contacted the Company and Oppenheimer spoke with such advisors on April 19, 2011 regarding their potential interest in the Company. On or about April 20, 2011, Credit Suisse reiterated to Oppenheimer Saga’s continued intention to re-engage in the process.

On April 28, 2011, during a regularly convened Board meeting, representatives from Oppenheimer reviewed with the Board the indications of interest that had been received. Financial Bidder B had declined to submit a proposal out of continued concern for industry trends and Company performance. Financial Bidder C had made a non-binding indication of interest at $3.75 per share, subject to bank financing, and indicated it had hired a financial advisor and was prepared to act quickly if the Company would enter into an exclusivity period. Financial Bidder D had indicated that it may still submit a proposal, but that it needed to complete diligence on the attainability of current fiscal year forecasted EBITDA. Financial Bidder E had submitted an offer that implied a price of approximately $3.46 per share, but the offer was contingent on the Company’s financial results for its first fiscal quarter of 2012 (the fourth calendar quarter of 2011) being completed and meeting Financial Bidder E’s expectations. Financial Bidder E also included a bank financing condition, but noted in its calls with Oppenheimer that, given market conditions and the current operating performance at the Company, bank financing in the near term would be difficult to obtain. Oppenheimer advised the Board that these discussions, along with concerns around bank financing raised by Financial Bidder A, should be taken into account when considering the financing condition of Financial Bidder C’s proposal. In addition, on April 28, 2011, Strategic Bidder B submitted an indication of interest at an implied price of $3.34 per share. This was subsequently revised to an implied price of $3.54 per share after a calculation error by Strategic Bidder B with respect to the Company’s indebtedness was corrected. Strategic Bidder B had not performed any due diligence to date nor had it met with management. In addition, it too would require bank financing.

Oppenheimer provided its view to the Board that the proposal from Financial Bidder C was the most actionable from all of those submitted by financial bidders, and recommended that the Company proceed with Financial Bidder C (notwithstanding the uncertainty around its proposed financing condition), potentially within a limited exclusivity period if required by Financial Bidder C. In addition, in order to help ascertain the credibility of Strategic Bidder B’s proposal, Oppenheimer recommended providing Strategic Bidder B with the VDD Report and Operating Update, which was provided to Strategic Bidder B following their entering into a non-disclosure agreement. Finally, Oppenheimer also recommended approaching Saga one final time to advise them of the Company’s intention to pursue a transaction with another party if they were not to raise their indicative offer to a more competitive level.

Following discussion of each of the bids and the Company’s situation, the Board concurred with Oppenheimer’s recommendation, and determined to proceed towards negotiating a definitive agreement with Financial Bidder C, unless Saga increased its offer price or Strategic Bidder B increased its offer.

On April 29, 2011, Oppenheimer contacted Credit Suisse to advise them that the Company had alternative proposals at values above Saga’s last indicative offer of $3.35 per share and that there only remained a short window for Saga in which to revise its bid before the Company potentially entered into exclusivity with another party.

On May 3, 2011, Credit Suisse requested Oppenheimer to provide some additional information around some of the key assumptions Saga was using in their models. Following receipt of this information, Credit Suisse indicated to Oppenheimer that Saga would be prepared to increase its indicative price to $3.85 per share. Oppenheimer advised Credit Suisse that the Company would be expecting a higher per share offer. Following further discussion with Saga, Credit Suisse reverted later in the day with a revised offer at $3.90 per share, which Oppenheimer indicated it would present to the Board upon its receipt from Credit Suisse in writing.

On May 4, 2011, Credit Suisse provided to Oppenheimer a written non-binding offer on behalf of Saga with respect to the Company at $3.90 per share, which was subject to Saga being given a period of exclusivity to complete due diligence and negotiate a definitive agreement, but was not subject to any financing condition.

On May 5, 2011, the Board convened a meeting at which representatives of Oppenheimer updated the Board on the status of the process. Oppenheimer recommended to the Company that it proceed, on an exclusive basis if necessary, with Saga. In Oppenheimer’s view, Saga’s bid was the most compelling given the price, their knowledge of the business, their opportunities for synergies which other buyers would not have (thereby limiting a price reduction) and their ability to finance the transaction without bank debt. Oppenheimer then reviewed the other details of Saga’s proposal, indicating that they were requiring eight weeks of exclusivity to complete diligence and finalize transaction documents, and that the bid represented a premium of 69% to the weighted average price per share of the Company’s common stock during the prior three months. According to Saga’s proposal, the price was based on certain financial assumptions, which would all be subject to satisfactory confirmation by Saga in due diligence, and was generally subject to the conclusion of satisfactory due diligence, negotiation of formal transaction documentation, including a merger agreement containing customary representations and warranties, and other terms and conditions appropriate to a transaction of this nature. The Board requested Oppenheimer to briefly leave the meeting so that the Board could discuss the merits of Saga’s proposal. Oppenheimer shortly thereafter rejoined the meeting and the Board instructed Oppenheimer to contact Saga and advise them that the Company was prepared to enter into an exclusivity agreement predicated on a price of $3.90 per share and incorporating terms that would provide for termination of the exclusivity if there were any changes proposed to the indicative price.

On May 6, 2011 Oppenheimer advised Credit Suisse that the Company was prepared to proceed on an exclusive basis with Saga. At this time, Oppenheimer also advised Financial Bidder C, Financial Bidder D and Financial Bidder E that the Company was about to enter into exclusivity arrangements with another party. None of these financial bidders contacted Oppenheimer with a revised higher bid or removed any of the conditions from their bids.

On May 13, 2011, Saga presented to Oppenheimer a due diligence request list and draft exclusivity agreement.

On May 19, 2011, the Company and Saga entered into an agreement providing for an eight week exclusivity period during which Saga would complete its due diligence and the parties would negotiate a definitive agreement, subject to our Board’s ability to terminate the exclusivity if necessary for fiduciary reasons in light of an unsolicited superior bid.

On May 20, 2011, Oppenheimer received a revised non-binding indicative offer letter from Strategic Bidder B, indicating that it raised its prior indication of interest from $3.54 per share to $3.90 per share, pending further due diligence, including meeting with management (whom it had not yet met) and its ability to obtain debt financing. Following a preliminary meeting of the Investment Committee and Oppenheimer, our

Board considered this proposal, but determined that it was unlikely to lead to a superior proposal (as defined in the exclusivity agreement with Saga), given the uncertainty of the due diligence process, Strategic Bidder B’s lack of direct experience in the Company’s markets, the uncertainty of debt financing and likely execution risk, and determined that the risk to the potential transaction with Saga outweighed any potential advantage of engaging in further discussions with Strategic Bidder B.

From May 23, 2011 through July 27, 2011, Saga and its advisors conducted thorough due diligence, including an extensive review of the information contained in the data room, submitting hundreds of questions and requesting additional information to be supplied to the data room. In addition, numerous meetings and teleconferences were conducted with the Company and its advisors and Saga and its advisors.

On May 27, 2011, representatives of Saga management, the Company, Oppenheimer and Credit Suisse met at Credit Suisse’s offices in London to discuss the Company’s financial forecasts and for the Company to provide a business update.

During the period from June 22 to July 7, 2011, Saga team members, accompanied by representatives of Oppenheimer, visited a series of Company branches in the UK and Ireland as part of their due diligence process.

On June 23, 2011, our counsel, Edwards Angell Palmer & Dodge LLP (“EAPD”), distributed a revised draft of the merger agreement to Saga’s counsel.

On June 24, 2011, Messrs. Young and Ivers met in London to discuss, among other things, transaction progress and the executive team.

On July 8, 2011, a representative of Paul, Weiss, Rifkind, Wharton & Garrison LLP “Paul Weiss”), US counsel to Saga, met with representatives of EAPD at EAPD’s New York offices to discuss remaining open issues in the merger agreement. The participants discussed, among other things, the conditions to closing in the agreement, certain materiality modifications and material adverse effect conditions, the termination fee and conditions under which the fee would be payable, regulatory filings, proposed limitations on the Company’s ability to incur capital expenditures, and certain employee-related covenants. During such discussion, Saga’s counsel reiterated Saga’s position that a 3.8% termination fee would be appropriate in light of the lengthy process that had led to the agreement and Saga’s assumption that Oppenheimer had run a thorough process involving all potential bidders.

On July 11, 2011, EAPD circulated a revised draft of the proposed merger agreement to Saga’s counsel. During the period from June 23, 2011 through July 28, 2011, counsel to Saga and counsel to the Company held several discussions and negotiated the remaining unresolved issues in the merger agreement and exchanged drafts of the document, subject to resolution of the termination fee and final pricing confirmation.

During the period from July 11 to July 14, Saga held a series of one-on-one meetings between John Ivers and the Company’s executive team.

On July 27, 2011, our Board convened a special meeting to discuss and review Oppenheimer’s preliminary fairness opinion analysis and to ask questions relating to the analysis and its underlying assumptions and conclusions.

On July 28, 2011, after exchanging further proposals on the amount of the termination fee and after receiving the advice of Oppenheimer and legal counsel, the Board agreed to a termination fee of approximately 3.0% of the transaction value and communicated its agreement to Saga.

On July 28, 2011, our Board of Directors convened a special meeting to review and consider the final proposal from Saga. Members of our senior management and representatives of our counsel EAPD and Oppenheimer also participated. Our legal counsel led a discussion that again reviewed and summarized the Board’s fiduciary duties in the context of the proposed transaction. Our Board of Directors was informed that the remaining issues on the merger agreement had been resolved satisfactorily in accordance with previous instructions. Our legal counsel also discussed the final merger agreement and related documentation in detail with our Board of Directors. Our Board of Directors then considered the merger from the business, financial and legal perspective and the current conditions in the UK healthcare industry and also considered the reasons for the merger described in “The

Merger — The Recommendation of our Board of Directors and the Reasons for the Merger.” Next, representatives of Oppenheimer reviewed for our Board of Directors its updated financial analysis of the $3.90 per share cash offer by Saga. Following questions and discussion by our Board of Directors and at the request of our Board, representatives of Oppenheimer delivered an oral opinion, which was subsequently confirmed in writing, to the effect that as of July 28, 2011 and based upon and subject to the factors and assumptions set forth in Oppenheimer’s written opinion, the $3.90 per share in cash to be paid to the holders of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

After careful consideration and deliberation, our Board of Directors unanimously (a) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement were advisable, fair to and in the best interests of the Company and its stockholders, (b) approved and authorized execution of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement, (c) directed that the adoption of the merger agreement be submitted to the Company stockholders for consideration, and (d) resolved to recommend that the Company stockholders approve the merger and adopt the merger agreement.

Following this meeting of our Board of Directors, the Company and Saga executed the merger agreement.

On the morning of July 29, 2011, prior to the opening of the financial markets in the United States, the Company issued a press release announcing the merger agreement and the merger.

The Recommendation of our Board of Directors and the Reasons for the Merger

Our board of directors, acting with the advice and assistance of independent legal and financial advisors, evaluated and negotiated the merger, including the terms and conditions of the merger agreement, with Parent. Our board of directors unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of our company and its shareholders, (ii) approved and authorized to be taken all corporate action required to authorize the execution of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement and (iii) resolved to recommend that the shareholders adopt the merger agreement.

In the course of reaching its determination, our board of directors consulted with management and its financial and legal advisors and considered a number of factors, including, among others, the following:

•	The current and historical market prices of our common stock and the fact that the proposed per share merger consideration of $3.90 represents (1) a premium for our common stock of 59.2% to the closing price of our common stock on July 28, 2011, the last trading day before the public announcement of the merger agreement, (2) a 57.2% premium to the volume weighted average price per share of our common stock based on the closing prices and trading volumes (“volume weighted average price”) of our common stock during the three-month period ending July 28, 2011, (3) a 61.5% premium to the volume weighted average price of our common stock during the six-month period ending July 28, 2011, and (4) a 59.0% premium to the volume weighted average price per share of our common stock during the 1-year period ending July 28, 2011.

•	The fact that following a competitive process involving both strategic and financial parties as potential acquirors, the proposed per share merger consideration of $3.90 equaled or exceeded the per share price proposed in other indications of interest.

•	The fact that the proposed merger consideration will be paid in cash, allowing our shareholders to immediately realize a fair value for their investment, while also providing the shareholders certainty of value for their shares and avoiding long-term business risk.

•	Our current and historical financial condition and results of operations and our financial plan and prospects if we were to remain an independent company, including the following specific factors:

•	our belief that we are unlikely to achieve significant organic growth in the near term as an independent company by establishing new locations or materially increasing hours at our existing locations, particularly in light of UK budgetary pressures and future ongoing budgetary uncertainties;

•	in light of current and anticipated budget pressures on reimbursements and utilization, the likelihood that our revenue and profitability could be adversely affected as a result of numerous recent UK government initiatives that affect the payment for, and usage of, home health and social care services;

•	notwithstanding that we have closed and integrated several smaller acquisitions under an acquisition program we undertook following a capital markets review in 2009, and notwithstanding our active solicitation of other business combinations as a means of growth, our belief that we have limited opportunities in the near term to achieve significant growth as an independent company through major acquisitions or merger transactions in the home health and social care industry, in part in light of our inability to date to consummate acquisitions of a larger magnitude; and

•	the belief that the price per share for our common stock was not expected to significantly appreciate in the foreseeable future to levels comparable to the price offered by Parent.

•	The belief by our board of directors that, in comparison to possible strategic alternatives to the sale of our company to Parent that the board has considered from time to time, including possible repatriation of our company’s stock listing to a UK market, continuing to operate independently (whether on a stand-alone basis or following one or more significant acquisitions), growth through acquisitions of or mergers with other companies in the home health and social care industries, additional stock repurchases and organic growth, the merger with Parent maximizes shareholder value and is more favorable to the shareholders than the other alternatives reasonably available, taking into account risk of execution of each alternative as well as business, competitive, industry and market risk.

•	The opinion rendered by Oppenheimer to our board of directors, to the effect that, as of July 28, 2011, and based upon and subject to the factors and assumptions set forth in Oppenheimer’s written opinion, the $3.90 per share in cash to be paid to the holders (other than Parent and its affiliates) of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders, and the financial analyses presented by Oppenheimer to our board of directors in connection with the rendering of its opinion, as more fully described in the section entitled “The Merger — Opinion of Oppenheimer & Co. Inc.”

•	The belief by our board of directors that the competitive process by which the merger was negotiated with Parent led to more favorable terms, including an increase in the per share purchase price, as compared to the offer price offered by Parent on March 7, 2011.

•	The belief by our board of directors that based on the negotiations with Parent, it was unlikely that additional discussions with Parent would yield a higher price.

•	The belief by our board of directors (after consulting with its outside financial advisor and outside legal counsel) that the termination fee of $5.2 million in the case of a superior proposal as defined in “The Merger Agreement — Restrictions on Solicitations of Other Offers” was reasonable and proportionate and comparable to similar fees in transactions of a similar size, and not preclusive of other offers.

•	The business reputation and capabilities of Parent, its management and its financial resources, and the likelihood that the merger could be completed relatively quickly and in an orderly manner.

•	The fact that Parent has other operations in the home health and social care industry, and our board of directors’ belief that this gives Parent a strategic rationale for acquiring our company, and therefore gives Parent additional motivation to complete the merger.

•	The fact that Parent’s obligation to consummate the merger is not subject to any financing condition or other financing contingency in the merger agreement.

•	In addition to the items highlighted above, the other terms and conditions contained in the merger agreement, including, among others:

•	the representations, warranties and covenants of the parties contained in the merger agreement;

•	the limited number and nature of the conditions to Parent’s obligations to consummate the merger and the limited risk of non-satisfaction of such conditions provide reasonable certainty of completion of the merger;

•	the provisions of the merger agreement that permit our board of directors, under specified circumstances, to withdraw, modify or change in a manner adverse to Parent, the board of directors’ recommendation to our shareholders that they vote their shares in favor of adoption of the merger agreement and to terminate the merger agreement if certain conditions are satisfied, including in response to a superior proposal;

•	our ability to specifically enforce the terms and provisions of the merger agreement or; and

•	the fact that the terms and conditions of the merger agreement were the product of arm’s-length negotiation between the parties.

Our board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including, among others, the following:

•	The possibility that the merger may not be consummated and the potential risks and costs to our company and its shareholders if the merger is not consummated, including the diversion of management and employee attention, significant transactions costs incurred by us, potential employee attrition and the potential effect on our continuing business and our relationships with customers, business partners, suppliers and employees.

•	The risk of a material decline in our company’s share price if the merger is not consummated, particularly in light of the significant increase in our company’s share price that occurred subsequent to the public announcement of the merger.

•	The fact that our company’s shareholders will not participate in any future earnings or growth of our company and will not benefit from any appreciation in value of our company, including any appreciation in value that could be realized as a result of improvements to our operations.

•	The restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations, and to use our commercially reasonable efforts to preserve intact our business organizations which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger or preclude actions that would be advisable if we were to remain an independent company.

•	The fact that under the terms of the merger agreement, we are not able to solicit other acquisition proposals during the pendency of the merger.

•	The termination fee payable under specified circumstances to Parent if the merger agreement is terminated, and the potential effect that such termination fee may have in deterring other potential acquirors from making competing proposals that could be more advantageous to our company’s shareholders.

•	The fact that, for U.S. federal income tax purposes, the merger would be taxable to our shareholders that are U.S. shareholders (as defined in “The Merger — Certain United States Federal Income Tax Matters” on page 44).

•	The fact that our directors and executive officers may have interests in the merger that may be different from, or in addition to, those of our other shareholders. For more information about these interests, see below under the heading “The Merger— Interests of Company Directors and Executive Officers in the Merger.”

This discussion summarizes the material factors considered by our board of directors in its consideration of the merger. After considering these factors, our board of directors concluded that the positive factors relating to the merger agreement and the merger significantly outweighed the potential negative factors. In view of the wide variety of factors considered by our board of directors, and the complexity of these matters, our board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of our board of directors may have assigned different weights to various factors. Our board of directors unanimously approved and recommended the merger agreement and the merger based upon the totality of the information presented to and considered by it. Our board of directors believes that the merger is in the best interests of our company and its shareholders.

Opinion of Oppenheimer & Co. Inc.

We have engaged Oppenheimer as our financial advisor in connection with the merger. In connection with this engagement, our board of directors requested that Oppenheimer evaluate the fairness, from a financial point of view, of the $3.90 per share cash consideration to be received in the merger by holders of our common stock. On July 28, 2011, at a meeting of our board of directors held to evaluate the merger, Oppenheimer rendered to our board of directors an oral opinion, which was confirmed by delivery of a written opinion dated July 28, 2011, to the effect that, as of that date and based on and subject to the matters described in its opinion, the consideration to be received in the merger by holders of our common stock was fair, from a financial point of view, to such holders.

The full text of Oppenheimer’s written opinion, dated July 28, 2011, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Annex B. Oppenheimer’s opinion was provided to our board of directors in connection with its evaluation of the merger consideration from a financial point of view and does not address any other aspect of the merger. Oppenheimer expressed no view as to, and its opinion does not address, the underlying business decision of the Company to proceed with or effect the merger or the relative merits of the merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Oppenheimer’s opinion does not constitute a recommendation to a shareholder as to how such shareholder should vote or act with respect to any matters relating to the merger. The summary of Oppenheimer’s opinion described below is qualified in its entirety by reference to the full text of its opinion.

In arriving at its opinion, Oppenheimer:

•	reviewed the execution version, dated July 28, 2011, of the merger agreement;

•	reviewed publicly available audited financial statements of the Company for the fiscal years ended September 30, 2010, September 30, 2009 and September 30, 2008 and unaudited financial statements of the Company for the periods ended March 31, 2011 and December 31, 2010;

•	reviewed financial forecasts and estimates relating to the Company prepared by management of the Company;

•	reviewed historical market prices and trading volumes for Company common stock;

•	held discussions with the senior management of the Company with respect to the business, financial condition, operating results and future prospects of the Company;

•	reviewed and analyzed certain publicly available financial data for companies that Oppenheimer deemed relevant in evaluating the Company;

•	reviewed and analyzed certain publicly available financial information for transactions that Oppenheimer deemed relevant in evaluating the merger;

•	analyzed the estimated present value of future cash flows of the Company based on financial forecasts, budgets and estimates prepared by the management of the Company;

•	reviewed the premiums paid, based on publicly available information, in merger and acquisition transactions that Oppenheimer deemed relevant in evaluating the merger;

•	reviewed other public information concerning the Company that Oppenheimer deemed relevant; and

•	performed such other analyses, reviewed such other information and considered such other factors as Oppenheimer deemed appropriate.

In rendering its opinion, Oppenheimer relied upon and assumed, without independent verification or investigation, the accuracy and completeness of the financial and other information provided to or discussed with Oppenheimer by the Company and its management, employees, representatives and affiliates or otherwise reviewed by Oppenheimer. With respect to the financial forecasts and estimates relating to the Company utilized in its analyses, Oppenheimer assumed, at the direction of the our management and with our consent, without independent verification or investigation, that such forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of our management as to the future financial condition and operating results of the Company. Representatives of the Company advised Oppenheimer, and Oppenheimer therefore assumed, that the final terms of the merger agreement would not vary materially from those set forth in the execution form of the merger agreement reviewed by Oppenheimer. Oppenheimer also assumed, with our consent, that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or the merger. Oppenheimer neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of the Company.

Oppenheimer did not express any opinion as to the underlying valuation, future performance or long-term viability of the Company or the price at which shares of our common stock would trade at any time. Oppenheimer also expressed no view as to, and its opinion did not address, the solvency of the Company under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. In addition, Oppenheimer expressed no view as to, and its opinion did not address, any terms or other aspects or implications of the merger (other than the $3.90 per share cash consideration to the extent expressly specified in its opinion) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, the compensation to be received by any individual officers, directors or employees of any parties to the merger, or any class of such persons, relative to the merger consideration. In addition, Oppenheimer expressed no view as to, and its opinion did not address, the Company’s underlying business decision to proceed with or effect the merger nor did its opinion address the relative merits of the merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Oppenheimer’s opinion was necessarily based on the information available to it and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by Oppenheimer on the date of its opinion. Although subsequent developments may affect its opinion, Oppenheimer does not have any obligation to update, revise or reaffirm its opinion.

This summary is not a complete description of Oppenheimer’s opinion or the financial analyses performed and factors considered by Oppenheimer in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Oppenheimer arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Oppenheimer believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Oppenheimer’s analyses and opinion.

In performing its analyses, Oppenheimer considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the Company’s control. No company, business or transaction used in the analyses is identical to the

Company or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The assumptions and estimates contained in Oppenheimer’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the assumptions and estimates used in, and the results derived from, Oppenheimer’s analyses are inherently subject to substantial uncertainty.

Oppenheimer was not requested to, and it did not, recommend the specific consideration payable in the merger. The type and amount of consideration payable in the merger was determined through negotiation between us and Parent, and the decision to enter into the transaction was solely that of our board of directors. Oppenheimer’s opinion and financial presentation were only one of many factors considered by our board of directors in its evaluation of the merger and should not be viewed as determinative of the views of our board of directors or management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses reviewed with our board of directors in connection with Oppenheimer’s opinion dated July 28, 2011. The financial analyses summarized below include information presented in tabular format. In order to fully understand Oppenheimer’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Oppenheimer’s financial analyses.

Selected Companies Analysis

Oppenheimer reviewed financial and stock market information of the Company and the following five public companies with operations in the home health and social care industry that are listed in the U.S. Although none of the companies listed below is directly comparable to the Company, Oppenheimer selected these companies on the basis that each was a publicly traded company listed in the U.S. with operations in the home health and social care industry, which is the industry in which the Company operates, and because the Company is listed in the U.S. The companies listed below are referred to as the U.S. selected companies.

•	Gentiva Health Services

•	Amedisys Inc.

•	LHC Group

•	Almost Family Inc.

•	Addus HomeCare Corp.

Oppenheimer also reviewed financial information of the Company and the following two public companies listed in the U.K. with operations in the home health and social care industry in the U.K. Although neither of the companies listed below are directly comparable to the Company, Oppenheimer selected these companies on the basis that each was a publicly traded company listed in the U.K. with operations in the home health and social care industry in the U.K., which is the industry in which the Company operates. The companies listed below are referred to as the U.K. selected companies.

•	CareTech Holdings PLC

•	Mears Group PLC

Oppenheimer reviewed, among other things, enterprise values of the U.S. selected companies and U.K. selected companies, calculated as fully diluted market value based on closing stock prices on July 27, 2011, plus total debt and less cash and other adjustments, as multiples of earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, for the latest twelve months of publicly available information and estimated calendar years 2011 and 2012. Oppenheimer then applied (i) a range of selected multiples of EBITDA for the latest twelve month period and estimated calendar year 2011 and 2012 EBITDA of 3.9x to 5.2x, 4.5x to 6.1x and 4.0x to 5.4x, respectively, derived from the U.S. selected companies to corresponding data of the Company and (ii) a range of selected multiples of EBITDA for the latest twelve month period and estimated calendar year 2011 and 2012 EBITDA of 6.9x to 9.3x, 6.2x to 8.3x and 5.8x to 7.8x, respectively, derived from the U.K. selected companies to corresponding data of the Company, to determine per share equity reference ranges. Financial data for the selected companies was based on certain publicly available research analysts’ estimates, public filings and other publicly available information. In each case, the range of selected multiples of EBITDA represented plus or minus 15% of the median EBITDA multiple from the relevant analysis. Financial data for the Company was based on publicly available information and data provided by our management. This analysis indicated the following implied per share equity value reference range which, in each case, was based on the average of the results of the last twelve month period and estimated calendar year 2011 and 2012 EBITDA of the selected companies, as compared to the per share merger consideration:

Implied per Share Equity Reference Range	Per Share Merger
(U.S. Selected Companies)	Consideration

$2.55 — $3.18	$3.90

Implied per Share Equity Reference Range	Per Share Merger
(U.K. Selected Companies)	Consideration

$3.47 — $4.41	$3.90

Selected Transaction Analysis

Oppenheimer reviewed the enterprise values of the following four transactions involving U.S. listed companies with operations in the home health and social care industry. The transactions listed below are referred to as the U.S. selected transactions.

Announcement
Date	Target	Acquiror

8/16/2010	Rescare	Onex Corp.
5/24/2010	Odyssey Healthcare	Gentiva Health Services
6/19/2008	Patient Care	Almost Family
2/19/2008	TLC Health Care Services	Amedisys

Oppenheimer also reviewed the transaction values of the following five transactions involving U.K. listed companies with operations in the home health and social care industry. The transactions listed below are referred to as the U.K. selected transactions.

Announcement
Date	Target	Acquiror

12/6/10	Nestor Healthcare Group	Acromas Holdings
3/1/2010	Care UK	Bridgepoint Capital
12/18/2009	Supporta	Mears Group
8/7/2009	Claimar	Housing21
9/15/2008	Carewatch	Lyceum Capital

Oppenheimer reviewed, among other things, enterprise values for the U.S. selected transactions and U.K. selected transactions, calculated as the purchase price paid for the target companies in the selected transactions, plus debt, less cash and other adjustments, as a multiple of such target companies’ latest 12 months EBITDA publicly available at the time of the announcement of the relevant transaction.

Oppenheimer then applied (i) a range of selected multiples of EBITDA for the latest twelve month period of 6.2x to 8.3x derived from the U.S. selected transactions to corresponding data of the Company and (ii) a range of selected multiples of EBITDA for the latest twelve month period of 6.8x to 9.2x derived from the U.K. selected transactions to corresponding data of the Company, to determine per share equity reference ranges. In each case, the range of selected multiples of EBITDA represented plus or minus 15% of the median EBITDA multiple from the relevant analysis. Financial data for the selected transactions were based on publicly available information at the time of the announcement of the relevant transaction. Financial data for the Company was based on publicly available information and data provided by our management. This analysis indicated the following implied per share equity value reference range for the Company as compared to the per share merger consideration:

Implied per Share Equity Reference Range	Per Share Merger
(U.S. Selected Transactions)	Consideration

$3.25 — $4.12	$3.90

Implied per Share Equity Reference Range	Per Share Merger
(U.K. Selected Transactions)	Consideration

$3.51 — $4.47	$3.90

Discounted Cash Flow Analysis

Oppenheimer performed a discounted cash flow analysis on the Company calculating the estimated present value of the unlevered, after-tax free cash flow that the Company was forecasted to generate during the fourth quarter of 2011 and during fiscal year 2012 through fiscal year 2015 based on internal estimates of our management, excluding hypothetical bolt-on acquisitions. Oppenheimer calculated terminal values for the Company by applying a range of terminal value EBITDA multiples of 6.0x to 8.0x to the Company’s fiscal year 2015 estimated EBITDA. The range of terminal value EBITDA multiples represented the overall median EBITDA multiple of the U.S. selected companies and U.K. selected companies on the low end and the overall median multiple of the selected transactions on the high end. The present values of the cash flows and terminal values were then calculated using discount rates ranging from 11.6% to 13.6%, reflecting estimates of the Company’s weighted average cost of capital using the capital asset pricing model and assuming that the selected companies’ average capital structure represents the optimal capital structure. This analysis indicated the following implied per share equity reference ranges for the Company, as compared to the implied merger consideration:

Per Share Merger
Implied per Share Equity Reference Range	Consideration

$3.26 — $4.06	$3.90

Other Factors

Oppenheimer also reviewed, for informational purposes, certain other factors, including:

•	the premiums paid in certain all-cash transactions in the United States with total equity values between $50 million and $300 million announced between January 1, 2005 and July 27, 2011 and applied to the closing prices of our common stock one day, one week and one month prior to July 27, 2011 (a selected range of premiums derived from corresponding pre-announcement periods for such transactions), which indicated an implied per share equity value reference range for the Company of approximately $2.91 to $3.77 per share; and

•	historical trading prices of our common stock from July 27, 2010 through July 27, 2011.

Miscellaneous

We agreed to pay Oppenheimer for its financial advisory services in connection with the merger an aggregate fee currently estimated to be approximately $2.8 million, a portion of which was payable upon Oppenheimer’s initial retention, a portion of which was payable upon delivery of Oppenheimer’s opinion and a significant portion of which is contingent upon consummation of the merger. We also have agreed to reimburse Oppenheimer for its reasonable expenses, including reasonable fees and expenses of its legal counsel, and to indemnify Oppenheimer and related parties against liabilities relating to, or arising out of, its engagement. In the ordinary course of business, Oppenheimer and its affiliates may actively trade the securities of the Company and its and Parent’s respective affiliates for Oppenheimer’s and its affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

We selected Oppenheimer to act as our financial advisor in connection with the merger based on Oppenheimer’s reputation and experience and its familiarity with us and our business. Oppenheimer is an internationally recognized investment banking firm and, as part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes. The issuance of Oppenheimer’s opinion was approved by an authorized committee of Oppenheimer.

Certain Financial Information

The Company does not, as a matter of course, publicly disclose forecasts as to future financial performance, earnings or other results and is especially cautious of making forecasts for extended periods due to the unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction involving the Company, the Company provided Oppenheimer certain non-public forecasts that were prepared by management of the Company and not for public disclosure. In addition, in connection with its due diligence review of the Company, the Company provided Parent and other interested bidders certain non-public forecasts that were prepared by management of the Company and not for public disclosure.

A summary of these forecasts is not being included in this document to influence your decision whether to vote for or against the proposal to adopt the merger agreement, but because these forecasts were made available to Oppenheimer for use in connection with its financial analysis summarized above under “— Opinion of Oppenheimer & Co.”, or were made available to Parent as part of its due diligence review. The inclusion of this information should not be regarded as an indication that the Board, the Company, Oppenheimer, Parent or any other person considered, or now considers, such forecasts to be a reliable prediction of actual future results. The forecasts are subjective in many respects. There can be no assurance that these forecasts will be realized or that actual results will not be significantly higher or lower than forecasted. The forecasts cover multiple years and such information by its nature becomes subject to greater uncertainty with each successive year. As a result, the inclusion of the forecasts in this proxy statement should not be relied on as necessarily predictive of actual future events.

In addition, the forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, which we refer to as GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The forecasts included below were prepared by, and are the responsibility of, our management. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

In compiling these forecasts, the Company’s management took into account historical performance, combined with estimates regarding revenues, gross profit, capital spending, overhead and stock-based compensation, among other things. Although the forecasts were presented with numerical specificity, they reflect numerous assumptions as to future events made by our management that our management believed were reasonable at the time the forecasts were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. The forecasts were based on numerous variables and assumptions that are inherently uncertain, and many of the forecasts are partially or wholly beyond the control of the Company. Important factors that may affect actual results and cause these forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to the Company’s business

(including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment (including U.K. government policy relating to health and social care), general business and economic conditions and other factors described under “Forward-Looking Statements” on page 11. In addition, the forecasts do not reflect revised prospects for the Company’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. There can be no assurance that these forecasts will be realized or that the Company’s future results will not materially vary from these financial forecasts.

No one has made or makes any representation to any stockholder or anyone else regarding the information included in the forecasts set forth below. Readers of this proxy statement are cautioned not to rely on the forecasted information. We have not updated and do not intend to update, or otherwise revise, the forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of subsequent events, even in the event that any or all of the assumptions are shown to be in error.

The forecasts below are forward-looking statements. For information on factors that may cause the Company’s future results to materially vary, see “Forward-Looking Statements” on page 11.

Forecasts Provided to Oppenheimer

The following is a summary of the forecasts prepared by management of the Company and considered by Oppenheimer for purposes of evaluating the merger:

	Projected(1) for Year Ending September 30,
Fiscal year End (9/30)	2011E	2012E	2013E	2014E	2015E
	($ in millions)

Revenue	$293.9	$307.8	$321.8	$336.5	$351.8
% YoY Growth	—	4.7%	4.6%	4.6%	4.6%
Gross Profit	$90.6	$93.3	$96.1	$99.3	$102.5
% Margin	30.8%	30.3%	29.8%	29.5%	29.1%
EBITDA(2)	$19.4	$21.0	$21.8	$22.6	$23.3
% YoY Growth	5.0%	7.7%	4.2%	3.6%	3.0%
% Margin	6.6%	6.8%	6.8%	6.7%	6.6%
Free Cash Flow(3)	$8.9	$9.8	$10.4	$11.8	$11.0

(1)	2011E financial information based on Company management reports to Board of Directors, as provided by management. Financial information from 2012E to 2015E was based on projections provided by Company management (excluding future acquisitions and certain extraordinary acquisition-related costs). Projections were converted to USD using an exchange rate of $1.6331 as of July 27, 2011.

(2)	EBITDA includes add-back of non-cash stock based compensation expenses. Stock based compensation was assumed to be $0.6 million from fiscal 2011E to 2015E based on compensation expense levels for the fiscal year ended September 30, 2010.

(3)	Free cash flow was derived by Oppenheimer from management projections as EBITDA minus the sum of (i) estimated tax (at an assumed effective rate of 32.0%), (ii) estimated capital expenditures and (iii) projected changes to net working capital.

In preparing the five-year forecasts summarized above, the Company made the following assumptions for the period from fiscal 2011 to 2015:

•	a stable regulatory environment;

•	a continuing tightening of UK public expenditure due to the comprehensive 4 year spending review;

•	moderate revenue growth in the expectation that despite UK spending cuts, opportunities for growth in homecare provision should materialize due to its lower cost solutions compared to residential care and a continuing shift in demographics;

•	declining gross margins due to continued pricing pressure;

•	modest EBITDA growth, as sales, general and administrative expenses are expected to continue to decline as a percentage of revenues; and

•	flat capital expenditures from fiscal 2011 through 2015, in line with our prior capital expenditure levels.

Any or all of these assumptions could prove to be wrong, in light of economic, industry or Company-specific developments, trends or other events.

The forecasts prepared by management also included supplemental information relating to unidentified, hypothetical acquisitions, representing incremental revenue of £4 million per year in each of the years covered by the forecasts, and incremental EBITDA of £400,000 per year. In light of the speculative and uncertain nature of these assumptions, including uncertainty over the cost to the Company of such acquisitions and uncertainty over the willingness of future acquisition targets to enter into definitive acquisition agreements with the Company, Oppenheimer determined not to consider future acquisitions in its analysis.

Forecasts Provided to Parent

Although the Company did not provide Parent (or any other interested bidders) with the five-year forecasts summarized above, during the due diligence process the Company did provide Parent (and other interested bidders) in February 2011 with a copy of its budget for the remainder of fiscal 2011 and its 2012 forecast plan, denominated in pounds sterling, each of which had previously been prepared by management for internal use in assessing strategic direction, related capital and resource needs and allocations and other management decisions.

Readers are cautioned that, in addition to their inherent subjectivity and the other factors described above, the projections provided to Parent and other bidders are not directly comparable to the five year projections described above or to the Company’s historical operating results, in part because the projections provided to Parent and other bidders presented EBITDA prior to US corporate overhead. Forecasts provided to Parent and other interested parties described below were prepared and presented in pounds sterling only; dollar amounts presented below are provided solely for the convenience of the reader based upon the same July 2011 exchange rate used in the translation of the five year projections described above.

The budget initially provided in February 2011 for the remainder of fiscal 2011 contained the following forecasts for the full fiscal year ending September 30, 2011: total revenue of £177.9 million ($290.5 million); gross profit of £54.5 million ($89.0 million); and EBITDA of £13.4 million ($21.9 million).

Subsequent to February 2011, the Company prepared updated forecasts for fiscal 2011 on a monthly basis through its monthly Board reports, copies of which were made available to Parent. The last of these was prepared in July 2011, after the finalization of the Company’s operating results for the third fiscal quarter ended June 30, 2011, in which the Company updated the forecasts for the full fiscal year ending September 30, 2011 as follows: total revenue of £180.0 million ($294.0 million); gross profit of £55.5 million ($90.6 million); and EBITDA of £13.7 million ($22.3 million).

The Company’s fiscal 2012 plan provided to Parent and other interested bidders in February 2011 included the following summary forecasts for the year ending September 30, 2012 (in pounds sterling and translated into US dollars on the basis described above): total revenues of £183.2 million ($299.1 million); gross profit of £55.6 million ($90.8 million); and total EBITDA of £14.4 million ($23.5 million). These forecasts for fiscal 2012 were not updated to Parent or other bidders at any later date.

Adjusted for US corporate overhead, the Company considers the projections provided to Parent and other interested parties to be not materially different from the projections provided to Oppenheimer for the relevant periods as described above. It should be noted that the projections provided in February reflect a different mix of revenue and margins compared to those prepared in July and those used by Oppenheimer in its analysis, as acquisitions completed subsequent to February 2011 make up for lower organic profitability in the core British home and social care business.

Financing of the Merger

Using its freely available cash or borrowings under its existing credit facilities, Parent will pay the aggregate merger consideration, which consists of the amounts payable with respect to Company stock and options. The consummation of the merger is not subject to any financing condition.

Interests of Company Directors and Executive Officers in the Merger

In considering the recommendation of the Allied board of directors that you vote to adopt the merger agreement, you should be aware that our named executive officers and directors have interests in the merger that are different from, or in addition to, the interests of the shareholders generally. Our board of directors was aware of these interests and considered them, among others, in approving the merger agreement and the merger and in recommending that the shareholders approve the merger and adopt the merger agreement.

Indemnification

The merger agreement provides that the indemnification and exculpation provisions of the certificate of incorporation, bylaws or other similar organizational documents or in any indemnification agreement of the surviving corporation of the merger and its subsidiaries as in effect as of the effective time of the merger shall survive the merger and requires that such provisions not be amended, repealed or otherwise modified from and after the effective time of the merger in any manner that would adversely affect the rights of any present or former director or officer of the Company or its subsidiaries.

Parent has also agreed to indemnify and hold harmless the present and former directors and officers of the Company and its subsidiaries as and to the extent provided in the Company’s Amended and Restated By-Laws as in effect on July 28, 2011 and, for a period of six years from and after the effective time of the merger, to cause the surviving corporation of the merger to provide directors’ and officers’ liability insurance coverage for the benefit of the present and former directors and officers of the Company and its subsidiaries. Parent will not be required to pay premiums which on an annual basis exceed 300% of the annual premiums currently paid by the Company; however, Parent must obtain the greatest coverage available at such cost. At the Company’s option, the Company may purchase a six-year “tail” policy prior to the effective date of the merger on terms providing substantially equivalent benefits as the current directors’ and officers’ insurance policies maintained by the Company, provided that the premium for the policy is not in excess of 300% of the last annual premium paid by the Company. If such a “tail” policy is purchased, Parent’s obligation to maintain existing insurance policies or substitute comparable coverage will be deemed to be satisfied.

Treatment of Executive Officers’ and Directors’ Equity-Based Awards

Under the terms of the merger agreement, equity awards held by our named executive officers and directors that are outstanding immediately prior to the effective time of the merger will be subject to the following treatment.

Options.  At the effective time of the merger, each stock option then held by each executive officer that is vested immediately prior to the effective time of the merger (including any portion of the stock option that vests as a result of the merger) will be cancelled and the holder will receive, for each share subject to an option, a cash payment equal to the difference, if any, between the per share exercise price of the option and the merger consideration of $3.90, less any applicable withholding taxes.

In April 2009, Mr. Young received a grant of 200,000 stock options, which will vest on September 30, 2011 subject to the satisfaction by our company of specified performance criteria. If the closing of the merger occurs after our fiscal year ending September 30, 2011, then the stock options granted to Mr. Young will vest only if and to the extent the performance measures for the performance period were achieved, and the stock options that do not so vest will be forfeited without any consideration as of September 30, 2011. It is expected that Mr. Young’s stock options will be forfeited as of September 30, 2011, and such stock options have not been included for purposes of the disclosure in this section.

Under the terms of the stock option agreements with Mr. Weston, any stock options granted to him shall become immediately exercisable in full in the event that we undergo a change in control. Likewise, under the terms of the stock option agreements with our non-employee directors, all stock options granted to our non-employee directors will vest and become immediately exercisable in full as of the effective time of the merger.

Stock Appreciation Rights.  In April 2009, Mr. Young received a grant of 566,135 stock appreciation rights, which will vest on September 30, 2011 subject to the satisfaction by our company of specified performance criteria. If the closing of the merger occurs after our fiscal year ending September 30, 2011, then the stock appreciation rights granted to Mr. Young will vest only if and to the extent that the performance measures for the performance period were achieved, and the stock appreciation rights that do not so vest will be forfeited without any consideration as of September 30, 2011. It is expected that Mr. Young’s stock appreciation rights will be forfeited as of September 30, 2011, and such stock appreciation rights have not been included for purposes of the disclosure in this section.

Summary Table

The following table shows, for each executive officer and each director, as applicable, as of September 15, 2011, (1) the number of shares subject to vested options held by him or her, (2) the cash consideration that he or she will receive for such vested options upon completion of the merger, (3) the number of shares subject to unvested options held by him or her, (4) the cash consideration that he or she will receive for such options upon completion of the merger, and (5) the total cash consideration he or she will receive for all outstanding equity awards upon completion of the merger.

	Number of	Cash-Out	Number	Cash-Out
	Shares	Payment	of Shares	Payment	Total Payment
	Subject to	for Vested	Subject to	for	for Outstanding
	Vested	Options	Unvested	Unvested	Equity Awards
Name	Options (#)	($)	Options (#)	Options ($)	($)

Executive Officers
Alexander (Sandy) Young(1)	—	—	—	—	—
Paul Weston(2)	178,000	298,480	96,000	133,280	431,760
Directors
Sophia Corona	237,500	411,300	52,500	77,000	488,300
Mark Hanley	75,000	119,400	45,000	66,000	185,400
Wayne Palladino(3)	258,500	411,930	52,500	77,000	488,930
Jeffrey S. Peris(4)	319,000	525,700	60,000	88,000	613,700
Raymond J. Playford	—	—	—	—	—
Ann Thornburg	293,750	515,750	56,250	82,500	598,250

(1)	It is expected that Mr. Young’s unvested stock options and unvested stock appreciation rights will be forfeited as of September 30, 2011 and thus they have been excluded for purposes of this table.

(2)	22,000 shares subject to vested options have an exercise price in excess of the per share merger consideration; pursuant to the merger agreement, such shares will be cancelled without any payment therefor.

(3)	12,000 shares subject to vested options have an exercise price in excess of the per share merger consideration; pursuant to the merger agreement, such shares will be cancelled without any payment therefor.

(4)	19,000 shares subject to vested options have an exercise price in excess of the per share merger consideration; pursuant to the merger agreement, such shares will be cancelled without any payment therefor.

For additional information regarding the nature of each director’s and executive officer’s beneficial ownership of Company common stock, see “Security Ownership of Certain Beneficial Owners and Management” on page 65.

Retention Agreements with Executive Officers

In connection with the merger, the Company entered into a retention bonus agreement, dated July 28, 2011, with Mr. Young, and Allied Healthcare Group Limited, a subsidiary of the Company, which we refer to as AHGL, entered into retention bonus agreement, dated July 28, 2011, with Mr. Weston.

The retention bonus agreement with Mr. Young provides that if the merger is consummated, Mr. Young will receive a cash bonus equal to £225,000 (approximately $356,153 at current exchange rates) and a transaction bonus equal to $1,275,000. The transaction bonus is equal to the product of (i)(A) the total number of shares of common stock of the Company that are outstanding immediately prior to the effective time of the merger multiplied by (B) $3.90 and (ii) 0.75%, and will be reduced by the amount Mr. Young receives in the merger in respect of his vested stock options and vested stock appreciation rights (which is expected to be zero). The cash bonus will be paid to Mr. Young within 30 days after the closing of the merger. The transaction bonus will be paid to Mr. Young in two installments, with one-third of the transaction bonus being paid within 30 days after the closing of the merger and the remaining two-thirds of the transaction bonus to be paid on the first anniversary of the closing of the merger provided that Mr. Young is employed by the Company or its affiliates on such date.

The retention bonus agreement with Mr. Young provides that if Mr. Young is terminated by the Company other than for “gross misconduct” (as defined in the agreement) or he terminates employment with the Company for “good reason” (as defined in the agreement) or his employment is terminated due to death or disability, in each case, prior to the first anniversary of the closing of the merger, he will still be entitled to the second payment of the transaction bonus described in the preceding paragraph. In this case, Mr. Young will forfeit any severance payments remaining to be paid to him under his employment agreement, which is described below.

The retention bonus agreement with Mr. Young also provides that if Mr. Young’s employment with the Company is terminated by the Company for “gross misconduct” (as defined in the agreement) or by Mr. Young other than for “good reason” (as defined in the agreement), death or disability, in each case, prior to the first anniversary of the closing of the merger, Mr. Young will forfeit the second payment of the transaction bonus. Further, any remaining severance payments to be paid to Mr. Young under his employment agreement will be reduced by the amount of the transaction bonus previously paid to him, and to the extent the amount of transaction bonus previously paid to him equal or exceeds the remaining severance payments, the retention bonus agreement requires Mr. Young to repay to the Company such excess.

The retention bonus agreement with Mr. Weston provides that if the merger is consummated, Mr. Weston will receive a cash bonus equal to £150,000 (approximately $237,435 at current exchange rates) and a retention bonus equal to £164,472, which is the amount of his base salary at the time of the closing of the merger (approximately $260,343 at current exchange rates). The cash bonus will be paid to Mr. Weston within 30 days after the closing of the merger. The retention bonus will be paid to Mr. Weston in two installments, with one-third of the retention bonus being paid within 30 days after the closing of the merger and the remaining two-thirds of the retention bonus to be paid on the first anniversary of the closing of the merger provided that Mr. Weston is employed by AHGL or its affiliates on such date. The retention bonus agreement requires Mr. Weston to repay AHGL the amount of the retention bonus previously paid to him in the event Mr. Weston’s employment with AHGL or its affiliates is terminated for any reason, including his resignation, prior to the first anniversary of the closing of the merger.

Employment Agreement with Mr. Young.  The Company has an employment agreement with Mr. Young. Mr. Young’s employment agreement does not provide for payments to be made to him at, following, or in connection with a change of control of our company. In lieu of the 12 month’s prior written notice of termination otherwise required by the agreement, our employment agreement with Mr. Young provides that we may terminate the employment agreement at any time by making a payment to Mr. Young equal to his salary for the notice period (or, if applicable, the remainder of the notice period) and the cost to us of providing Mr. Young with his health insurance, car allowance and contribution to his U.K.-based private pension fund for the notice period (or, if applicable, the remainder of the notice period).

Employment Agreement with Mr. Weston.  The Company has an employment agreement with Mr. Weston. Our employment agreement with Mr. Weston provides that we are required to pay him 12 months’ salary in the event he is terminated due to an acquisition, or six months’ salary if his employment is terminated in other circumstances.

Summary of Merger-Related Executive Compensation Arrangements

The following table sets forth the estimated amounts of compensation that each named executive officer could receive that are based on or otherwise relate to the merger. These amounts have been calculated assuming that the merger is consummated on November 1, 2011 and, where applicable, assuming that each named executive officer experiences a qualifying termination of employment as of November 1, 2011. To the extent applicable, calculations of cash severance are based on the named executive officer’s current base salary. When a named executive officer’s compensation arrangement calls for amounts to be paid in pounds sterling, those amounts have been converted into US dollars for purposes of these tables at current exchange rates. Actual amounts payable may vary depending on the actual dates of completion of the merger and any qualifying termination. No named executive officer is entitled to any pension or nonqualified defined compensation, perquisites or other benefits, or tax reimbursement payments from the Company in connection with the merger.

Golden Parachute Compensation

	Cash	Equity	Total
Name	($)(1)	($)(2)(3)	($)(4)

Alexander (Sandy) Young	1,631,153	—	1,631,153
Paul Weston(5)	553,676	133,280	686,956

(1)	Cash represents the value of the retention bonus payments, which are payable under the retention bonus agreements described above in the section titled “Retention Agreements with Executive Officers.” The retention bonus payments are “single trigger,” as eligibility to receive these payments requires the occurrence of a change in control. In the case of Mr. Weston, Cash also represents the value of (i) cash severance in lieu of salary, (ii) cash severance in lieu of health insurance, (iii) cash severance in lieu of car allowance and (iv) cash severance in lieu of payment towards a UK-based private pension fund, each of which is payable under his employment agreement described above in the section titled “Retention Agreements with Executive Officers — Employment Agreement with Mr. Weston”, but gives effect to the forfeiture of the $260,343 retention bonus required in the event Mr. Weston’s employment is terminated prior to the first anniversary of the merger. These other cash severance payments are “double trigger,” as eligibility to receive these payments requires the occurrence of a change in control and a termination of employment. Elements of the Cash amount represented in the table above consist of the following:

					Severance in
					Lieu of
			Severance in	Severance in	Payment to
	Retention	Severance in	Lieu of Health	Lieu of Car	UK-Based
	Bonus	Lieu of Salary	Insurance	Allowance	Pension Plan	Total
Name	($)	($)	($)	($)	($)	($)

Alexander (Sandy) Young	1,631,153	—	—	—	—	1,631,153
Paul Weston	237,435	260,343	2,601	14,246	39,051	553,676

(2)	Equity represents the aggregate payments to be made to each named executive officer when his unvested stock options become fully vested and exercisable in connection with the merger, as described in greater detail above in the section entitled “Treatment of Executive Officers” and Directors’ Equity-Based Awards” Such payments or vesting are “single-trigger” in nature, as eligibility to receive the payment is conditioned solely on the occurrence of a change in control.

(3)	The number shown represents the amount by which the $3.90 price per share payable under the merger agreement exceeds the exercise price of the unvested stock options being accelerated.

(4)	The following table shows, for each named executive officer, the amounts of golden parachute compensation which are single trigger or double trigger.

	Single Trigger	Double Trigger
Name	($)	($)

Alexander (Sandy) Young	1,631,153	—
Paul Weston	370,715	316,241

(5)	The following table summarizes payments to Paul Weston if he is employed by AHGL or its affiliates on or after the first anniversary of the closing of the merger, but is subsequently terminated in a manner not deemed to be due to the merger (within the meaning of his employment agreement).

Retention Bonus ($)(A)	Severance ($)(B)	Equity ($)	Total ($)

497,778	158,121	133,280	789,179

(A)	This retention bonus amount represents the payments under Mr. Weston’s retention bonus agreement of a cash bonus of $237,435 and a retention bonus of $260,343. In accordance with the terms of Mr. Weston’s retention bonus agreement, if he is employed by AHGL or its affiliates on the first anniversary of the closing of the merger, he will be entitled to the retention bonus, as more fully described above in the section titled “Retention Agreements with Executive Officers”, to be paid in two installments, with one-third of the retention bonus to be paid within 30 days after the closing of the merger and the remaining two-thirds to be paid on the first anniversary of the closing of the merger.

(B)	Severance includes the value of (i) cash severance in lieu of salary, (ii) cash severance in lieu of health insurance, (iii) cash severance in lieu of car allowance and (iv) cash severance in lieu of payment towards a UK-based private pension fund, in each case for six months, each of which is payable under his employment agreement described above in the section titled “Retention Agreements with Executive Officers — Employment Agreement with Mr. Weston.” In the event Mr. Weston’s termination would be deemed to be due to the merger, the severance would be calculated on a twelve-month basis instead.

Payment in Lieu of Director Options

The Company will make a payment of $40,000 to Raymond Playford prior to September 30, 2011. Mr. Playford joined our board of directors in August 2010. Because discussions relating to a potential acquisition of the Company were ongoing at that time, as described in “The Merger — Background to the Merger,” the compensation committee of the board of directors had suspended the regular option grants to directors that had previously been a part of the director compensation package. The $40,000 payment was proposed and approved by the compensation committee and our board in lieu of the value of the stock options that Mr. Playford would have ordinarily received upon his appointment to the board. Such payment was not conditioned upon the signing of the merger agreement, the closing of the merger, or any other contingencies.

Governmental and Regulatory Matters

General

We believe that the proposed merger is not subject to the reporting and waiting provisions of the HSR Act. Thus, no filings have been made or are presently contemplated with the DOJ or the FTC. Nevertheless, the DOJ or the FTC as well as, in certain circumstances, foreign governmental entities, state attorneys general or private persons, could challenge the transaction at any time before or after its completion. As described below, Parent and Company have made a filing with the competition authorities in Ireland, who have issued a determination letter clearing the merger. No other merger-related filings with competition authorities are anticipated to be required.

Irish Competition Act

Affiliates of Parent and the Company each conduct business in Ireland. The Irish Competition Act 2002 requires notification to and prior approval by the Competition Authority of the Republic of Ireland of mergers or acquisitions involving parties exceeding specified thresholds, which affiliates of Parent and the Company exceed. Parent and the Company filed the requisite merger notification form under the Irish Competition Act 2002 with the Competition Authority of the Republic of Ireland on August 4, 2011. On August 22, 2011, the Competition Authority issued a determination letter notifying the parties that it had cleared the merger. Due to unrelated business interests of the controlling persons of Parent, the merger is treated under the Irish Competition Act as a media merger. Consequently, there was an additional period of ten days following the Competition Authority’s clearance of the merger during which the Minister for Jobs, Enterprise and Innovation of the Republic of Ireland could have intervened to direct that the Competition Authority initiate a merger review. On September 1, 2011, this additional period passed without the Minister for Jobs, Enterprise and Innovation having taken any action.

Certain United States Federal Income Tax Matters

The following is a summary of the material U.S. federal income tax consequences of the merger to “U.S. holders” and “non-U.S. holders” (each, as defined below). This discussion is based on the United States Internal Revenue Code of 1986, as amended, which we refer to as the Code, applicable current and proposed U.S. Treasury regulations, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect.

This discussion applies only to U.S. holders and non-U.S. holders who hold our common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a beneficial owner in light of its particular circumstances, or that may apply to certain types of beneficial owners who may be subject to special rules (including, for example, insurance companies, banks, tax-exempt organizations, financial institutions, mutual funds, broker-dealers, partnerships or other pass-through entities, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, retirement plans, traders or dealers in securities or currencies, shareholders subject to the alternative minimum tax or the tax imposed under Section 1411 of the Code, shareholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements, shareholders that have a functional currency other than the U.S. dollar, shareholders that hold an equity interest, directly or indirectly through constructive ownership or otherwise, in Parent or us after the merger, U.S. expatriates, U.S. holders who actually or constructively own or have actually owned or constructively owned at least 10% of the voting power of the Company at any time during the five-year period ending at the effective time of the merger, non-U.S. holders who actually or constructively own or have actually owned or constructively owned more than 5% of our common shares at any time during the five-year period ending at the effective time of the merger, or shareholders who hold our common shares as part of a hedge, straddle or a constructive sale or conversion transaction). In addition, this discussion does not address any aspect of state, local or foreign tax laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any of its political subdivisions;

•	a trust (i) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (ii) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a domestic trust; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder,” for purposes of this discussion, is a beneficial owner of our common stock (other than a partnership or other entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If an entity or arrangement treated as a partnership holds our common stock, the U.S. federal income tax treatment of such partnership and each partner thereof generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its tax advisor.

The following discussion of the U.S. federal income tax consequences of the merger is not intended to constitute a complete description of all tax consequences relating to the merger and is included for general information purposes only. Shareholders should consult their own tax advisors regarding the U.S. federal, state and local and foreign income and other tax consequences of the merger.

U.S. Holders

The exchange of our common stock for cash pursuant to the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. Subject to the discussion below, a U.S. holder whose shares of common stock are converted into the right to receive cash pursuant to the merger generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the shareholder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that the U.S. holder’s holding period for such shares is more than 12 months at the time of the consummation of the merger. For 2011, long-term capital gains recognized by individuals are subject to a maximum U.S. federal income tax rate of 15%. There are certain limitations on the deductibility of capital losses.

To the extent that any U.S. holder is treated as owning at least 10% of the voting power of the Company at any time during the five-year period ending on the effective date of the merger, some or all of such holder’s gains from the sale of our common shares may be recharacterized as dividend income pursuant to Section 1248(e) of the Internal Revenue Code. In such case, the amount taxed as a dividend would be equal to earnings and profits of each of our foreign subsidiaries (as determined under U.S. federal income tax principles) attributable to the stock held by such holder. In the case of a U.S. holder that is an individual, such deemed dividend amounts may or may not qualify for the 15% dividend rate. U.S. holders should consult their tax advisors regarding the applicability of Section 1248(e) of the Internal Revenue Code to them.

Backup withholding may apply to cash payments to which a U.S. holder is entitled under the merger agreement, unless such shareholder (i) provides a taxpayer identification number (social security number, in the case of individuals, or employer identification number, in the case of other shareholders), certifies under penalty of perjury that such number is correct, and otherwise complies with the backup withholding rules or (ii) otherwise establishes an exemption from backup withholding.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner. Cash received by a U.S. holder pursuant to the merger may also be subject to information reporting unless an exemption applies.

Non-U.S. Holders

Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the merger under regular graduated U.S. federal income tax rates. If a non-U.S. holder is a foreign corporation whose gain is described in the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the Code and, in addition, may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States.

Backup withholding may apply to the cash received by a non-U.S. holder in the merger unless such holder certifies under penalty of perjury that it is a non-U.S. holder or otherwise establishes an exemption from backup withholding in a manner satisfactory to the relevant withholding agent.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner. Cash received pursuant to the merger may also be subject to information reporting unless an exemption applies.

The foregoing discussion of the U.S. federal income tax consequences of the merger is not intended to constitute a complete description of all tax consequences relating to the merger and is included for general information purposes only. Shareholders should consult their own tax advisors regarding the U.S. federal, state and local and foreign income and other tax consequences of the merger.

Anticipated Accounting Treatment of the Merger

The merger will be accounted for as a “purchase transaction” for financial accounting purposes, in accordance with generally accepted accounting principles.

Delisting and Deregistration of Shares of Company Common Stock

If the merger is consummated, our common stock will be delisted from the NASDAQ Global Select Market and deregistered under the Exchange Act. As such, we would no longer file periodic reports with the SEC on account of our common stock.

Litigation Concerning the Merger

On August 3, 2011, August 4, 2011 and August 16, 2011, five substantially similar putative class action complaints were filed in the Supreme Court of the State of New York for the County of New York by five shareholders of the Company captioned as Zimmerman v. Allied Healthcare International Inc., et al., No. 652158/2011 (N.Y. Sup. Ct. filed August 3, 2011), Weber v. Allied Healthcare International Inc., et al., Index No. 652188/2011 (N.Y. Sup. Ct. filed August 4, 2011), Reed v. Allied Healthcare International Inc., et al., Index No. 652160/2011 (N.Y. Sup. Ct. filed August 4, 2011), Phillips v. Young, et. al., No. 652284/2011 (N.Y. Sup. Ct. filed August 16, 2011), and Terranova v. Young, et. al., Index No. 652287/2011 (N.Y. Sup. Ct. filed August 16, 2011), naming the Company, the members of the Company’s board of directors, Saga, and Acquisition Sub as defendants. The complaints alleged that the members of the board of directors breached their fiduciary duties in negotiating and approving the merger agreement, and in particular alleged that the merger consideration negotiated under the merger agreement is inadequate; that certain of the defendants have improper conflicts of interest by reason of the retention agreements with the Company’s executive officers; and that the terms of the merger agreement improperly impose deal protection devices that will preclude competing offers. The complaints further alleged that the Company, Saga, and Acquisition Sub aided and abetted the members of the board in their alleged breaches of fiduciary duties. The plaintiffs sought a determination that the respective lawsuits were proper class actions and that the plaintiffs were proper class representatives; a decree that the members of the board of directors breached their fiduciary duties; and orders enjoining the defendants and their agents from consummating the proposed transaction unless and until the

Company adopts and implements a procedure to obtain a merger agreement providing the best possible terms for shareholders, directing the members of the board of directors to disclose all material information to Company shareholders that is necessary for them to make a fully informed decision whether to vote in support of the proposed transaction, imposing a constructive trust upon any benefits improperly received by the defendants, rescinding any terms of the proposed transaction already implemented, and awarding damages, costs and attorneys’ fees.

On August 31, 2011, an amended complaint was filed in each of the cases identified above, except for the Reed case. In the amended complaints the claims and defendants remained the same, but after having reviewed the preliminary proxy statement filed by the Company the plaintiffs added details regarding information that they allege should be disclosed to Company shareholders for them to make a fully informed decision whether to vote in support of the proposed transaction. On September 2, 2011, the court consolidated all of the cases identified above into one action identified as In Re Allied Healthcare International Inc. Shareholder Litigation, Index No. 652188/2011, and appointed the firm of Pomerantz Haudek Grossman & Gross LLP as lead counsel for the plaintiffs. On September 8, 2011, lead counsel for the plaintiffs informed counsel for the Company defendants that plaintiffs would not be filing a consolidated complaint and instead would rely on the amended complaint (the “Amended Complaint”) from the Weber action as the operative complaint in the consolidated case. The claims and defendants in the Amended Complaint are the same as were in the original compliant as described above. In the Amended Complaint plaintiffs added detail claiming that the proxy statement does not disclose material information concerning (i) the number of management projections that were created and the material content of those projections; (ii) the underlying methodologies, projections, and multiples relied upon by Oppenheimer; (iii) the sales process leading up to the execution of the merger agreement; and (iv) whether Oppenheimer or Credit Suisse have any conflicts involving any party to the proposed transaction or the litigation.

We intend to defend the consolidated lawsuit vigorously.

THE MERGER AGREEMENT

The following description of the merger agreement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The full text of the merger agreement is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement. You are urged to read the merger agreement in its entirety because it is the legal document that governs the merger.

The representations, warranties and covenants contained in the merger agreement were made only for purposes of the merger agreement and as of specified dates, were solely for the benefit of the parties to the merger agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the merger agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in this proxy statement or our other disclosures.

The Merger

At the effective time of the merger, Merger Sub will merge with and into the Company, with the Company becoming a wholly owned subsidiary of Parent. At the effective time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Company, which will continue as the surviving corporation, and all of the debts, liabilities and duties of the Company and the Merger Sub will become the debts, liabilities and duties of the surviving corporation.

If the merger is consummated, the Company will cease to be an independent, publicly traded company and the Company common stock will be delisted from the NASDAQ Global Select Market and deregistered under the Exchange Act. As such, we would no longer file periodic reports with the SEC on account of the Company common stock. Following consummation of the merger, you will not own any shares of the capital stock of the surviving corporation of the merger.

Directors and Officers; Certificate of Incorporation; Bylaws

The board of directors of the surviving corporation will, from and after the effective time of the merger, consist of the directors of Merger Sub until their successors have been duly elected and qualified or until their earlier death, resignation or removal. The officers of the Company at the effective time of the merger will, from and after the effective time of the merger, be the officers of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

The certificate of incorporation of the surviving corporation will be amended to read in its entirety as the certificate of incorporation of Merger Sub read immediately prior to the effective time of the merger (except with respect to the name of the Company), until amended in accordance with applicable law. The bylaws of the surviving corporation will be amended to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the effective time of the merger (except with respect to the name of the Company), until amended in accordance with applicable law.

Closing and Effective Time of the Merger

The merger will become effective at the time a certificate of merger is filed with the Department of State of the State of New York or such later date or time as the Company and Parent mutually agree and specify in the certificate of merger, which we refer to as the effective time of the merger.

The closing of the merger will take place on the second business day after satisfaction or waiver of the conditions described below under “Conditions to the Merger” on page 57 (other than those conditions that by their nature are to be satisfied at the closing but subject to the fulfillment or waiver of those conditions), unless otherwise mutually agreed by the Company and Parent.

Consideration to be Received in the Merger

If the merger is consummated, each share of Company common stock that is issued and outstanding immediately prior to the effective time of the merger (other than shares held by Parent, Merger Sub, the Company or any of their respective subsidiaries) will be converted into the right to receive $3.90 in cash, without interest, less any applicable withholding taxes, which amount we refer to as the merger consideration.

Treatment of Stock Options and SARs

If the merger is consummated, each Company stock option (whether vested or unvested) that is outstanding immediately prior to the effective time of the merger and has not otherwise been forfeited will become fully vested and cancelled as of the effective time of the merger, and converted into the right to receive, for each share previously underlying such option, a cash payment equal to the excess, if any, of the merger consideration over the exercise price per share of such option, without interest, less any applicable withholding taxes. If the exercise price of any outstanding Company stock options is equal to or greater than the merger consideration, then such options will be cancelled as of the effective time of the merger without any payment and will have no further force or effect.

Each Company stock appreciation right (“SAR”) that is outstanding immediately prior to the effective time of the merger and that is vested as of immediately prior to the effective time of the merger (including any portion of a Company SAR that vests as a result of the merger) will be cancelled and converted into the right to receive a cash payment equal to the excess, if any, of the merger consideration over the exercise price per share of the Company common stock subject to the SAR, multiplied by the number of shares of Company common stock subject to such SAR, without interest, less any applicable withholding taxes.

There are no outstanding equity-based awards other than Company stock options and Company SARs.

Cancellation of Shares

Each share of Company common stock held by the Company or any of its subsidiaries (including treasury stock) and each share of Company common stock owned, directly or indirectly, by Parent or Merger Sub, in each case, immediately prior to the effective time of the merger will be automatically cancelled and will not be entitled to any merger consideration or any other payment or distribution.

Payment for Shares

Prior to the effective time of the merger, Parent will designate a paying agent reasonably acceptable to the Company to act as paying agent for the payment of the merger consideration. Prior to the effective time of the merger, Parent will deposit, or cause to be deposited, with the paying agent funds in U.S. dollars sufficient to pay the aggregate merger consideration payable in respect of shares of Company common stock and the aggregate amounts payable in respect of Company stock options and Company SARs.

As soon as practicable after the effective time of the merger, but in no event later than three business days after the effective time of the merger, the paying agent will mail (i) to each record holder of shares of Company common stock as of immediately prior to the effective time of the merger a letter of transmittal containing instructions on how to surrender stock certificates or book-entry shares in exchange for the merger consideration and (ii) to each holder of Company stock options and/or Company SARs, a check in an amount due and payable to such holder with respect to such Company stock options and/or Company SARs. If the surviving corporation of the merger instead makes payment directly to the holders of Company stock options and/or Company SARs, the paying agent will reimburse the surviving corporation for the amounts paid.

You should not return your stock certificates with the enclosed proxy card.

No interest will be paid or accrued on the cash payable with respect to shares of Company common stock, Company stock options or Company SARs, as provided above. Each of Parent, the surviving corporation of the merger and the paying agent will be entitled to deduct and withhold any applicable taxes from such amounts. Any sum that is withheld will be deemed to have been paid to the person with regard to whom it is withheld.

At the effective time of the merger, the stock transfer books of the Company will be closed, and there will be no further registration of transfers on the stock transfer books of the surviving corporation of the merger of the shares of Company common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, certificates or book-entry shares are presented to the surviving corporation of the merger for transfer, they will be cancelled and exchanged for a check in the proper amount pursuant to the terms of the merger agreement, as provided above.

Any portion of the exchange fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of shares of Company common stock and the former holders of Company stock options and Company SARs for twelve months after the effective time of the merger will be delivered to the surviving corporation of the merger upon demand, and any such holder who has not received the payments contemplated by the merger agreement, as provided above, will thereafter be entitled to look only to the surviving corporation for payment of their claim for such payments, without any interest thereon.

Representations and Warranties

We made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedules the Company delivered to Parent and Merger Sub in connection therewith. These representations and warranties relate to, among other things:

•	corporate organization, good standing, qualification and similar matters;

•	corporate power and authority to enter into the merger agreement and due execution, delivery and enforceability of the merger agreement;

•	the required vote of the Company shareholders for adoption of the merger agreement;

•	the absence of required governmental consents, other than those specified in the merger agreement, in connection with the execution and delivery of the merger agreement or the closing of the merger;

•	the absence of conflicts with charter documents, applicable laws and material contracts;

•	our capital structure and equity securities and the equity securities of our subsidiaries;

•	ownership of our subsidiaries;

•	our SEC filings since September 30, 2010 and our compliance with the Sarbanes-Oxley Act of 2002;

•	our disclosure controls and procedures and internal controls over financial reporting;

•	the accuracy of our financial statements and the absence of undisclosed liabilities;

•	certain matters relating to this proxy statement;

•	the absence of a Company material adverse effect (as defined below) and certain other changes;

•	tax matters;

•	matters relating to our employee benefit plans;

•	environmental matters and compliance with environmental laws;

•	material legal proceedings;

•	compliance with applicable laws, licenses, permits and other regulatory matters;

•	intellectual property matters;

•	the existence and enforceability of material contracts;

•	insurance policies;

•	personal property and the absence of certain liens thereon;

•	real estate matters;

•	labor and employment matters;

•	receipt of a fairness opinion from Oppenheimer;

•	the absence of any undisclosed finders’ or brokers’ fees payable in connection with the merger; and

•	the inapplicability of state takeover statutes.

Many of our representations and warranties are qualified by, among other things, exceptions relating to “materiality” or the absence of a “Company material adverse effect,” which means any effect, circumstance, change or development that, individually or in the aggregate with other effects, circumstances, changes or developments, is material and adverse to the financial condition, business operations or results of operations of the Company and its subsidiaries, taken as a whole, or that would reasonably be expected to adversely affect our ability to consummate the merger in a timely fashion. Notwithstanding the foregoing, to the extent that any effect, change or development is caused by or results from any of the following, it will not be taken into account in determining whether there has occurred a Company material adverse effect:

•	the announcement or execution of the merger agreement, or the performance of obligations under the merger agreement;

•	any action or inaction taken at the direction of Parent;

•	factors affecting the economy or financial markets as a whole or generally affecting the industries in which we participate, except to the extent such changes negatively affect us in a disproportionate manner as compared to comparable participants in our industry;

•	failure to meet internal or analyst financial forecasts, guidance or milestones;

•	any change in the market price or trading volume of the Company common stock after the date of the merger agreement;

•	any change in generally accepted accounting principles in the United States or in international accounting standards that we are required to adopt; or

•	changes in generally applicable laws, rules, regulations or administrative policies, or published interpretations thereof, except to the extent such changes negatively affect us in a disproportionate manner as compared to comparable participants in our industry.

The merger agreement also contains a number of representations and warranties by Parent and Merger Sub. These representations and warranties relate to, among other things:

•	corporate organization, good standing, qualification and similar matters;

•	corporate power and authority to enter into the merger agreement and due execution, delivery and enforceability of the merger agreement;

•	the absence of required governmental consents, other than those specified in the merger agreement, in connection with the execution and delivery of the merger agreement or the closing of the merger;

•	the absence of conflicts with charter documents, applicable laws and certain contracts;

•	the accuracy of information provided by Parent and Merger Sub to be included in this proxy statement;

•	the capitalization of Merger Sub and the operation of Merger Sub since its organization;

•	the lack of ownership of shares of Company common stock by Parent, Merger Sub and their subsidiaries;

•	the availability of funds to Parent and Merger Sub on the closing date of the merger, in cash or under existing credit lines, to finance payment of the merger consideration contemplated by the merger agreement and otherwise to perform their obligations under the merger agreement;

•	the absence of any undisclosed finders’ or brokers’ fees payable in connection with the merger;

•	material legal proceedings; and

•	the absence of certain arrangements with management of the Company.

Some of the representations and warranties of Parent and Merger Sub are qualified by, among other things, exceptions relating to “materiality” or the absence of an “acquiror entity material adverse effect,” which means any effect, change or development that, individually or in the aggregate, is material and adverse to the financial condition, business operations or results of operations of Parent and Merger Sub taken as a whole or that would reasonably be expected to prevent or to materially delay or impede the ability of Parent or Merger Sub to consummate the merger or the other transactions contemplated by the merger agreement.

The representations and warranties in the merger agreement of each of the Company, Parent and Merger Sub will terminate upon the consummation of the merger or the termination of the merger agreement in accordance with its terms.

Conduct of Business Prior to the Closing

The merger agreement provides that during the period from the date of the merger agreement until the effective time of the merger, and except (1) as expressly permitted or required by the merger agreement, (2) as required by applicable law, (3) as previously disclosed to Parent in connection with the merger agreement, or (4) as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), we will:

•	conduct our business, and cause each of our subsidiaries to conduct their businesses, in the usual, regular and ordinary course consistent with past practice; and

•	use our commercially reasonable efforts to preserve our present lines of business, maintain our rights, assets and franchises, and preserve current relationships with customers, suppliers and others having business dealings with the Company, and cause our subsidiaries to do the same.

In addition, and subject to the same exceptions, we will not take, and will not permit any of our subsidiaries to take, any of the following actions (subject to the thresholds and exceptions specified in the merger agreement):

•	making any capital expenditures, other than (a) capital expenditures up to an aggregate amount set forth in our current capital expenditures budget plan delivered to Parent, or (b) after the period covered by such plan, in an aggregate amount not to exceed £600,000 per quarter;

•	declaring dividends;

•	splitting, combining, reclassifying, redeeming or purchasing our capital stock;

•	issuing, granting, selling or otherwise disposing of any shares of capital stock or securities convertible into capital stock;

•	amending our organizational documents;

•	engaging in certain acquisition transactions other than the acquisition of assets in the ordinary course of our business;

•	selling, disposing, leasing, licensing, divesting or pledging assets, other than the disposition of assets in the ordinary course of our business;

•	incurring or guaranteeing indebtedness other than ordinary borrowings under existing credit facilities;

•	paying any retention, transaction bonus, severance or termination pay, entering into employment, consulting, severance or similar agreements, materially changing the terms of employment, working practices or related agreements, increasing materially the compensation or benefits payable to directors and officers, adopting new employee benefit plans or amending any existing benefit plan, in each case except as required or contemplated by existing agreements or Company plans;

•	changing our accounting practices or changing tax elections or methods;

•	entering into agreements that would limit or restrain our business; or

•	fail to maintain insurance policies.

Each of Parent and Merger Sub has agreed that during the period from the date of the merger agreement until the effective time of the merger, they will not, and will not permit any of their respective subsidiaries to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) that would reasonably be expected to result in, individually or in the aggregate, an acquiror entity material adverse effect.

Investigation

Subject to certain limitations, until the effective time of the merger, we have agreed to afford to Parent, Merger Sub and their representatives reasonable access to our offices, properties, contracts, books and records. We will also make available to Parent and its representatives certain financial and operating data relating to the Company and its subsidiaries as they may reasonably request. In both cases, we will provide such access or information to the extent consistent with applicable law. Parent has agreed to hold any such information provided in confidence to the extent required by the provisions of the confidentiality agreement between us and Parent.

Restrictions on Solicitation of Other Offers

Until the effective time of the merger, we may not, and we must instruct our subsidiaries and representatives not to:

•	solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making or submission of any proposal or transaction that constitutes an acquisition proposal;

•	enter into, participate in and/or engage in discussions or negotiations with any person relating to an acquisition proposal, or with any person who has made or has disclosed to us that it is contemplating making, an acquisition proposal, or disclose non-public information or provide access to data relating to us or our subsidiaries to such a person;

•	accept or recommend an acquisition proposal or enter into any agreement, letter of intent or agreement in principle relating to an acquisition proposal, or any agreement, letter of intent or agreement in principle that requires us to abandon or fail to close the merger;

•	waive, terminate, modify or fail to enforce any provision of a standstill or similar agreement of any person other than Parent (except for any portion of such a standstill or similar obligation that restricts the ability of a person to communicate an acquisition proposal to our board of directors); or

•	agree or publicly propose to do any of the foregoing.

As of the date of the merger agreement, we have agreed to cease and cause to be terminated any discussions or negotiations with any person that would otherwise be prohibited by the terms of the merger agreement.

Notwithstanding the restrictions above, at any time prior to the adoption of the merger by our shareholders at the special meeting, if we are in compliance with the restrictions above but receive an acquisition proposal from a third party, we may take any of the actions otherwise prohibited under the second bullet point above if, prior to taking such action:

•	our board of directors determines in good faith, after consultation with its independent outside legal and financial advisors, that such acquisition proposal could reasonably be expected to lead to a superior proposal,

•	our board of directors determines in good faith, after consultation with its independent outside legal and financial advisors, that failure to take such actions would result in a violation of its fiduciary responsibilities to our shareholders under applicable laws.

In addition, following the receipt of an acquisition proposal, we and our representatives are permitted to contact the party submitting the acquisition proposal in order to clarify and understand the terms and conditions of such proposal to determine whether it constitutes or would be reasonably likely to lead to a superior proposal. Prior to taking any such action, we will promptly provide notice to Parent of any determination to take such action. We will not disclose any information to a person submitting an acquisition proposal without entering into a confidentiality agreement with such person that is no less favorable to us than the terms of our confidentiality agreement with Parent, and we will provide Parent with any non-public information provided to such a person that has not already been provided to Parent.

For purposes of the merger agreement:

•	an acquisition proposal is any offer or proposal, including any offer or proposal from or to our shareholders, made by any person or group other than Parent or its subsidiaries or affiliates regarding (i) a merger, consolidation, share exchange, recapitalization, reclassification, liquidation or other business combination involving us and/or any of our subsidiaries whose business or businesses constitute twenty percent (20%) or more of the assets, revenues or earnings of the Company and our subsidiaries, taken as a whole, (ii) the acquisition of assets of the Company and/or our subsidiaries equal to twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries or to which twenty percent (20%) or more of our revenues or earnings on a consolidated basis are attributable, or (iii) the acquisition of beneficial ownership of equity interests representing a twenty percent (20%) or greater economic or voting interest in the Company or a tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning equity interests representing a twenty percent (20%) or greater economic or voting interest in the Company; and

•	a superior proposal is a bona fide written acquisition proposal (with all of the percentages included in the definition of acquisition proposal increased to fifty percent (50%) instead) which is on terms which our board of directors in good faith determines, after consultation with its independent legal and financial advisors, and considering such factors as the board considers to be appropriate (including the conditionality, timing and likelihood of consummation of such proposal), are more favorable to our shareholders from a financial point of view than the transactions provided for in the merger agreement.

The Board’s Recommendation; Changes to Recommendation

As described above, and subject to the provisions described below, our board of directors has made the recommendation that the holders of shares of our common stock vote “FOR” the proposal to adopt the merger agreement.

Under the merger agreement, and except as provided below, our board of directors will not withdraw, modify or change (or resolve to withdraw, modify or change) the recommendation in any manner adverse to Parent or Merger Sub, nor may it take any other action or make any public statement in connection with the special meeting that is inconsistent with the recommendation. We refer to any of the actions in the previous sentence as a change in recommendation.

Our board of directors is entitled to make a change in recommendation prior to the special meeting, and is entitled not to solicit proxies in favor of the merger agreement, if (1) it has complied in all material respects with the restrictions outlined above under “— Restrictions on Solicitation of Other Offers,” and (2) the board has determined in good faith, after consultation with its independent legal and financial advisors, that failure to take such action would result in a violation of its fiduciary responsibilities to our shareholders under applicable law. In addition, if our board of directors intends to make a change in recommendation following and as a result of an acquisition proposal, then it can only make the change in recommendation if:

•	it has concluded in good faith that the acquisition proposal constitutes a superior proposal;

•	it has provided five business days’ written notice advising Parent that it intends to make a change in recommendation, specifying reasons for the change, including the terms and conditions of the superior proposal;

•	during the five business day period, if requested by Parent, we have engaged in good faith negotiations with Parent to amend the merger agreement in such a way that the acquisition proposal would cease to constitute a superior proposal; and

•	at the end of the five business day period, the acquisition proposal has not been withdrawn and continues to constitute a superior proposal, taking into account any changes to the merger agreement proposed by Parent.

Nothing in the merger agreement prohibits us or our board of directors from (i) taking and disclosing to our shareholders a position contemplated by Rules 14d-9 or 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of the board’s position thereunder, or (ii) making any disclosure to our shareholders if our board of directors determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to our shareholders under applicable law or would constitute a violation of applicable law, or (iii) making a factually accurate public statement that describes our receipt of an acquisition proposal.

Shareholder Meeting

Unless the merger agreement is validly terminated in accordance with its terms, following the clearance of this proxy statement by the SEC, we have agreed to promptly: (i) take all action necessary in accordance with the NYBCL, our certificate of incorporation and bylaws, and the rules of The Nasdaq Stock Market to duly call, give notice of, convene and hold the special meeting as promptly as practicable, and (ii) recommend adoption of the merger agreement to our shareholders and use commercially reasonable efforts to solicit from our shareholders proxies in favor of the adoption of the merger agreement.

We may postpone or adjourn the special meeting: (i) with the consent of Parent; (ii) for the absence of a quorum; (iii) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which our board of directors has determined in good faith (after consultation with its outside legal counsel) is necessary under applicable laws and for such supplemental or amended disclosure to be disseminated to and reviewed by our shareholders prior to the special meeting; or (iv) during the five business day period contemplated under “— The Board’s Recommendation; Changes in Recommendation” above if we have provided Parent notice that we have received a superior proposal.

Employee Matters

For a period of one year following the effective time of the merger, the surviving corporation will provide, or cause to be provided, to all affected employees (as defined below) compensation, salary, wages, cash incentive opportunities, severance, medical, retirement and other employee benefit plans, programs and arrangements (in each case excluding equity-based compensation) that are comparable, in the aggregate, to the compensation, salary, wages, cash incentive opportunities, severance, medical, retirement and other written employee benefit plans, programs and arrangements (in each case excluding equity compensation) provided to our employees immediately prior to the effective time of the merger. For purposes of the merger agreement, an affected employee is any individual who is our employee on the effective date of the merger, including any individual who is not actively at work on account of illness, disability or leave of absence.

If affected employees are transferred to Parent or a subsidiary of Parent after the effective date of the merger (other than the surviving corporation or its subsidiaries), Parent will give them full credit for their years of service with us for purposes of eligibility to participate, vesting or benefit accrual under the employee benefit plans maintained by Parent or its subsidiaries, unless the credit would lead to an unintended duplication of benefits.

Indemnification and Insurance

In the merger agreement, Parent agreed that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the effective time of the merger now existing in favor of our current or former directors and officers or the current or former directors and officers of our subsidiaries as provided in our or our applicable subsidiary’s certificate of incorporation or bylaws or other organizational documents, by applicable law or in any agreement, will survive the merger and will continue in full force and effect and will not be modified in any manner that would adversely affect the rights thereunder of any individuals who at the effective time of the merger were current or former directors or officers of us or our subsidiaries. In furtherance of that agreement, the Company will indemnify and hold harmless, and after the effective time of the merger Parent will cause the Surviving Corporation to indemnify and hold harmless, each of the Company’s current or former directors or officers (and those of the Company’s subsidiaries) to the extent of the applicable provisions of the Company’s bylaws, as in effect on the date of the merger agreement, as if those provisions were made part of the merger agreement.

The merger agreement requires Parent to maintain the our current directors’ and officers’ insurance policies (or substitute insurance of at least the same coverage and amounts with terms that are at least as favorable to the indemnified parties) for six years following the effective time. Parent will not be required to pay premiums which on an annual basis exceed 300% of the annual premiums currently paid by the Company; however, Parent must obtain the greatest coverage available at such cost. At the Company’s option, the Company may purchase a six-year “tail” policy prior to the effective date of the merger on terms providing substantially equivalent benefits as the current directors’ and officers’ insurance policies maintained by the Company, provided that the premium for the policy is not in excess of 300% of the last annual premium paid by the Company, in which case Parent’s obligation to maintain existing insurance policies or substitute comparable coverage will be deemed to be satisfied.

Efforts to Close the Merger; Regulatory Filings

Subject to the terms and conditions set forth in the merger agreement, each of the Company, Parent and Merger Sub has agreed to use its reasonable best efforts take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement as soon as practicable, including seeking any consents, approvals or waivers required by third parties, and taking all actions necessary, including prompt and full compliance with any requests for information from government entities, in order to obtain any necessary clearance, waiver, approval or authorization with respect to the merger.

Without limiting the obligations set forth above, each of the Company, Parent and Merger Sub has agreed to notify the merger to the Competition Authority of the Republic of Ireland and to use reasonable best efforts to take all actions necessary, including complying promptly and fully with any requests for information from antitrust authorities or other governmental entities, to obtain any clearance, waiver, approval or authorization that is necessary for completion of the merger. The parties agreed to use their reasonable best efforts to take such actions as may be necessary to resolve such objections, if any, as any antitrust authority may assert under the Irish Competition Act 2002 or similar laws in other jurisdictions, and agreed to cooperate in seeking to have vacated or overturned any decree, injunction or similar order that restricts or prevents the completion of the merger or the transactions contemplated by the merger agreement. The merger agreement states that in relation to any approvals or consents required under Irish competition law, “reasonable best efforts” includes agreeing to such undertakings, agreements, divestitures or other actions that are reasonably requested by the Competition Authority of the Republic of Ireland that are required to avoid the entry of any injunction or similar order that would prevent or delay the closing of the merger beyond the end date (as described below under “— Termination”), provided that such undertakings, agreements or divestitures would not individually or in the aggregate be reasonably likely to have a Company material adverse effect. Parent and the Company filed the requisite merger notification form under the Irish Competition Act 2002 with the Competition Authority of the Republic of Ireland on August 4, 2011. On August 22, 2011, the Competition Authority issued a determination letter clearing the merger. Due to unrelated business interests of the controlling persons of Parent, the merger is treated under the Irish Competition Act as a media merger. Consequently, there was an additional period of ten days following the Competition Authority’s clearance of the merger during which the Minister for Jobs, Enterprise and Innovation of the Republic of Ireland could have intervened to direct that the Competition Authority initiate a merger review. On September 1, 2011, this additional period passed without the Minister for Jobs, Enterprise and Innovation having taken any action. No other merger-related filings with competition authorities are anticipated to be required.

Takeover Statutes

If any “fair price,” “business combination,” “control share acquisition” or other form of anti-takeover statute or regulation is or becomes applicable to the merger agreement or the transactions contemplated by the merger agreement, we, Parent and Merger Sub have agreed to take such actions as are necessary so that the transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms and conditions contemplated by the merger agreement and otherwise act to eliminate or minimize the effects of such statute or regulation.

Additional Covenants

The merger agreement contains additional agreements between us and Parent and/or Merger Sub relating to, among other things:

•	consultations regarding public announcements;

•	the preparation and filing of this proxy statement with the SEC;

•	notification of certain changes;

•	the exemption of dispositions of Company equity securities pursuant to the merger by directors and officers of the Company under Rule 16b-3 promulgated under the Exchange Act; and

•	delisting of the Company common stock from the NASDAQ Global Select Market following the effective time of the merger.

Conditions to the Merger

The obligations of Parent and Merger Sub, on the one hand, and the Company, on the other hand, to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction (or waiver in writing by all parties, to the extent permitted by applicable law) of the following conditions:

•	the adoption of the merger agreement by the holders of at least two-thirds of the outstanding shares of our common stock entitled to vote at the special meeting;

•	the absence of any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order by any governmental entity of competent jurisdiction that is in effect and prohibits consummation of the merger, or of any governmental proceeding that is pending seeking any such judgment, decree or injunction to prohibit the merger; and

•	to the extent that the merger constitutes a “merger or acquisition” that is mandatorily notifiable to the Competition Authority of the Republic of Ireland under the Irish Competition Act 2002, either (i) the Competition Authority having informed the parties of its determination under such statute that the merger may be put into effect, or (ii) the period specified in such act (as may be extended under the relevant provisions of such act) having elapsed without the Competition Authority informing the parties of the determination, if any, which it has made under the relevant provisions of the act.

The obligation of the Company to consummate the merger and the other transactions contemplated by the merger agreement is subject to the satisfaction (or waiver in writing by the Company, to the extent permitted by applicable law) of the following further conditions:

•	The representations and warranties of Parent and Merger Sub set forth in the merger agreement shall be true and correct in all material respects both when made and at and as of the closing date of the merger, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date, and except for changes contemplated by the merger agreement), provided that the representations and warranties of Parent and Merger Sub relating to having sufficient funds to perform their obligations under the merger agreement shall be true in correct in all respects;

•	Each of Parent and Merger Sub shall have performed in all material respects each of their respective agreements and covenants contained in the merger agreement that are required to be performed by them on or prior to the effective date of the merger; and

•	The Company must have received certificates signed on behalf of Parent and Merger Sub, dated as of the closing date of the merger and signed by an executive officer of each of Parent and Merger Sub, certifying to the effect that the conditions set forth in the preceding bullet points have been satisfied.

The obligations of Parent and Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction (or waiver in writing by Parent and Merger Sub, to the extent permitted by applicable law) of the following further conditions:

•	Our representations and warranties relating to:

•	our corporate power and authority to execute and deliver the merger agreement, the authorization of the merger agreement by our board of directors, the enforceability of the merger agreement, the approval of the merger agreement by our board and recommendation of the agreement to our shareholders, and the vote required by our shareholders to adopt the merger agreement,

•	the absence of required governmental consents, other than those specified in the merger agreement, in connection with the execution and delivery of the merger agreement or the closing of the merger, and the absence of conflicts with charter documents, applicable laws and material contracts,

•	our capitalization,

•	the absence of a Company material adverse effect, any dividend or other distribution on our capital stock, and certain combinations or reclassifications of our common stock, in each case since March 31, 2011, and

•	the receipt by our board of directors of a fairness opinion,

shall each be true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger as if made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date, and except for changes contemplated by the merger agreement); and

•	All of our other representations and warranties of the Company in the merger agreement shall be true and correct both when made and at and as of the closing date of the merger, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date, and except for changes contemplated by the merger agreement), unless the failure of all such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company material adverse effect (excluding for this purpose any materiality or material adverse effect qualifications in such representations and warranties themselves);

•	We shall have performed in all material respects each of our agreements and covenants contained in the merger agreement that are required to be performed by us on or prior to the effective date of the merger;

•	Parent and Merger Sub must have received certificates signed on behalf of the Company, dated as of the closing date of the merger and signed by one of our executive officers, certifying to the effect that the conditions set forth in the preceding bullet points have been satisfied.

The conditions to each of the parties’ obligations to consummate the merger are for the sole benefit of such parties and may be waived by such parties in whole or in part (to the extent permitted by applicable laws). We can provide no assurance that all of the conditions to each of the parties’ obligations to consummate the merger and the other transactions contemplated by the merger agreement will be satisfied or waived by the party permitted to do so.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after any approval of the matters presented in connection with the merger by our shareholders (unless otherwise indicated below), by the mutual written consent of the Company and Parent and in the other circumstances described below.

Either the Company or Parent may terminate the merger agreement:

•	if the merger shall not have been consummated on or before December 31, 2011, which we refer to as the end date, except that (i) if the only reason for the parties’ failure to consummate the merger on or before this date is the failure to have received required approvals from the Competition Authority of the Republic of Ireland, then the end date shall be extended to February 29, 2012, and (ii) this termination right will not be available to a party whose failure to fulfill any obligation or other breach under the merger agreement has been the cause of, or resulted in, the failure of the merger to occur on or before the end date;

•	if there shall be any order, decree or ruling of any governmental entity (in the United States or elsewhere) or court of competent jurisdiction that permanently enjoins or otherwise prohibits the consummation of the transactions contemplated by the merger agreement and such order, decree, ruling or other action shall have become final and non-appealable; or

•	if the special meeting (including any adjournments or postponements thereof) shall have concluded and our shareholders shall not have adopted the merger agreement.

The Company may also terminate the merger agreement:

•	if, prior to adoption of the merger agreement by our shareholders, our board of directors shall have effected a change in recommendation following receipt of a superior proposal in accordance with the procedures outlined above under “— The Board’s Recommendation; Changes to Recommendation” and we have paid the termination fee described below; or

•	if Parent or Merger Sub shall have breached any of its representations, warranties, covenants or agreements contained in the merger agreement, such that (1) certain closing conditions would not be satisfied, and (2) such breach has not been cured (or is not capable of being cured) within 20 business days following receipt by Parent or Merger Sub of written notice from us of the breach. However, we will not have the right to terminate the merger agreement if we are then in material breach of any of our own obligations under the merger agreement.

Parent may terminate the merger agreement:

•	if (i) the Company’s board of directors has failed to recommend approval of the merger agreement to the Company shareholders in the proxy statement or the board of directors has effected a change in recommendation prior to adoption of the merger agreement by the Company shareholders; (ii) the Company’s board of directors shall have determined that any acquisition proposal is a superior proposal; or (iii) the Company shall have materially breached the terms of its agreement not to solicit competing bids, as described above under “— Restrictions on Solicitation of Other Offers”; or

•	if the Company shall have breached any of its representations, warranties, covenants or agreements contained in the merger agreement, such that (1) certain closing conditions would not be satisfied, and (2) such breach has not been cured (or is not capable of being cured) within 20 business days following receipt by the Company of written notice from Parent or Merger Sub of the breach. However, Parent will not have the right to terminate the merger agreement if Parent or Merger Sub is then in material breach of any of their own obligations under the merger agreement.

If the merger agreement is terminated in accordance with its terms, subject to those designated provisions of the merger agreement which survive (including the public announcement limitations, termination fee and expense provisions, and certain other provisions), there will be no further liability or obligation on the part of any of the Company, Parent or Merger Sub under the merger agreement.

Termination Fees and Expenses

We will be required to pay Parent a termination fee equal to $5.2 million, which we refer to as the termination fee, if:

•	we terminate the merger agreement in order to effect a change in recommendation following receipt of a superior proposal prior to adoption of the merger agreement by our shareholders;

•	Parent terminates the merger agreement as a result of (i) our board of directors’ failure to recommend approval of the merger agreement to our shareholders in the proxy statement or has effected a change in recommendation prior to adoption of the merger agreement by the Company shareholders; (ii) our board of directors’ determination that any acquisition proposal is a superior proposal; or (iii) the material breach of our agreement not to solicit competing bids, as described above under “— Restrictions on Solicitation of Other Offers”;

•	either Parent or we terminate the merger agreement (i) at the end date, without a vote of our shareholders to adopt the merger agreement having occurred, or (ii) following the conclusion of the special meeting if our shareholders shall not have adopted the merger agreement, in each case so long as (a) a bona fide acquisition proposal was publicly announced or otherwise communicated to our board of directors prior to the termination and not withdrawn at the time of the termination (or at the time of the special meeting in the case of clause (ii) above), and (b) within six months of the termination, we or any of our subsidiaries enter into a definitive agreement in respect of, or consummates, any acquisition proposal relating to 50% of our consolidated assets, revenues, earnings or voting securities.

In the event we are required to pay a termination fee, we will pay it concurrently with the termination of the merger agreement in the circumstance described in the first bullet point above; within three business days of the termination of the merger agreement in the circumstance described in the second bullet point above; and on the date of consummation of the relevant acquisition proposal in the circumstance described in the third bullet point above. If we pay a termination fee as a result of the termination of the merger agreement, Parent’s right to receive the termination fee will be its sole and exclusive remedy.

Except as described above, whether or not the transactions contemplated by the merger agreement are consummated, all costs and expenses incurred in connection with such transactions and the merger agreement will be paid by the party incurring or required to incur such expenses.

Specific Performance

In addition to any other remedy to which they are entitled at law or in equity, the parties are entitled, subject to the limitations described below, to enforce specifically the terms of the merger agreement through a decree of specific performance, in the manner and subject to the conditions specified in the merger agreement.

Amendments, Extensions and Waivers

At any time prior to the effective time of the merger, any provision of the merger agreement may be amended or waived if the amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective. However, after adoption of the merger agreement by our shareholders, if any such amendment or waiver requires further approval of our shareholders by applicable law or in accordance with the rules and regulations of the NASDAQ Global Select Market, the effectiveness of such amendment or waiver will be subject to the approval of our shareholders.

Governing Law

The merger agreement is governed by New York law.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 2)

The Adjournment Proposal

We are asking you to approve a proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in respect of the proposal to adopt the merger agreement if there are insufficient votes to adopt the merger agreement. If our shareholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously returned properly executed proxies voting against adoption of the merger agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the merger agreement such that the proposal to adopt the merger agreement would be defeated, we could adjourn the special meeting without a vote on the adoption of the merger and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement.

If the proposal to adjourn the special meeting is not approved and the holders of at least two-thirds of our outstanding shares of common stock do not vote in favor of the merger agreement at the special meeting, the merger will not occur.

Additionally, we may seek to adjourn the special meeting if a quorum is not present at the special meeting. Under our bylaws, the chairman of the meeting or the holders of a majority of our common stock present in person or by proxy at the meeting may adjourn the meeting if a quorum is not present.

Vote Required and Board Recommendation

Approval of the proposal to adjourn the special meeting, if necessary, to allow for the solicitation of additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes to adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, assuming a quorum is present.

The Board believes that it is in the best interests of the Company and its shareholders to be able to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies in respect of the proposal to adopt the merger agreement if there are insufficient votes to adopt the merger agreement.

The Board recommends that you vote “FOR” adjournment of the special meeting.

MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS (PROPOSAL 3)

The Merger-Related Executive Compensation Arrangements Proposal

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) under the Exchange Act require that we seek an advisory (non-binding) vote from our shareholders to approve certain “golden parachute” compensation arrangements for our named executive officers, as disclosed in the table entitled “Golden Parachute Compensation” in the section of this proxy statement entitled “The Merger — Interests of Company Directors and Executive Officers in the Merger — Summary of Merger-Related Executive Compensation Arrangements” and the accompanying footnotes.

We are asking our shareholders to indicate their approval of the agreements and payments which our named executive officers will or may be eligible to receive in connection with the merger.

Shareholders should note that this proposal is merely an advisory vote and will not be binding on Allied, the Board or Parent regardless of whether the merger agreement is approved. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated, our named executive officers will be eligible to receive the various merger-related compensation payments in accordance with the terms and conditions applicable to those payments.

Vote Required and Board Recommendation

The Board believes that it is in the best interests of the Company and its shareholders to approve the non-binding, advisory vote regarding these merger-related executive compensation arrangements.

The Board recommends that you vote “FOR” the advisory non-binding proposal (set forth in the resolution immediately below) regarding the merger-related executive compensation arrangements described in this proxy statement.

“RESOLVED, that the shareholders approve, solely on an advisory (non-binding) basis, the agreements and compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger — Interests of Company Directors and Executive Officers in the Merger — Summary of Merger-Related Executive Compensation Arrangements” in the Company’s proxy statement for the special meeting.”

MARKET PRICE OF COMPANY COMMON STOCK

Our common stock trades on the NASDAQ Global Select Market under the symbol “AHCI.” The table below sets forth, for the periods indicated, the high and low sales prices per share of our common stock on the NASDAQ Global Select Market.

	High	Low

FISCAL YEAR ENDED SEPTEMBER 30, 2009
First Quarter	$2.15	$1.00
Second Quarter	$1.50	$0.94
Third Quarter	$2.48	$1.21
Fourth Quarter	$2.90	$1.92
FISCAL YEAR ENDED SEPTEMBER 30, 2010
First Quarter	$3.40	$2.27
Second Quarter	$3.09	$2.40
Third Quarter	$2.95	$2.22
Fourth Quarter	$2.62	$1.86
FISCAL YEAR ENDED SEPTEMBER 30, 2011
First Quarter	$3.10	$2.37
Second Quarter	$2.65	$2.08
Third Quarter	$2.77	$2.25
Fourth Quarter (through September 15, 2011)	$3.86	$2.35

The Company did not pay any dividends during any of the periods set forth in the table above.

The closing sale price of our common stock on the NASDAQ Global Select Market on July 28, 2011, the last trading day prior to the public announcement of the proposed merger, was $2.45 per share. On September 15, 2011, the most recent practicable date before this proxy statement was printed, the closing price for our common stock on the NASDAQ Global Select Market was $3.82 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth the number of shares of common stock, and the percentage of shares of common stock, beneficially owned as of September 15, 2011 (the “Determination Date”) (except as noted in the footnotes below) by (1) each director of our company, (2) each named executive officer, (3) all persons known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, and (4) all current directors and executive officers of our company as a group (8 persons). The information as to the number of shares of our common stock beneficially owned by the individuals and entities listed below was derived from reports filed with the SEC by such persons and company records. To our knowledge, except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Except as set forth below, the address of each of the following holders of shares of our common stock is c/o Allied Healthcare International Inc., 245 Park Avenue, New York, New York 10167.

	Number of Shares		Percent of
Name of Beneficial Owner	Beneficially Owned		Shares(1)

Alexander (Sandy) Young	116,839	(2)	*
Paul Weston	178,000	(3)	*
Sophia Corona	237,500	(4)	*
Mark Hanley	75,000	(5)	*
Wayne Palladino	264,664	(6)	*
Jeffrey S. Peris	321,000	(7)	*
Raymond J. Playford	3,162		*
Ann Thornburg	293,750	(8)	*
Octavian Special Master Fund, L.P. and Tiberius OC Fund, Ltd.	3,600,000	(9)	8.3
Dimensional Fund Advisors LP	3,535,600	(10)	8.1
Rutabaga Capital Management	3,305,860	(11)	7.6
Austin W. Marxe and David M. Greenhouse	2,929,718	(12)	6.7
Keane Capital Management, Inc.	2,614,581	(13)	6.0
Wellington Management Capital, LLP	2,267,420	(14)	5.2
All current executive officers and directors as a group (8 persons)	1,489,915	(15)	3.3

*	Less than 1%.

(1)	As of the Determination Date, there were 43,571,251 shares of our common stock outstanding. The percentage given for each shareholder assumes that such shareholder has exercised the options held by such shareholder that are exercisable within 60 days of the Determination Date, but that no other shareholders have exercised the options held by them.

(2)	Consists of 10,000 shares held by Mr. Young and 106,839 shares held by Mr. Young’s wife. Does not include 200,000 shares subject to options and 566,135 stock appreciation rights held by Mr. Young that are not exercisable within 60 days of the Determination Date. Because his options and stock appreciation rights contain performance-related vesting conditions that are not expected to be satisfied prior to the merger, none of Mr. Young’s options or stock appreciation rights are expected to vest at or prior to the merger.

(3)	Consists of 178,000 shares subject to options held by Mr. Weston that are exercisable within 60 days of the Determination Date. Does not include 96,000 shares subject to options held by Mr. Weston that are not exercisable within 60 days of the Determination Date, all of which will vest immediately prior to the merger.

(4)	Consists of 237,500 shares subject to options held by Ms. Corona that are exercisable within 60 days of the Determination Date. Does not include 52,500 shares subject to options held by Ms. Corona that are not exercisable within 60 days of the Determination Date, all of which will vest immediately prior to the merger.

(5)	Consists of 75,000 shares subject to options held by Mr. Hanley that are exercisable within 60 days of the Determination Date. Does not include 45,000 shares subject to options held by Mr. Hanley that are not exercisable within 60 days of the Determination Date, all of which will vest immediately prior to the merger.

(6)	Consists of 5,914 shares of common stock held by Mr. Palladino, 250 shares held jointly by Mr. Palladino and his wife and 258,500 shares subject to options that are exercisable within 60 days of the Determination Date. Does not include an additional 52,500 shares subject to options held by Mr. Palladino that are not exercisable within 60 days of the Determination Date, all of which will vest immediately prior to the merger.

(7)	Consists of 2,000 shares of common stock held by Marjon Repjel, LP and 319,000 shares subject to options held by Dr. Peris that are exercisable within 60 days of the Determination Date. Dr. Peris has sole voting and sole dispositive power over the shares of common stock held by Marjon Repjel, LP. Does not include an additional 60,000 shares subject to options held by Dr. Peris that are not exercisable within 60 days of the Determination Date, all of which will vest immediately prior to the merger.

(8)	Consists of 293,750 shares subject to options held by Ms. Thornburg that are exercisable within 60 days of the Determination Date. Does not include 56,250 shares subject to options held by Ms. Thornburg that are not exercisable within 60 days of the Determination Date, all of which will vest immediately prior to the merger.

(9)	The number of shares owned is based on the joint filing of a Schedule 13D amendment made on May 27, 2011 by (i) Octavian Special Master Fund, L.P. (“Octavian Fund”); (ii) Tiberius OC Fund, Ltd. (“Tiberius Fund”); (iii) Octavian Advisors, LP, the investment manager of each of Octavian Fund and Tiberius Fund (“Octavian Advisors”); (iv) Octavian Asset Management, LLC, the general partner of Octavian Advisors (“Octavian Asset Management”); (v) Richard Hurowitz, the chairman and chief executive officer of Octavian Advisors and managing member of Octavian Asset Management; and (vi) certain other entities. According to the Schedule 13D amendment, Octavian Fund has sole voting and sole dispositive power with respect to 3,079,037 shares of our common stock, Tiberius Fund has sole voting and sole dispositive power with respect to 520,963 shares of our common stock and each of Octavian Advisors, Octavian Asset Management and Mr. Hurowitz has shared voting and shared dispositive power with respect to 3,600,000 shares of our common stock. The address of each of the reporting persons is 650 Madison Avenue, 23rd Floor, New York, New York 10022.

(10)	The number of shares owned is based on a Schedule 13G amendment filed by Dimensional Fund Advisors LP (“Dimensional”) with the SEC on February 11, 2011. According to the Schedule 13G amendment, Dimensional has sole voting power with respect to 3,446,051 shares of our common stock and sole dispositive power with respect to 3,535,600 shares of our common stock. Dimensional’s address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(11)	The number of shares owned is based on a Schedule 13G amendment filed by Rutabaga Capital Management (“Rutabaga”) with the SEC on February 3, 2011. According to the Schedule 13G amendment, Rutabaga has sole voting power with respect to 2,822,598 shares of our common stock, shared voting power with respect to 483,262 shares of our common stock and sole dispositive power with respect to 3,305,860 shares of our common. Rutabaga’s address is 64 Broad Street, 3rd Floor, Boston, Massachusetts 02109.

(12)	The number of shares owned is based on a joint filing on Schedule 13G by Mr. Marxe and Mr. Greenhouse with the SEC on February 16, 2010. The Form 13F filed by Messrs. Marxe and Greenhouse with the SEC on May 13, 2011 indicates that they hold 2,804,718 shares of our common stock (6.4% of the outstanding shares as of the Determination Date) as of March 31, 2011. According to the Schedule 13G filed on February 16, 2010, Messrs. Marxe and Greenhouse share voting and investment power over 351,231 shares of our common stock owned by Special Situations Cayman Fund, L.P. and 2,578,487 shares of our common stock owned by Special Situations Fund III QP, L.P. Messrs. Marxe’s and Greenhouse’s address is 527 Madison Avenue, Suite 2600, New York, NY 10022.

(13)	The number of shares owned is based on the Schedule 13G amendment filed by Keane Capital Management, Inc. (“Keane”) with the SEC on February 17, 2009. The Form 13F filed by Keane with the SEC on May 11, 2011 indicates that it holds 2,344,549 shares of our common stock (5.4% of the outstanding shares as of the Determination Date) as of March 31, 2011. According to the Schedule 13G amendment filed on February 17, 2009, Keane has sole voting power with respect to 2,614,581 shares of our common stock and sole dispositive power with respect to 2,614,581 shares of our common stock. Keane’s address is 3440 Torringdon Way, Suite 308, Charlotte, North Carolina 28277.

(14)	According to separate Schedules 13G filed by Wellington Management Company, LLP and Wellington Trust Company, NA with the SEC on February 14, 2011, each of these entities has shared voting power with respect to 2,267,420 shares of our common stock and shared dispositive power with respect to 2,267,420 shares of our common stock. The address of Wellington Management Company, LLP and Wellington Trust Company, NA is 280 Congress Street, Boston, Massachusetts 02210.

(15)	Includes an aggregate of 1,361,750 shares subject to options held by our executive officers and directors that are exercisable within 60 days of the Determination Date, 106,839 shares held by Mr. Young’s wife, 250 shares held jointly by Mr. Palladino and his wife and 2,000 shares held by Marjon Repjel, LP, an entity over which Dr. Peris has sole voting and dispositive power.

NO DISSENTERS’ RIGHTS

Under the NYBCL, no dissenters’ rights exist with respect to the merger.

SUBMISSION OF SHAREHOLDER PROPOSALS

Once the merger is completed, there will be no public participation in any future meetings of the Company’s shareholders. If the merger is not completed, our public shareholders will continue to be entitled to attend and participate in our shareholder meetings, and we would expect to hold our 2012 annual meeting of shareholders prior to the end of our 2012 fiscal year. If the merger is not completed, there will be two different deadlines for submitting shareholder proposals for consideration at the 2012 annual meeting of shareholders of our company.

In order for a shareholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act to be included in the proxy statement relating to our 2012 annual meeting of shareholders, it must be received by us at our principal executive offices no later than January 4, 2012.

In addition, our amended and restated by-laws provide that any shareholder who wishes to bring any business at our next annual meeting of shareholders, but does not intend that the matter be included in our proxy statement relating to our next annual meeting of shareholders, must give us written notice no earlier than February 15, 2012 and not later than March 16, 2012. Any such notice must comply with the applicable provisions of our amended and restated by-laws.

If the date of next year’s annual meeting changes by more than 30 days (i.e., it is held earlier than May 15, 2012 or later than July 14, 2012) we will inform shareholders of such change and the effect of such change on the deadlines given above by including notice under Item 5 of Part II in our earliest possible Quarterly Report on Form 10-Q or, if that is impracticable, by other means reasonably calculated to inform our shareholders of such change and the new deadlines.

HOUSEHOLDING OF PROXY MATERIALS

The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements to shareholders with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information shareholders receive and also reduce expenses for companies. While we do not utilize householding, some intermediaries may be householding our proxy materials to shareholders. Once you have received notice from your broker or another intermediary that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you hold your shares through an intermediary that sent a single copy of this proxy statement to multiple shareholders in your household, we will promptly deliver a separate copy of this document to you if you send a written request to us at our principal executive offices,

245 Park Avenue, New York, New York 10167 (Attn.: Secretary), or call us at 212-750-0064. If you hold your shares through an intermediary that is utilizing householding and you want to receive separate copies of our proxy statement in the future, you should contact your bank, broker or other nominee record holder.

If you hold your shares through an intermediary who sends you multiple copies of our proxy statement and wish to receive only one, you should contact your bank, broker of other nominee holder. If you a record holder of our shares of common stock who receives multiple copies of this proxy statement and wish to receive only one, send a written request to us at our principal executive offices, 245 Park Avenue, New York, New York 10167 (Attn.: Secretary), or call us at 212-750-0064.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies. The information that we later file with the SEC may update and/or supersede the information in this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of documents we file with the SEC, by written or telephonic request directed to 245 Park Avenue, New York, New York 10167 (Attn.: Secretary), or call us at 212-750-0064; or from our proxy solicitor, Alliance Advisors LLC, at 1-877-777-8133; or from the SEC through the SEC website at the address provided above. These documents are also available at the investor relations section of our website, located at www.alliedhealthcare.com. Our website address is provided as an inactive textual reference only. The information on our website is not a part of this proxy statement, and is therefore not incorporated by reference.

THIS PROXY DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. IN VOTING YOUR SHARES OF COMMON STOCK AT THE SPECIAL MEETING YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT AND ANY INFORMATION THAT WE LATER FILE WITH THE SEC THAT UPDATES AND/OR SUPERSEDES THE INFORMATION IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED SEPTEMBER 21, 2011. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER
by and among
SAGA GROUP LIMITED,
AHL ACQUISITION CORP.
and
ALLIED HEALTHCARE INTERNATIONAL INC.
Dated as of July 28, 2011

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 28, 2011 (as it may be amended, restated, supplemented, or otherwise modified from time to time, this “Agreement”), by and among Saga Group Limited, a corporation organized under the laws of England and Wales (“Parent”), AHL Acquisition Corp., a New York corporation (“Acquisition Sub”), and Allied Healthcare International Inc., a New York corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (the “Company Board”) has approved and adopted this Agreement and the transactions contemplated hereby, has determined that the merger of Acquisition Sub with and into the Company (the “Merger”), with the Company being the surviving corporation (the “Surviving Corporation”), is advisable and is fair to and in the best interests of the Company and its stockholders; and

WHEREAS, the respective Boards of Directors of Parent and Acquisition Sub have each approved and adopted this Agreement and the Merger, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger.  Upon the terms and subject to the satisfaction or waiver (subject to Applicable Law) of the conditions set forth in this Agreement, and in accordance with the New York Business Corporation Law (the “NYBCL”), Acquisition Sub shall be merged with and into the Company at the Effective Time and the separate corporate existence of Acquisition Sub shall thereupon cease. Following the Effective Time, the Company, as the Surviving Corporation shall succeed to and assume all of the rights and obligations of Acquisition Sub in accordance with the NYBCL.

Section 1.2  Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, on the second Business Day after satisfaction or waiver (subject to Applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver (subject to Applicable Law) of those conditions), at the offices of Edwards Angell Palmer & Dodge LLP, 750 Lexington Avenue, New York, NY 10022, unless another time, date and/or place is agreed to by the parties hereto (the “Closing Date”).

Section 1.3  Effective Time.  The Merger shall become effective as set forth in the certificate of merger (the “Certificate of Merger”), to be prepared by Parent and the Company in such form as is required by and executed in accordance with the relevant provisions of the NYBCL, that shall be filed with the Department of State of the State of New York on the Closing Date. When used in this Agreement, the term “Effective Time” means the time of filing of the Certificate of Merger with the Department of State of the State of New York or such later time as is established by Parent and the Company and set forth in the Certificate of Merger.

ARTICLE II

EFFECTS OF THE MERGER

Section 2.1  Effects of the Merger.  The Merger shall have the effects set forth in applicable provisions of the NYBCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.2  Certificate of Incorporation.  At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended so as to read in its entirety in the form of the Certificate of Incorporation of Acquisition Sub, as in effect immediately prior to the Effective Time, and as so amended shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by Applicable Law (subject to Section 5.5).

Section 2.3  Bylaws.  At the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein, by Applicable Law or the Certificate of Incorporation of the Surviving Corporation.

Section 2.4  Officers.  From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.5  Directors.  From and after the Effective Time, the directors of Acquisition Sub shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.6  Cancellation of Treasury Stock and Parent Owned Stock; Conversion of Common Stock Owned by the Company’s Subsidiaries.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, (i) each share of common stock of the Company, par value $.01 per share (the “Company Common Stock”), that is held by the Company as treasury stock or by a wholly owned Subsidiary of the Company, and (ii) each issued and outstanding share of Company Common Stock that is owned by Parent, Acquisition Sub or any other wholly owned Subsidiary of Parent shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be paid or delivered in exchange therefor.

Section 2.7  Merger Consideration for Company Common Stock.  Subject to Section 2.10, at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.6) automatically shall be converted into the right to receive $3.90 in cash, without interest thereon (the ‘‘Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer remain outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such shares of Company Common Stock (a “Certificate”) or of uncertificated shares of Company Common Stock held in book-entry form (the “Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate or such Book-Entry Shares in accordance with Section 2.10.

Section 2.8  The Capital Stock of Acquisition Sub.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each issued and outstanding share of capital stock of Acquisition Sub shall be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

Section 2.9  Option and SAR Consideration.

(a) Each Cash-Out Option shall be automatically cancelled and shall cease to exist as of the Effective Time, without the need for any further action on the part of the holder thereof, and shall be converted into the right to receive at the Effective Time an amount in cash in U.S. dollars equal to the product of (i) the excess, if any of (A) the Merger Consideration over (B) the exercise price per share of the Company Common Stock subject to such Cash-Out Option and (ii) the total number of shares of Company Common Stock subject to the Cash-Out Option, with the aggregate amount of such payment rounded to the nearest cent (the aggregate amount so payable referred to as the “Option Consideration”), less such amounts are required to be withheld or deducted under the Code or any provision of U.S. state or local or foreign tax law with respect to making of such payment. In the event that the exercise price per share of the Company Common Stock subject to any Cash-Out Option is equal to or greater than the Merger Consideration, such Cash-Out Option shall be cancelled without payment therefore and have no further force and effect. At the Effective Time, each

Company Option that is unvested, unexpired, unexercised and outstanding immediately prior to the Effective Time shall be cancelled and extinguished without the need for any further action on the part of the holder thereof.

(b) Each Company SAR (or portion thereof) that is issued, unexercised and outstanding as of immediately prior to the Effective Time and vested as of immediately prior to the Effective Time (including any portion of a Company SAR that vests as a result of the transactions contemplated by this Agreement) shall be automatically cancelled and shall cease to exist as of the Effective Time, without the need for any further action on the part of the holder thereof, and shall be converted into the right to receive at the Effective Time an amount in cash in U.S. dollars equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of the Company Common Stock subject to such Company SAR or portion thereof and (ii) the total number of shares of Company Common Stock subject to the Company SAR or portion thereof, with the aggregate amount of such payment rounded to the nearest cent (the aggregate amount so payable referred to as the “SAR Consideration”), less such amounts are required to be withheld or deducted under the Code or any provision of U.S. state or local or foreign tax law with respect to making of such payment. In the event that the exercise price per share of the Company Common Stock subject to any Company SAR Option is equal to or greater than the Merger Consideration, such Company SAR shall be cancelled without payment therefor and have no further force and effect. At the Effective Time, each Company SAR that is unvested, unexpired, unexercised and outstanding immediately prior to the Effective Time (and that does not vest as a result of the transactions contemplated by this Agreement) shall be cancelled and extinguished without the need for any further action on the part of the holder thereof.

(c) Prior to the Effective Time, the Company shall take all actions necessary in order to effectuate the provisions of this Section 2.9, including making any determinations and/or resolutions of the Company Board or a committee thereof or any administrator of a Company Incentive Plan as may be necessary, which actions shall not result in any additional liability to the Company, including pursuant to Sections 162(m), 280G and 409A of the Code.

Section 2.10  Exchange of Certificates.  The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration are as follows:

(a) Paying Agent.  Prior to the Effective Time, a bank or trust company in the United States reasonably acceptable to the Company shall be designated by Parent to act as the Paying Agent (the “Paying Agent”) for payment of the Merger Consideration, the Option Consideration and the SAR Consideration.

(b) Deposit with Paying Agent.  Prior to the Effective Time, Parent shall deposit or shall cause to be deposited with the Paying Agent, to be held separate and apart from its other funds, in trust for the benefit of the holders of Company Common Stock, the Company Stock Options and Company SARs (other than holders of shares of Company Common Stock cancelled pursuant to Section 2.6) (each, a “Holder”), cash in U.S. dollars sufficient to pay (i) the aggregate Merger Consideration which all Holders of Company Common Stock are entitled to receive pursuant to this Article II, with instructions and authority to such Paying Agent to pay to each respective Holder thereof the Merger Consideration upon surrender of their respective Certificates or Book-Entry Shares as provided herein, and (ii) the aggregate Option Consideration and SAR Consideration payable pursuant to Sections 2.9(a) and 2.9(b) to Holders of Company Stock Options and Company SARs (such cash referred to in clauses (i) and (ii) above, the “Merger Fund”), with instructions and authority to such Paying Agent to pay to each respective Holder of Company Stock Options and Company SARs, as applicable, in accordance with this Article II. Except as provided in Sections 2.10(c), 2.10(d) and 2.10(e), any such deposit of funds shall be irrevocable.

(c) Exchange Procedures.  As soon as practicable after (and in any event within three (3) Business Days after) the Effective Time, Parent shall cause the Paying Agent to mail (A) to each Holder of record, as of the Effective Time, of a Certificate or Certificates or of Book-Entry Shares whose shares of Company Common Stock were converted into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon proper delivery of the Certificates (or book-entry transfer of Book-Entry Shares) to the Paying Agent and which shall be in the form and have such other customary provisions as Parent and the Company may specify) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration to be received by the Holder thereof pursuant to this Agreement, and (B) to each Holder of a Company Stock Option and/or Company SAR, as applicable, a check in an amount due and payable to such Holder pursuant to Section 2.9 hereof in respect of such Company Stock Option or Company SAR; provided that, in lieu of the payments contemplated by this clause (B), Parent and the Surviving Corporation may direct the Paying Agent to reimburse the Surviving Corporation (or its designees) for (but only to the extent of) any amounts actually paid by or on behalf of the Surviving Corporation to the Holders of Company Stock Options or Company SARs in respect of the consideration payable therefor. Upon surrender of a Certificate (or, in the case of Book-Entry Shares the receipt of an “agents message” by the Paying Agent, or such other evidence of transfer as the Paying Agent may reasonably request) for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the Holder of such Certificate or Book-Entry Share shall be entitled to receive promptly in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, and the Certificate or Book-Entry Share so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of Holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares, or for the benefit of Holders of Company Stock Options or Company SARs on the portion of the Option Consideration or SAR Consideration payable to such Holder with respect to any Company Stock Options or Company SARs, as applicable. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. If Certificates or Book-Entry Shares are presented to the Company for transfer following the Effective Time, they shall be canceled against delivery of the Merger Consideration. All cash paid upon surrender of shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. Until so surrendered, each such Certificate or Book-Entry Share shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration. Notwithstanding anything to the contrary in this Agreement, a holder of Book-Entry Shares shall not be required to deliver a Certificate to the Paying Agent to receive the consideration to which such Holder is entitled pursuant to this Article II in respect of such Book-Entry Shares.

(d) Termination of Merger Fund.  Any portion of the Merger Fund deposited with the Paying Agent pursuant to this Section 2.10 and any interest received with respect thereto that remain undistributed to the Holders of the Certificates, Book-Entry Shares, Company Stock Options or Company SARs for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon, and in accordance with, any demand by the Surviving Corporation therefor, and any holders of Certificates, Book-Entry Shares, Company Stock Options or Company SARs who have not theretofore complied with this Section 2.10 shall be entitled to receive only from the Surviving Corporation payment, as general creditors thereof, of their claim for Merger Consideration, Option Consideration and SAR Consideration, as the case may be, to which such Holders may be entitled at such time, without interest thereon, subject to escheat and abandoned property and similar laws. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Company Common Stock for the Merger Consideration and the exchange of Company Stock Options and Company SARs for the Option Consideration and SAR Consideration, respectively.

(e) No Liability.  None of the Company, Parent, Acquisition Sub, the Surviving Corporation, any of their respective Affiliates or the Paying Agent shall be liable to any Person in respect of any Merger Consideration, Option Consideration or SAR Consideration held in the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate, Company Stock Option or Company SAR shall not have been surrendered prior to two (2) years after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such Certificate, Company Stock Option or Company SAR would otherwise escheat to or become the property of any Governmental Entity), any such Merger

Consideration in respect of such Certificate, Company Stock Option or Company SAR shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Investment of Merger Fund.  The Paying Agent shall invest the cash included in the Merger Fund as directed by Parent; provided, that such investments shall be in obligations of or guaranteed by the United States of America, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000. Any interest or other income resulting from such investments shall be paid to the Surviving Corporation; provided, that any such investment or any such payment of interest or other income may not delay the receipt by Holders of any Merger Consideration. If for any reason (including losses) the cash in the Merger Fund shall be insufficient to fully satisfy all of the payment obligations of the Paying Agent hereunder, Parent shall promptly deposit additional cash into the Merger Fund in an amount equal to the deficiency in the amount of cash fully required to satisfy such payment obligations.

(g) Transferred Certificates; Transfer Taxes.  If any Merger Consideration is to be remitted to a Person (other than the Person in whose name the Certificate surrendered in exchange therefor is registered), it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Paying Agent that such Tax either has been paid or is not applicable.

(h) Withholding Rights.  Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Holder of a Certificate or of Book-Entry Shares or to any Holder of Company Stock Options or Company SARs such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any provisions of applicable state, local or foreign Tax law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing authority by Parent, the Surviving Corporation or the Paying Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of the Certificate or of Book-Entry Shares or to the Holder of Company Stock Options or Company SARs, as the case may be, in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

(i) Lost, Stolen or Damaged Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Holder claiming such Certificate to be lost, stolen or destroyed and, if required by the Parent, the posting by such Holder of a bond, in such reasonable amount as the Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the Holder thereof is entitled pursuant to this Agreement.

(j) Dissenting Shares.  In accordance with Section 910(a)(1)(iii) of the NYBCL, no appraisal rights shall be available to Holders of Company Common Stock in connection with the Merger.

(k) Further Action.  After the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Acquisition Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Acquisition Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the corresponding section of the Company Disclosure Schedule, it being understood that matters disclosed pursuant to one section of the Company Disclosure Schedule shall be deemed disclosed with respect to any other section of the Company Disclosure Schedule where it is reasonably apparent that the matters so disclosed are applicable to such other sections; (ii) as disclosed in the Company SEC Documents filed prior to the date of this Agreement or (iii) for events or matters expressly contemplated or permitted under this Agreement or any agreement contemplated hereby or thereby, the Company represents and warrants to Parent and Acquisition Sub as follows:

Section 3.1  Organization.  The Company and each of its Subsidiaries are duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the laws of the jurisdiction of their respective organization and have the requisite power and authority to carry on their respective businesses as now being conducted, except where any failures to be in good standing (with respect to jurisdictions that recognize that concept) or to have such power and authority have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries are duly qualified to do business and are in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of their respective businesses or the ownership or leasing of their respective properties makes such qualification or licensing necessary, except where any failure to be so duly qualified and in good standing (with respect to jurisdictions that recognize that concept) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent and Acquisition Sub true and complete copies of the certificate of incorporation of the Company (the “Company Certificate of Incorporation”) and the bylaws of the Company (the “Company Bylaws”) and the charter and bylaws (or similar organizational documents) of each of its Subsidiaries, in each case as amended to the date hereof.

Section 3.2  Authorization.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and (subject, with respect to the consummation of the Merger, to receipt of the Company Stockholder Approval) to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the performance of its obligations hereunder have been duly and validly authorized, and this Agreement has been approved by, the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement (subject, with respect to the consummation of the Merger, to receipt of the Company Stockholder Approval and the filing of the Certificate of Merger). This Agreement has been duly executed and delivered by the Company, and, assuming due authorization, execution and delivery of this Agreement by Parent and Acquisition Sub, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws, now or hereafter in effect, relating to or affecting the rights and remedies of creditors generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Bankruptcy and Equitable Remedies Exception”).

(b) The Company Board, by resolution duly adopted at a meeting duly called and held, subject to the terms and conditions set forth herein, (i) has approved and declared this Agreement and the Merger advisable and declared that the Merger is fair to and in the best interest of the Company and the Company’s stockholders, (ii) directed that this Agreement be submitted to the stockholders for their approval, and (iii) has resolved to recommend that the stockholders of the Company approve this Agreement and the Merger (collectively, the “Company Recommendation”), subject to the right of the Company Board to withdraw or modify the Company Recommendation as expressly provided for in Section 5.2. As of the date hereof, the Company Board has not rescinded, modified or withdrawn such resolutions in any way.

(c) Under Applicable Law and the Company Certificate of Incorporation, the affirmative vote of two-thirds of the votes represented by the shares of Company Common Stock outstanding on the record date, established by the Company Board in accordance with the Company Bylaws, Applicable Law and this Agreement, at the Special Meeting (the “Company Stockholder Approval”) is the only vote of the Company’s stockholders required to approve this Agreement and the transactions contemplated hereby.

Section 3.3  Consents and Approvals; No Violations.  The execution and delivery of this Agreement by the Company do not, and except for those filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the NYBCL, state blue sky, securities or takeover laws, Nasdaq Global Select Market requirements and the Irish Competition Act 2002, and subject, with respect to the consummation of the Merger, to obtaining the Company Stockholder Approval, the performance of this Agreement and the consummation by the Company of the transactions contemplated hereby will not (i) conflict with or result in any breach of any provision of the Company Certificate of Incorporation or the Company Bylaws or of the similar organizational documents of any Subsidiary thereof, (ii) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default under, require the consent from or the giving of notice to a Third Party pursuant to, or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation under, any of the terms, conditions or provisions of any Company Material Contract or any Company Plan, (iii) require any filing or registration with, or permit, authorization, consent or approval of, any Governmental Entity on the part of the Company or any of its Subsidiaries or (iv) assuming compliance with the requirement described above, violate any Applicable Law to which the Company or any of its Subsidiaries or any of their respective properties or assets is subject, excluding from the foregoing clauses (ii) — (iv) such conflicts, requirements, obligations, defaults, failures, breaches, rights or violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4  Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of (i) 80,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”).

(b) (i) As of the date hereof, the issued and outstanding capital stock of the Company consisted of 43,571,251 shares of Company Common Stock, all of which were validly issued, fully paid and nonassessable and free of preemptive rights;

(ii) As of the date hereof, no shares of Company Preferred Stock were issued and outstanding;

(iii) As of the date hereof, 2,149,733 shares of Company Common Stock were held in the treasury of the Company;

(iv) As of the date hereof, no Company Common Stock is owned by any of the Company’s Subsidiaries; and

(v) As of the date hereof, 3,122,534 shares of Company Common Stock were reserved for issuance as awards under the Company’s 2002 Stock Option Plan (the “Company Option Plan”) and 566,135 shares of Company Common Stock were reserved for issuance under the Company SAR Agreement.

Except as set forth in clauses (i)-(v) above, as of the date hereof, no shares of Company Common Stock or Company Preferred Stock were outstanding or reserved for issuance.

(c) Section 3.4(c) of the Company Disclosure Schedule sets forth a correct and complete list as of the date hereof of each outstanding option (collectively, the “Company Stock Options”) to purchase shares of Company Common Stock and each outstanding stock-settled stock appreciation rights (collectively, the “Company SARs”) issued under the Company Option Plan and Company SAR Agreement (collectively, the “Company Incentive Plans”), including the name of the holder, date of grant, exercise or base price, number of shares of Company Common Stock subject thereto, and whether the Company Stock Option or Company SAR is vested and exercisable.

(d) Except for the Company Stock Options and Company SARs specified in Section 3.4(c) of the Company Disclosure Schedule, there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. There are no outstanding contractual obligations of the Company or any Subsidiary thereof to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of or any equity interests in any Subsidiary of the Company.

(e) The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

Section 3.5  Subsidiaries.  Section 3.5 of the Company Disclosure Schedule sets forth a list of all of the Subsidiaries of the Company and their respective jurisdictions of incorporation, the number and type of outstanding equity securities and a list of the holders thereof. All of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company are owned by the Company, by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company, free and clear of all Liens, and are validly issued, fully paid and nonassessable and free of preemptive rights and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants with respect to any such Subsidiary’s capital stock or equity interests, including any right obligating any such Subsidiary to issue, deliver or sell additional shares of its capital stock or other equity interests. Except for the capital stock and equity interests of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity.

Section 3.6  SEC Documents; Controls.

(a) The Company has filed or furnished, as applicable, with the SEC all reports, proxy statements, registration statements, forms and other documents required to be filed or furnished by it since September 30, 2010 (collectively, including any amendments, supplements, exhibits and schedules thereto and all documents incorporated by reference therein, and those documents that the Company files or furnishes after the date hereof, the “Company SEC Documents”). No Subsidiary of the Company is required to file any report, proxy statement, registration statement, form or other document with the SEC. As of their respective dates (or, if amended prior to the date hereof, as of the date of the last such amendment), none of the Company SEC Documents contained or, if not yet filed or furnished, will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates (or, if amended prior to the date hereof, as of the date of the last such amendment), all of such Company SEC Documents complied or, if not yet filed or furnished, will comply in form and substance, in all material respects, with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date thereof. The Company is in compliance in all material respects with the applicable provisions of SOX. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company SEC Documents.

(b) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 of the Exchange Act) as required by Rule 13a-15 of the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that material information relating to the Company, including its Subsidiaries, required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate in order to allow timely decisions regarding required disclosure. The Company’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of SOX for the year ended September 30, 2010, and such assessment concluded that such controls were effective. Since September 30, 2010, any material change in internal control over financial reporting required to be disclosed in any Company SEC Documents has been so disclosed.

Section 3.7  Financial Statements; No Undisclosed Liabilities.

(a) The consolidated financial statements of the Company (including any notes and schedules thereto) included in or incorporated by reference into the Company SEC Documents (i) complied or will comply as of their respective dates as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as in effect on the date of filing thereof (except as may be indicated in the notes thereto), (ii) were prepared or will be prepared in accordance with GAAP as in effect on the dates of such financial statements, applied on a consistent basis (except as may be indicated therein or in the notes thereto and, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) throughout the periods involved and (iii) fairly presented or will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods therein indicated (subject, in the case of unaudited statements, to normal and recurring year-end and audit adjustments as permitted by the rules and regulations of the SEC).

(b) Except (i) as set forth, reflected or reserved against in the consolidated balance sheets (including the notes thereto) of the Company included in the Company SEC Documents or as otherwise disclosed in the Company SEC Documents, (ii) for liabilities and obligations incurred since March 31, 2011 in the ordinary course of business consistent with past practice, (iii) liabilities and obligations permitted or contemplated by this Agreement or incurred in connection with this Agreement and the Merger, or (iv) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be reflected on a consolidated balance sheet (including the footnotes thereof), other than those which would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8  Proxy Statement.  Subject to the representations and warranties of Parent and Acquisition Sub in Section 4.4, the Proxy Statement will not, at the time of its mailing to the Company’s stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation is made by the Company with respect to statements made or omitted in the Proxy Statement relating to Parent, Acquisition Sub or their respective Affiliates based on information supplied in writing by Parent, Acquisition Sub or their respective Affiliates expressly for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

Section 3.9  Absence of Certain Changes, etc.  Other than activities undertaken in connection with or arising out of this Agreement and the Merger, since March 31, 2011, the Company and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course consistent with past practice. Since March 31, 2011, there has not been (i) a Company Material Adverse Effect nor have any events occurred that, either individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company or any of its Subsidiaries, (iii) any split, combination or reclassification of any of the capital stock of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the capital stock of the Company or any of its Subsidiaries, (iv) any material change in accounting methods, principles or practices by the Company, except for changes required by changes in GAAP, (v) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries not covered by insurance, (vi) any material amendment, extension or termination of any Company Plan, entry into a new Company Plan, any increase in the compensation payable to or to become payable to or the benefits provided to any current or former director, officer or employee, or any contribution to any Company Plan, other than (A) regularly scheduled contributions and (B) contributions required pursuant to the terms thereof or Applicable Law, or (vii) any loan or advance of money or other property to any current or former director, officer or employee of the Company or any of its Subsidiaries, other than (y) increases in salary or wages made to non-executive officers or employees in the ordinary course consistent with past practice, or (z) as described in the Company SEC Documents.

Section 3.10  Taxes.  Except for such matters as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have filed on a timely basis all Tax Returns required to be filed and have paid on a timely basis all Taxes shown to be due on such Tax Returns, and where payment is not yet due, have made adequate provision for such Taxes in accordance with GAAP, (ii) all Tax Returns filed by the Company and each of its Subsidiaries are complete and accurate and disclose all Taxes required to be paid by the Company and each of its Subsidiaries for the periods covered thereby, (iii) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Federal income Taxes which waiver is currently in effect, (iv) there is no action, suit, investigation, audit, claim or assessment pending or, to the Knowledge of the Company, proposed or threatened with respect to Taxes of the Company or any of its Subsidiaries, (v) all deficiencies asserted or assessments made in writing have been paid in full, (vi) no written claim has been made by any Governmental Authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction, (vii) there are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries except Liens relating to current Taxes not yet due, (viii) neither the Company nor any of its Subsidiaries (A) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members or (B) has any actual or potential liability for any Tax obligation of any taxpayer (including any affiliated group of corporations or other entities that included the Company or any of its Subsidiaries during a prior period) other than the Company and its Subsidiaries, including liability under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, (x) the Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, (xi) neither the Company nor any of its Subsidiaries has any income or gain attributable to a transaction or an event (such as a change in accounting methods) occurring on or before the Closing Date that will result in a deferred reporting (such as installment reporting or reporting differences between book and Tax accounting) of income or gain after the Closing Date, (xii) neither the Company nor any of its Subsidiaries has taken any position on any federal income Tax Return that would require disclosure in order to avoid a substantial understatement penalty within the meaning of Section 6662 of the Code, or participated in any reportable transactions under Treasury Regulation Section 1.6011-4(b) and its predecessors (including any applicable administrative authority), (xiii) neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement, and (xiv) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries.

Section 3.11  Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth each material (i) “employee benefit plan” as such term is defined in section 3(3) of ERISA (including any multi employer plan within the meaning of Section 3(37) of ERISA), and (ii) employment, consulting, bonus, deferred compensation, fringe benefit, deal bonus, incentive compensation, stock purchase, stock option, stock appreciation or other equity-based, severance or termination pay, retention, change of control, hospitalization or other medical, life or other employee benefit-related insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, policy, agreement or arrangement sponsored, maintained or contributed to or required to be contributed to by the Company, any Subsidiary of the Company or any of their ERISA Affiliates for the benefit of any current or former employee or director of the Company or any Subsidiary of the Company or for which the Company or any Subsidiary of the Company has any present or future liability (collectively, the “Company Plans”) provided that any plan, program or arrangement that qualifies as a Foreign Benefit Plan as defined below shall be excluded from the definition of Company Plan for purposes of clauses (a), (b), (c) and (e) of this Section 3.11. For purposes of this Agreement, “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Company.

(b) With respect to each Company Plan, the Company has provided or made available to the Parent or their representative a complete and accurate copy of (i) such material Company Plan (or, to the extent no such copy exists, an accurate description thereof), (ii) the three most recent annual reports (Form 5500) filed with the IRS and attached schedules, (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Plan and (iv) for the three most recent years, audited financial statements and actuarial valuations, and (v) the most recent IRS determination letter for each Company Plan intended to be qualified under Section 401(a) of the Code.

(c) Each Company Plan has been maintained and administered in all material respects with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto. Each of the Company Plans intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of the Company, no circumstances exist nor any events have occurred that could reasonably be expected to adversely affect the qualified status of any such Company Plan. There are no pending, or to the Knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of, or against any Company Plan or any trusts related thereto which could reasonably be expected to result in any liability to the Company or any of its Subsidiaries.

(d) Section 3.11(d) of the Company Disclosure Schedule sets forth a list of each compensation and benefit plan maintained or contributed to by the Company or any Subsidiary under the law or applicable custom or rule of the relevant jurisdiction outside of the United States for the benefit of employees who work outside of the United States (each a “Foreign Benefit Plans”). With respect to any Foreign Benefit Plans, (i) all Foreign Benefit Plans have been established, maintained and administered in compliance, in all material respects, with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality; (ii) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the accounting statements of the applicable Company or Subsidiary entity; and (iii) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans.

(e) No Company Plan is (i) a multiemployer plan within the meaning of Section 3(37) of ERISA or (ii) subject to Title IV of ERISA.

(f) The execution, delivery of and performance by the Company of its obligations under the transactions contemplated by this Agreement will not (either alone or in connection with any subsequent event(s)), (i) constitute an event under any Company Plan that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits; or (ii) result in the triggering or imposition of any restriction or limitation on the right of the Company or any of its Subsidiaries to amend or terminate any Company Plan.

Section 3.12  Environmental Matters.  Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, and possess and comply with all Environmental Permits required under such Environmental Laws to operate as they currently operate, and (ii) the operations of the Company and its Subsidiaries have not resulted in any contamination of any property currently or formerly owned or operated by the Company or any of its Subsidiaries (including soils, groundwater or surface water) with any Hazardous Substance which contamination could reasonably be expected to give rise to any liability of the Company or any of its Subsidiaries under any Environmental Law or result in costs to the Company or any of its Subsidiaries arising out of any Environmental Law. To the Knowledge of the Company, (x) no property currently or formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation which contamination could be reasonably likely to require remediation pursuant to any Environmental Law, (y) neither the Company nor any of its Subsidiaries has arranged for the treatment or disposal of any Hazardous Substance on any Third Party property undergoing cleanup pursuant to Environmental Laws, and (z) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in material violation of or subject to material liability under any Environmental Law, and there is no material basis for any such notice, demand, letter, claim or request for information. The Company has provided to the Acquiror Entities true and complete copies of all reports, studies, assessments, audits or other similar documents within the possession or control of the Company that address any issue of actual or potential noncompliance with, actual or potential liability under or cost arising out of, or actual or potential impact on business in connection with, any Environmental Law or any proposed or anticipated change in or addition to Environmental Law, that may affect the Company or any of its Subsidiaries in any material respect. Neither the Company nor any of its Subsidiaries is subject to any written order, decree, injunction or indemnity with any Governmental Entity or any Third Party relating to liability under any Environmental Law or relating to Hazardous Substances. This Section 3.12, Section 3.7 and Section 3.9 set forth the sole representations and warranties of the Company with respect to environmental matters, including all matters arising under Environmental Laws.

Section 3.13  Litigation; Compliance with Laws.

(a) There are no material actions, suits, litigations, arbitrations, proceedings or investigations pending or, to the Knowledge of the Company, threatened against, the Company or any Subsidiary of the Company or any of their respective assets or properties, nor, to the Knowledge of the Company, are there any material and undischarged judgments, orders, injunctions, writs, awards, settlements or decrees outstanding against the Company or its Subsidiaries or any of their respective assets or properties.

(b) To the Knowledge of the Company, since September 30, 2010, the Company, each of its Subsidiaries and their respective businesses have been in compliance in all material respects with, and not in violation in any material respect of, any Applicable Law. As of the date hereof, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity that it has violated or is violating any Applicable Law, except for alleged violations that have been rectified or resolved or in respect of which there is no reasonable likelihood of material penalty or other materially adverse consequence. Each of the Company and its Subsidiaries has all certificates of authority, franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except for those the absence of which have not had and would not reasonably be expected to interfere materially with the conduct of the Company’s or such Subsidiary’s business or to subject the Company or its Subsidiary to material fines or other material penalties. The Company and its Subsidiaries are, and since March 31, 2011 have been, in compliance with the terms of the Company Permits and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except for any such failures to be in compliance that would not reasonably be expected to interfere materially with the conduct of the Company’s or such Subsidiary’s business or to subject the Company or its Subsidiary to material fines or other material penalties.

Section 3.14  Intellectual Property.  To the Knowledge of the Company, the Company or a Subsidiary thereof owns free and clear of all Liens (other than Permitted Liens) or has the defensible right to use, whether through ownership, licensing or otherwise, all material Intellectual Property used in the businesses of the Company and its Subsidiaries (“Company Intellectual Property”) in each case in the same form and substantially the same manner as such Company Intellectual Property is used in connection with such businesses as conducted on the date hereof. As of the date hereof, no material written claim of invalidity or conflicting ownership rights has been made or, to the Knowledge of the Company, threatened by a third party with respect to any Company Intellectual Property owned by the Company or a Subsidiary thereof

(“Company-owned Intellectual Property”) and no Company-owned Intellectual Property is the subject of any material pending or, to the Knowledge of the Company, threatened action, suit, claim, investigation, arbitration or other proceeding challenging the Company’s ownership rights in such Company-owned Intellectual Property. Section 3.14(b) of the Company’s Disclosure Schedule sets forth a list of all material Company Registered Intellectual Property as of the date hereof and none of such listed registrations for any Company-owned Intellectual Property have been cancelled, abandoned or, to the Knowledge of the Company, adjudicated invalid. Within the three year period prior to the date hereof, no Person has given written notice to the Company or any Subsidiary thereof that the conduct of the Company’s or its Subsidiary’s business is infringing, violating, or misappropriating, or has materially infringed, violated, or misappropriated, any third party’s domestic or foreign rights in or to any Intellectual Property in any material respect. To the Knowledge of the Company, none of the Company-owned Intellectual Property has been or is currently being infringed, misappropriated or otherwise violated by any third party in any material respect. The Company and each Subsidiary thereof have taken reasonable measures to safeguard the confidentiality and value of all Company-owned Intellectual Property comprising material trade secrets or other confidential information. The execution, delivery and performance of this Agreement and each ancillary agreement by the Company and the consummation of the Transactions will not in any material respect (x) breach, violate or conflict with any material instrument or agreement concerning the Company’s or its Subsidiary’s use of any Company Intellectual Property, (y) cause the forfeiture or termination or give rise to a right of forfeiture or termination of any rights in or to the Company Intellectual Property or (z) impair the right of Parent or the Surviving Corporation to (i) use any Company Intellectual Property and (ii) make, use, sell, license or dispose of, or to bring any action for the infringement of, any Company-owned Intellectual Property, all in the same form and manner as the Company or its Subsidiary has prior to the date hereof.

Section 3.15  Material Contracts.  None of the Company nor any of its Subsidiaries is a party to or bound by any Contract that (i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) except for Contracts that are filed as exhibits to Company SEC Documents, (ii) limits or otherwise restricts the Company or any of its Subsidiaries from engaging or competing in any material line of business or in any geographic area or with any Person, or that requires referrals of business or provides for priority or exclusive status for any Person, (iii) would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC, (iv) relates to the formation, creation, operation, management or control of any partnership or joint venture, (v) other than among wholly-owned Subsidiaries of the Company, relates to indebtedness (or the guarantee of indebtedness) for borrowed money, (vi) required payments by the Company and/or any Subsidiary thereof totaling more than £1,000,000 in calendar year 2010 or in consideration of goods or services valued at £100,000 or more per annum, or requires payments or consideration at or above such levels in 2011, or (viii) that would reasonably be expected to prevent, materially delay or materially impede the consummation of any of the transactions contemplated by this Agreement. Each Contract of the type described in the first sentence of this Section 3.15 is referred to herein as a “Company Material Contract.” Subject to the Bankruptcy and Equitable Remedies Exception, each Company Material Contract is a valid and binding obligation of the Company (or, if a Subsidiary of the Company is a party, such Subsidiary) and, to the Knowledge of the Company, the other parties thereto, and is in full force and effect, and the Company and each Subsidiary thereof have performed all obligations required to be performed by them to date under each Company Material Contract to which they are a party, except where the Company’s or its Subsidiary’s noncompliance or nonperformance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in violation of or default under (nor does there exist any condition which with the passage of time or the giving of notice (or both) would cause such a violation of or default under) or has Knowledge of, or has received notice of, any violation of or default under (or any condition which with the passage of time or the giving of notice (or both) would cause such a violation of or default under) any Company Material Contract, except for those violations or defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.16  Insurance.  Each of the Company and its Subsidiaries maintains insurance policies with reputable insurance carriers against risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses, all of which are in full force and effect and, to the Company’s Knowledge, are valid and enforceable in accordance with their terms. Section 3.16 of the Company Disclosure Schedule contains a true and complete list of all material insurance policies in force on the date hereof with respect to the business and assets of the Company and its Subsidiaries. The Company and its Subsidiaries are in material compliance with their insurance policies, and are not in default under any of the material terms thereof.

Section 3.17  Real Estate; Assets.  The Company and its Subsidiaries (a) have good and valid title to, or valid leasehold or sublease interests or other comparable contract rights in and to, all properties and other assets which are, individually or in the aggregate, material to the business or financial condition of the Company and its Subsidiaries taken as a whole, free and clear of all Liens (except for Permitted Liens) and (b) have complied in all material respects with the terms of each lease of property that is material to the Company and its Subsidiaries, taken as a whole, except for defects in title or failure to comply, have not had and would not reasonably be excepted to have, individually or in the aggregate, a Company Material Adverse Effect. Such leases are in full force and effect (except for any scheduled expirations after the date hereof in accordance with the terms of such leases) and, subject to the Bankruptcy and Equitable Remedies Exception, are enforceable in accordance with their respective terms against the Company or its Subsidiary party thereto and, to the Knowledge of the Company, the other parties thereto, and as of the date hereof neither the Company nor any of its Subsidiaries has received or provided any written notice of any event or occurrence that has resulted or would reasonably be expected to result (with or without the giving of notice, the lapse of time or both) in a material default with respect to any such lease.

Section 3.18  Labor and Employment.  The Company and its Subsidiaries are in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment (including termination of employment), wages, hours of work, occupational safety and health, and worker classification, and are not engaged in any unfair labor practices, except for such violations which could not reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity of an alleged or actual violation of any such labor or employment laws, or of the intent of any Governmental Entity to conduct an investigation with respect to or relating to any such matters and, to the Knowledge of the Company, no such investigation is in progress. Since September 30, 2010, no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes have occurred or, to the Knowledge of the Company, threatened in writing, involving the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreements, and there are not, to the Knowledge of the Company, any union organizing activities concerning any employees of the Company.

Section 3.19  Opinion of Financial Advisors.  The Company Board has received the oral opinion of Oppenheimer & Co. Inc. to the effect that, as of the date of such opinion and subject to the various assumptions and qualifications therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock and the Company will promptly provide a written copy of such opinion to Parent solely for information purposes following receipt thereof by the Company. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied on by Parent or Acquisition Sub.

Section 3.20  Brokers.  Except for Oppenheimer & Co. Inc., whose fees and expenses shall be paid by the Surviving Corporation in accordance with the Company’s agreement with such firm, which agreement has been previously disclosed to Parent, no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

Section 3.21  State Takeover Statutes.  Subject to the accuracy of the representations and warranties of Parent and Acquisition Sub set forth in Section 4.6, the Company Board has, to the extent such statutes are applicable, taken all action (including appropriate approvals of the Company Board) necessary to render the business combination provisions of the NYBCL inapplicable to the Merger, this Agreement and the transactions contemplated hereby. No other “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States or similar charter or bylaw provisions are applicable to the Merger, this Agreement or the transactions contemplated hereby.

Section 3.22  No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement, including any modification or qualification thereto included in the Company Disclosure Schedule, none of the Company, the Company’s Subsidiaries or any other Person on behalf of the Company or its Subsidiaries makes any other express or implied representation or warranty with respect to the Company, any of the Company’s Subsidiaries or any information provided to Parent or Acquisition Sub with respect to the Company or any of the Company’s Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Except (i) as set forth in the corresponding section of the Parent Disclosure Schedule, it being understood that matters disclosed pursuant to one section of the Parent Disclosure Schedule shall be deemed disclosed with respect to any other section of the Parent Disclosure Schedule where it is reasonably apparent that the matters so disclosed are applicable to such other sections, and (ii) for events or matters expressly contemplated or permitted under this Agreement or any agreement contemplated hereby or thereby, each of Parent and Acquisition Sub (each, an ‘‘Acquiror Entity”) hereby jointly and severally represents and warrants to the Company as follows:

Section 4.1  Organization.  Each Acquiror Entity is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the laws of its jurisdiction of incorporation and has the requisite power and authority to carry on its business as now being conducted. Each Acquiror Entity is duly qualified to do business (with respect to jurisdictions that recognize that concept) and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where any failure to be so duly qualified, licensed and in good standing (with respect to jurisdictions that recognize that concept) has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Entity Material Adverse Effect.

Section 4.2  Authorization.  Each Acquiror Entity has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each Acquiror Entity and the performance of its obligations hereunder have been duly and validly authorized, and this Agreement has been approved and adopted by the Board of Directors of each Acquiror Entity, and no other corporate proceedings (such as approval by the stockholders or holders of any other securities of Parent) on the part of either Acquiror Entity are necessary to authorize the execution, delivery and performance of this Agreement. Concurrently with the execution of this Agreement, Parent, as the sole stockholder of Acquisition Sub (either directly or indirectly through one or more wholly-owned Subsidiaries), is approving this Agreement and the transactions contemplated hereby, including the Merger. This Agreement has been duly executed and delivered by each Acquiror Entity and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of each Acquiror Entity, enforceable against each Acquiror Entity in accordance with its terms, subject to the Bankruptcy and Equitable Remedies Exception.

Section 4.3  Consents and Approvals; No Violations.  The execution and delivery of this Agreement by each Acquiror Entity do not, and except for those filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the NYBCL, state blue sky, securities or takeover laws, stock exchange and Nasdaq Stock Market requirements and the Irish Competition Act 2002, the performance of this Agreement by each Acquiror Entity and the consummation by each Acquiror Entity of the transactions contemplated hereby will not (i) conflict with or result in a breach of any provision of the charter or bylaws (or equivalent documents in the relevant jurisdiction) of such Acquiror

Entity, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, vesting, amendment, cancellation or acceleration or impose on either of the Acquiror Entities any obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any Contract to which any Acquiror Entity is a party or by which it or its assets is bound, (iii) require any filing or registration with, or permit, authorization, consent or approval of, any Governmental Entity on the part of either Acquiror Entity or (iv) violate any Applicable Law to which such Acquiror Entity or any of its properties or assets is subject, excluding from the foregoing clauses (ii) — (iv) such conflicts, requirements, defaults, failures, breaches, rights or violations that have not had and would not reasonably be expected, individually or in the aggregate, to have an Acquiror Entity Material Adverse Effect.

Section 4.4  Proxy Statement.  None of the information relating to the Acquiror Entities and supplied or to be supplied by either Acquiror Entity or its respective Affiliates specifically for inclusion in the Proxy Statement, at the time of its mailing to the Company’s stockholders and at the time of the Special Meeting, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation is made by any Acquiror Entity with respect to statements made in the Proxy Statement, or otherwise, based upon information not supplied by an Acquiror Entity, including any information supplied by the Company or its Subsidiaries or their respective Affiliates.

Section 4.5  Capitalization; Operations.  All of the issued and outstanding capital stock of Acquisition Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent, free and clear of all Liens. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not and, prior to the Effective Time will not have, other than in connection with the transactions contemplated hereby or thereby and other than those incidental to its organization and maintenance of corporate existence, (i) engaged in any business activities, (ii) conducted any operations, (iii) incurred any liabilities or (iv) owned any assets or property.

Section 4.6  Ownership of Company Common Stock.  Neither Acquiror Entity nor any of its respective “affiliates” or “associates” is the “beneficial owner” of any shares of Company Common Stock or any securities convertible into, exchangeable into or exercisable for shares of Company Common Stock, or is an “interested shareholder” of the Company (as such quoted terms are defined in Section 912 of the NYBCL). There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of the Company or any of its Subsidiaries.

Section 4.7  Financing.  Parent and Acquisition Sub will have on the Closing Date, sufficient funds available to them in cash or under existing credit lines to finance the payment of the Merger Consideration and the Option Consideration as contemplated by this Agreement and to otherwise perform their obligations hereunder.

Section 4.8  Brokers.  Except for Credit Suisse, whose fees and expenses shall be paid by Parent, no broker, finder or investment banker is entitled as a result of any action, agreement or commitment of the Acquiror Entities, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

Section 4.9  Litigation.  As of the date of this Agreement, there is no action, suit, proceeding or investigation pending or, to the Knowledge of Parent or Acquisition Sub, threatened against either Acquiror Entity, at law or in equity, that has had or would reasonably be expected to have, individually or in the aggregate, an Acquiror Entity Material Adverse Effect.

Section 4.10  Absence of Arrangements with Management.  Other than this Agreement, as of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Acquisition Sub or any of their respective Affiliates, on the one hand, and any member of the Company’s management or the Company Board on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 4.11  No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement, neither Parent nor Acquisition Sub nor any other Person on its behalf makes any other express or implied representation or warranty with respect to Parent or Acquisition Sub or any information provided to the Company or any of its Subsidiaries with respect to Parent or Acquisition Sub.

ARTICLE V

COVENANTS OF THE PARTIES

Section 5.1  Conduct of the Business of the Company.  During the period from the date of this Agreement and continuing until the Effective Time or earlier termination of this Agreement, the Company agrees, and agrees to cause each of its Subsidiaries, except (i) as expressly permitted or required by any other provision of this Agreement, (ii) as required by Applicable Law, (iii) as set forth in Section 5.1 of the Company Disclosure Schedule or (iv) to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), as follows:

(a) Ordinary Course.  The Company and each of its Subsidiaries shall in all material respects carry on their respective businesses in the usual, regular and ordinary course consistent with past practice. Without limiting the foregoing, the Company and its Subsidiaries shall use their commercially reasonable efforts to preserve substantially intact their present lines of business, maintain their rights, assets and franchises and preserve substantially intact their current relationships with customers, suppliers and others having business dealings with them and keep available the services of their present officers and employees.

(b) Capital Expenditures.  The Company shall not, and shall not permit any of its Subsidiaries to, incur or commit to any capital expenditures, except for (x) capital expenditures up to the aggregate amount set forth in a capital expenditure budget plan delivered to Parent prior to the date of this Agreement, during the period covered by such budget plan, or (y) capital expenditures after the period covered by such plan in an aggregate amount not to exceed £600,000 per quarter.

(c) Dividends; Changes in Share Capital.  The Company shall not, and shall not permit any of its Subsidiaries to, (i) declare, set aside or pay any dividend or other distribution with respect to any of its capital stock (except for dividends by wholly-owned Subsidiaries of the Company payable to the Company or to another wholly owned Subsidiary of the Company), (ii) split, combine or reclassify any of its capital stock or issue any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except for (A) transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries or (B) the acquisition of any Company Common Stock tendered by current or former employees or directors in order to pay Taxes or the exercise price in connection with the settlement of Company Stock Options or Company SARs under the terms or conditions of the Company Incentive Plans).

(d) Issuance of Securities.  The Company shall not, and shall not permit any of its Subsidiaries to, grant, issue, pledge, dispose of, transfer, encumber, deliver or sell any shares of any class of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares of capital stock, other than (i) the issuance of shares of Company Common Stock upon the exercise of options, stock appreciation rights or other rights therefor, (ii) the sale of shares of Company Common Stock pursuant to the exercise of Company Stock Options if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes or (iii) issuances by a wholly-owned Subsidiary of the Company of capital stock to such Subsidiary’s parent or another wholly-owned Subsidiary of the Company.

(e) Governing Documents; Mergers, Etc.  The Company shall not, and shall not permit any of its Subsidiaries to, amend the Company Certificate of Incorporation, the Company Bylaws or the certificate of incorporation or bylaws (or comparable governing documents) of any of its Subsidiaries or enter into a plan of consolidation, merger, share exchange, reorganization or complete or partial liquidation.

(f) No Acquisitions.  The Company shall not, and shall not permit any of its Subsidiaries to, acquire (or agree to acquire), in a single transaction or in a series of related transactions, any business, stock, other equity interest, debt securities or assets, other than transactions that involve solely the acquisition of assets in the ordinary course consistent with past practice.

(g) No Dispositions.  The Company shall not, and shall not permit any of its Subsidiaries to, sell, dispose of, transfer, lease, license or divest any assets (including capital stock of its Subsidiaries and Company-owned Intellectual Property), businesses or divisions, or grant any security interest in any assets, other than transactions that involve solely the disposition of assets in the ordinary course consistent with past practice or pursuant to contracts in existence on the date hereof.

(h) Indebtedness.  The Company shall not, and shall not permit any of its Subsidiaries to, incur or guarantee any indebtedness or enter into any “keep well” or other agreement to maintain the financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing (including any capital leases, “synthetic” leases or conditional sale or other title retention agreements) other than (i) for borrowings in the ordinary course of business consistent with past practice under the Company’s existing credit facilities and loan agreements, (ii) indebtedness incurred in connection with the refinancing of existing indebtedness either at its stated maturity or at a lower cost of funds (calculating such cost on an aggregate after-Tax basis), and (iii) indebtedness and guarantees among the Company and its Subsidiaries.

(i) Compensation; Severance.  Except as required or contemplated by existing written agreements or Company Plans, the Company shall not, and shall not permit any of its Subsidiaries to, (A) pay or commit to pay any retention, transaction bonus, severance or termination pay, (B) enter into any employment, deferred compensation, consulting, severance or other similar agreement (or any amendment to any such existing agreement) with any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, other than severance agreements entered into with employees in the ordinary course of business in connection with terminations of employment), (C) except as required by Applicable Law, make any material change (from the point of view of the relevant employee or category of employees) in the terms or conditions of employment, working practices or agreements relating to such terms, conditions or practices; (D) except in the ordinary course of business consistent with past practice or as required by Applicable Law, increase or commit to increase in any material respect the compensation or other benefits payable to the Company’s or its Subsidiaries’ directors or officers, (E) adopt or make any commitment to adopt any additional employee benefit plan or other arrangement that would be a Company Plan if it were in existence on the date of this Agreement, (F) make any contribution to any Company Plan, other than (1) regularly scheduled contributions and (2) contributions required pursuant to the terms thereof or Applicable Law, (G) amend or extend (or make any commitments to amend or extend or terminate) any Company Plan, except for amendments required by Applicable Law or to avoid adverse tax consequences under Section 409A of the Code, or (H) loan or advance any money or other property to any current or former director, officer or employee of the Company or any of its Subsidiaries.

(j) Accounting Methods; Tax Matters.  The Company shall not, and shall not permit any of its Subsidiaries to, (i) change in any material respect its methods of accounting or accounting practices as in effect on the date hereof, except for any such change as required by GAAP, SEC rule or policy, or other Applicable Law, (ii) change its fiscal year, (iii) with respect to Taxes, make, change or revoke any material Tax election, file any material amended Tax Return, settle any material Tax claim or assessment relating to the Company or any of its Subsidiaries, or surrender any material right to claim a refund of Taxes (except in each case in respect of Taxes for which reserves have been established in the Company’s financial statements, or (iv) prepare or file any Tax Return materially inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any accounting method that is materially inconsistent with positions taken, elections made or accounting methods used in preparing or filing similar Tax Returns in prior periods.

(k) Certain Agreements.  The Company shall not, and shall not permit any of its Subsidiaries to, enter into any Contracts that limit or restrain the Company or any of its Subsidiaries or any of their respective Affiliates or successors, or that would, after the Effective Time, limit or restrict Parent, the Surviving

Corporation or any of their respective Affiliates or successors, from engaging or competing in any business or in any geographic area or location.

(l) Maintenance of Insurance.  The Company shall, and shall cause its Subsidiaries to, maintain in effect all existing insurance coverage and, if any such insurance will (by its terms or otherwise) terminate prior to the Closing Date either extend or renew such coverage or arrange equivalent insurance coverage in accordance with past practice.

(m) Certain Prohibited Actions.  The Company shall not, and shall not permit any of its Subsidiaries to, agree, authorize or enter into any commitment to take any action described in the foregoing subsections (a)-(k) of this Section 5.1, except as otherwise expressly permitted by this Agreement.

Section 5.2  Stockholders’ Meeting; Proxy Material.

(a) As promptly as is reasonably practicable following the date of this Agreement, the Company shall prepare a preliminary proxy statement relating to the approval of the Merger by the Company’s stockholders (as amended or supplemented, the “Proxy Statement”), which shall, subject to Section 5.2(d), include the Company Recommendation. The Company shall provide Parent with a reasonable opportunity to review and comment on such draft, and once such draft is in a form reasonably acceptable to each of Parent and the Company, the Company shall file the Company Proxy Statement with the SEC. Parent and Acquisition Sub will timely supply the Company with such Acquiror Entity Information as is required or desirable to be included in the Proxy Statement, it being understood that the Company will not include any Acquiror Entity Information not supplied or approved by Parent (which approval will not be unreasonably withhold or delayed). The Company will use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing.

(b) The Company shall as promptly as is reasonably practicable notify Parent and Acquisition Sub of the receipt of any oral or written comments from the SEC relating to the Proxy Statement. The Company shall cooperate and provide Parent and Acquisition Sub with a reasonable opportunity to review and comment on each amendment or supplement to the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and the parties hereto will provide each other with copies of all such filings made and correspondence with the SEC. The Company will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement. If at any time prior to the Effective Time, any information should be discovered by any party which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by Applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company.

(c) Following the clearance of the Proxy Statement with the SEC, and subject to the other provisions of this Agreement (including Section 5.2(d)), the Company, acting through the Company Board and in accordance with Applicable Law, the Company Certificate of Incorporation, the Company Bylaws and the rules of the Nasdaq Stock Market, shall use its commercially reasonable efforts to duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) as promptly as practicable after the date hereof for the purpose of considering and taking action upon this Agreement and the Merger and shall use its commercially reasonable efforts to solicit proxies in favor of approval of this Agreement and the transactions contemplated hereby, including the Merger; provided, however, for the avoidance of doubt, the Company may postpone or adjourn the Special Meeting: (i) with the consent of Parent, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary under Applicable Law and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s stockholders prior to the Company Meeting, or (iv) if the

Company has provided a Notice of Superior Proposal contemplated by Section 5.2(d)(C)(ii), during the five Business Day period contemplated thereby.

(d) Except as provided in this Section 5.2(d), the Company Board shall neither withdraw, modify or change, nor resolve to withdraw, modify or change, in any manner adverse to Parent or Acquisition Sub, the Company Recommendation, nor take any other action or make any other public statement in connection with the Special Meeting inconsistent with such recommendation (any of the foregoing, a “Change in Recommendation”). Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Company Board may determine (i) to effect a Change in Recommendation and (ii) not to solicit proxies in favor of approval of this Agreement and the transactions contemplated hereby, including the Merger, if (A) the Company has complied in all material respects with its obligations under Section 5.4, (B) the Company Board has determined in good faith, after consultation with its independent outside legal and financial advisors, that failure to take such action would result in a violation of its fiduciary responsibilities to the Company’s stockholders under Applicable Law and (C) if the Company Board intends to effect a Change in Recommendation following and as a result of an Acquisition Proposal, (i) the Company Board has concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal, (ii) the Company Board has provided five Business Days’ prior written notice (a “Notice of Superior Proposal”) advising Parent that the Company Board intends to take such action and specifying the reasons therefor, including the terms and conditions of the Superior Proposal that is the basis of the proposed action by the Company Board (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal and a new five Business Day period), (iii) during such five Business Day period, if requested by Parent, the Company has engaged in and has caused its legal and financial advisors to engage in good faith negotiations with Parent (to the extent Parent desires to negotiate) to amend this Agreement in such a manner that the Acquisition Proposal which was determined to constitute a Superior Proposal is no longer a Superior Proposal and (iv) at the end of such five Business Day period, such Acquisition Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Parent in response to a Notice of Superior Proposal, as a result of the negotiations required by clause (iii) or otherwise).

Section 5.3  Access to Information; Control.  Between the date of this Agreement and the Closing Date, the Company shall (a) give Parent, Acquisition Sub, and its and their respective counsel, financial advisors, auditors and other authorized representatives (collectively, ‘‘Acquiror’s Representatives”) reasonable access during normal business hours to the offices, properties, Contracts, books and records (including Tax Returns and other Tax-related information) of the Company and its Subsidiaries, (b) furnish to Acquiror’s Representatives such financial and operating data and other information (including Tax Returns and other Tax-related information) relating to the Company, its Subsidiaries and their respective operations as such Persons may reasonably request and (c) instruct the employees, counsel and financial advisors of the Company and its Subsidiaries to cooperate with Parent and Acquisition Sub in their investigation of the business of the Company and its Subsidiaries; provided, however, that such access shall only be provided to the extent that such access would not violate Applicable Laws. Prior to the Effective Time, any information relating to the Company or its Subsidiaries made available pursuant to this Section 5.3, shall be subject to the provisions of the Confidentiality Agreement. Prior to the Effective Time, neither Parent nor Acquisition Sub shall, and Parent and Acquisition Sub shall cause each of the Acquiror’s Representatives not to, use any information acquired pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated hereby. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time.

Section 5.4  No Solicitation.

(a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, none of the Company, any of its Subsidiaries or any of their respective directors or officers shall (whether directly or indirectly through officers, directors, employees, Affiliates, advisors, representatives, agents or other intermediaries), and the Company shall direct and use commercially reasonable efforts to cause its and its Subsidiaries’ respective officers, directors, employees, Affiliates, advisors, representatives or other agents of the Company not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information) any inquiries or the making or submission of any proposal or transaction that constitutes an Acquisition Proposal, (ii) enter into, participate and/or engage in discussions or negotiations with, or disclose any non-public information or data relating to the Company or its Subsidiaries or afford access to the properties, books or records of the Company or its Subsidiaries to, any Person relating to, or who has made or disclosed to the Company that it is contemplating making, an Acquisition Proposal or (iii) accept or recommend an Acquisition Proposal or enter into any agreement, letter of intent or agreement in principle (other than an Acceptable Confidentiality Agreement to the extent expressly provided in the following sentence), providing for or relating to an Acquisition Proposal or enter into any agreement, letter of intent or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligation of any Person other than Parent (except for any portion of any such standstill or similar obligation that restricts the ability of a person to communicate an Acquisition Proposal to the Company Board) or (v) agree or publicly propose to do any of the foregoing. Notwithstanding the previous sentence, if at any time prior to the adoption of this Agreement by the Company’s stockholders at the Special Meeting, (x) the Company complies with Section 5.4(b) but receives an Acquisition Proposal from a Third Party and (y) the Company Board determines in good faith, after consultation with its independent outside legal and financial advisors, that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal, then the Company may take any of the actions described in clause (ii) of the previous sentence to the extent that the Company Board concludes in good faith, after consultation with its independent outside legal and financial advisors, that failure to take such actions would result in a violation of its fiduciary responsibilities to the Company’s stockholders under Applicable Law; provided, that following receipt of an Acquisition Proposal, the Company and its representatives may contact the party submitting such Acquisition Proposal in order to clarify and understand the terms and conditions of such proposal so as to determine whether such Acquisition Proposal constitutes or would possibly be likely to lead to a Superior Proposal or to direct such Person to this Agreement; provided further that the Company (A) will promptly, and in any event within two (2) Business Days, provide notice to Parent of any determination to take any such action, (B) will not disclose any information to such Person without entering into an Acceptable Confidentiality Agreement with such Person and (C) will promptly provide to Parent and Acquisition Sub any non-public information concerning the Company or any of its Subsidiaries provided to such other Person which was not previously provided to Parent and Acquisition Sub.

(b) As of the date of this Agreement, the Company shall immediately cease and cause to be terminated all existing discussions or negotiations with any Person and any other activities conducted heretofore with respect to any Acquisition Proposal and, subject to the other provisions of this Section 5.4, will use its commercially reasonable efforts to enforce any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party (except for any portion of any such confidentiality, standstill or similar agreement that restricts the ability of a person to communicate an Acquisition Proposal to the Company Board), including by requesting the prompt return or destruction of all confidential information previously furnished. Without limiting the Company’s obligations under Section 5.4(a), the Company will promptly (within one Business Day) following the receipt of any Acquisition Proposal advise Parent of the substance thereof (including the identity of the Person making, and the terms and conditions of, such Acquisition Proposal) and will keep Parent apprised of any related developments, discussions and negotiations on a current basis (and in any event with 48 hours of the occurrence of such developments, discussions or negotiations).

(c) Nothing contained in this Agreement, including in this Section 5.4, shall prohibit the Company or the Company Board, directly or indirectly through advisors, agents or other intermediaries, from (i) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 or 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder, or (ii) making any disclosure to its stockholders if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under Applicable Law or would constitute a violation of Applicable Law. It is understood and agreed that, for purposes of this Agreement (including Article VII), a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, or any “stop, look and listen” communication by the Company Board, shall not constitute a Change of Recommendation or an approval or recommendation with respect to any Acquisition Proposal.

Section 5.5  Director and Officer Liability.

(a) Parent shall cause the Surviving Corporation and its Subsidiaries to honor all rights to indemnification and exculpation from liability for acts and omissions occurring at or prior to the Effective Time and rights to advancements of expenses relating thereto now existing in favor of the current or former directors or officers of the Company and its Subsidiaries, in their capacity as such (the “Indemnitees”) as provided in their respective charters (or similar constitutive documents) or bylaws, by all Applicable Laws, or in any indemnification agreement set forth in Section 5.5 of the Company Disclosure Schedule, and all such rights shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such Indemnitees, unless an alteration or modification of such documents is required by Applicable Law or any Indemnitee affected thereby otherwise consents in writing thereto.

(b) In furtherance of, and not in limitation of the foregoing, the Company shall indemnify and hold harmless, and after the Effective Time Parent shall cause the Surviving Corporation to indemnify and hold harmless, each Indemnitee as and to the extent provided in Section 8.2 of the Company’s Amended and Restated By-laws, as in effect on the date of this Agreement, as if such Section 8.2 were restated herein, mutatis mutandis.

(c) For six years after the Effective Time, the Surviving Corporation shall maintain in effect officers’ and directors’ liability insurance and fiduciary liability insurance in respect of acts or omissions occurring at or prior to the Effective Time committed by directors or officers of the Company in their capacity as such, covering each director and officer of the Company serving as such immediately prior to the Effective Time and covered immediately prior to the Effective Time by the Company’s officers’ and directors’ liability insurance policy maintained by the Company and in effect as of the date hereof, on terms with respect to coverage and amount not materially less favorable in the aggregate than those of the policy in effect on the date hereof, so long as the Surviving Corporation is not required to pay an annual premium in excess of 300% of the last annual payment paid by the Company for such insurance prior to the date of this Agreement (the “Maximum Premium”). If the Surviving Corporation is unable to obtain the insurance described in the prior sentence for an amount less than or equal to the Maximum Premium, it shall instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Premium. At the Company’s option, the Company may purchase at or prior to the Effective Time, a six-year “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of officers’ and directors’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated by this Agreement; provided, that the premium for any such “tail” policy shall not be in excess of 300% of the last annual payment made by the Company for such insurance prior to the date hereof in respect of the coverage required to be obtained pursuant hereto. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.5(c) and Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder.

(d) This Section 5.5 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnitees referred to herein, their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns.

(e) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person or (iii) dissolves or liquidates, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation or the transferee of its assets upon dissolution or liquidation shall assume the obligations set forth in this Section 5.5. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any assets in a manner that would reasonably be expected to render the Surviving Corporation or its successor unable to satisfy its obligations hereunder.

Section 5.6  Certain Filings.

(a) Subject to the terms and conditions of this Agreement, each of Parent, Acquisition Sub and the Company shall, and shall cause its respective Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof. In furtherance and not in limitation of the foregoing, Parent, Acquisition Sub and the Company shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from any non-governmental Third Parties to any Company Material Contracts, in connection with the consummation of the transactions contemplated hereby and (ii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers. Without limiting the foregoing, the Company and the Parent shall make such filings with the Competition Authority as may be required under the Irish Competition Act 2002. Subject to Section 5.6(c), each party will use its reasonable best efforts to take or cause to be taken all actions necessary, including to comply promptly and fully with any requests for information from Governmental Entities, to obtain any clearance, waiver, approval or authorization that is necessary to enable the parties to consummate the transactions contemplated hereby as soon as practicable after the date hereof.

(b) Subject to Section 5.6(c), (i) the Company, Parent and Acquisition Sub shall each use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any Regulatory Law and (ii) if any administrative, judicial or legislative action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the transactions contemplated hereby, the Company, Parent and Acquisition Sub shall each cooperate with the other parties and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated hereby, including by pursuing all reasonable avenues of administrative and judicial appeal. For purposes of Section 5.6(a) and clause (i) of this Section 5.6(b), “reasonable best efforts” in relation to any approvals or consents required under the Irish Competition Act 2002 shall include agreeing to such undertakings, agreements, divestitures or other actions as are reasonably requested by the Competition Authority or that are required to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding under the Irish Competition Act 2002 that would otherwise have the effect of preventing the Closing or delaying the Closing beyond the outside date specified in the proviso to Section 7.1(b), or to obtain the consent, clearance, waiver or authorization of the Competition Authority without which the Closing would be prevented or delayed beyond the outside date specified in the proviso to Section 7.1(b); provided, that such undertakings, agreements, divestitures and/or other actions would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

(c) Each of the Company, Parent and Acquisition Sub shall (i) subject to any restrictions under any Applicable Law, to the extent practicable, promptly notify each other of any communication to that party from any Governmental Entity (including the Federal Trade Commission, the Antitrust Division of the Department of Justice and the Competition Authority) with respect to this Agreement and the transactions and other agreements contemplated hereby, (ii) subject to any restrictions under any Applicable Law, use reasonable best efforts to consult with the other party in advance of any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to this Agreement and the transactions and other agreements contemplated hereby, (iii) subject to any restrictions under any Applicable Law, furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) received by it, its Affiliates and their respective representatives from any Governmental

Entity or members of its staff with respect to this Agreement and the transactions and other agreements contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements and to the attorney client privilege or work product doctrine) and (iv) furnish the other party with such necessary information and reasonable assistance as such other party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registrations, or submissions of information to any Governmental Entities in connection with this Agreement and the transactions and other agreements contemplated hereby and thereby, including any filings necessary or appropriate under the provisions of any Regulatory Law.

(d) Third Party Consents.  Between the date hereof and the Effective Time, the Company shall use commercially reasonable efforts to obtain the third party consents set forth in Section 3.3 of the Company Disclosure Schedule.

Section 5.7  Public Announcements.  None of the Company, Parent, Acquisition Sub, or any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other parties, except to the extent required, based upon the advice of outside counsel, by Applicable Law or by any listing agreement with, or the rules and regulations of, the Nasdaq Stock Market and after such prior notice to the other parties hereto as is practicable under the circumstances.

Section 5.8  State Takeover Laws.  If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to the transactions contemplated hereby, the Company, Parent and Acquisition Sub shall use reasonable best efforts to take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 5.9  Certain Notifications.  Between the date hereof and the Effective Time, the Company shall promptly notify Parent and Acquisition Sub of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the failure to obtain such consent would reasonably be expected to have a Company Material Adverse Effect, (ii) any notice or communication from any Governmental Entity in connection with the transactions contemplated hereby and (iii) any action, suit, charge, complaint, grievance or proceeding commenced or, to the Company’s Knowledge, threatened against the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13 or which relates to the consummation of the transactions contemplated hereby. Between the date hereof and the Effective Time, Parent and Acquisition Sub shall promptly notify the Company of any action, suit, charge, complaint, grievance or proceeding commenced or, to the Knowledge of Parent, threatened against Parent or Acquisition Sub which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.9 or which relates to the consummation of the transactions contemplated hereby. Between the date hereof and the Effective Time, each party shall promptly notify the other parties hereto in writing after becoming aware of the occurrence of any event which will, or is reasonably likely to, result in the failure to satisfy any of the conditions specified in Article VI.

Section 5.10  Employees and Employee Benefit Plans.

(a) For a period of not less than one year following the Closing Date, the Surviving Corporation shall provide, or cause to be provided to, all individuals who are employees of the Company and the Subsidiaries (including employees who are not actively at work on account of illness, disability or leave of absence) on the Closing Date (the “Affected Employees”) compensation, salary, wages, cash incentive opportunities, severance, medical, retirement and other employee benefit plans, programs and arrangements (excluding equity-based compensation) that are comparable, in the aggregate, to the compensation, salary, wages, cash incentive opportunities, severance, medical, retirement and other written employee benefit plans, programs and arrangements (excluding equity-based compensation) provided to such Affected Employees immediately prior to the Closing, as such plans, programs and arrangements are disclosed to the Parent pursuant to Section 3.11. Parent acknowledges that a “change of control” (or similar phrase) within the meaning of the Company Incentive Plans and the Company Plans, as applicable, will occur at or prior to the Effective Time, as applicable.

(b) If and to the extent that Affected Employees are after the Closing Date transferred to the Parent or Subsidiaries of the Parent other than the Surviving Corporation and its Subsidiaries, the Parent will give or cause its relevant Subsidiary to give the Affected Employees full credit for purposes of eligibility to participate, vesting and benefit accrual (other than benefit accrual under any defined benefit pension plan) under the employee benefit plans and arrangements maintained by Parent or any of its Subsidiaries in which such Affected Employees participate for such Affected Employees’ service with the Company or any Subsidiary of the Company or any of their respective predecessors (to the extent such service was credited under the analogous predecessor plan), except to the extent such credit would result in an unintended duplication of benefits.

(c) The provisions of this Section 5.10 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of any of Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Company or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 5.10) under or by reason of any provision of this Agreement. Nothing in this Agreement, express or implied, shall affect the right of Parent (or after the Effective Time, the Surviving Corporation or its Subsidiaries) to terminate the employment of its employees, including any Affected Employee. Nothing in this Agreement shall be construed to grant any employee a right to continued employment by the Parent, the Company, Surviving Corporation or any of their respective Subsidiaries. Nothing contained in this Agreement, express or implied, shall constitute an amendment to any Company Plan.

Section 5.11  Conduct of the Business of Acquiror Entities.  During the period from the date of this Agreement and continuing until the Effective Time or earlier termination of this Agreement, Parent and Acquisition Sub shall not, and shall not permit any of their respective Subsidiaries to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) that would reasonably be expected to result in, individually or in the aggregate, an Acquiror Entity Material Adverse Effect.

Section 5.12  Rule 16b-3.  Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13  Delisting.  Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the Nasdaq Stock Market and terminate registration of the Company Common Stock under the Exchange Act; provided, that such delisting and termination shall not be effective until after the Effective Time.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1  Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of the Company, Parent and Acquisition Sub to effect the Merger are subject to the satisfaction or, to the extent permitted by Applicable Law, the waiver on or prior to the Effective Time of each of the following conditions:

(a) The Company Stockholder Approval shall have been obtained at the Special Meeting.

(b) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the Merger, and no Governmental Entity shall have instituted any proceeding that is pending seeking any such judgment, decree, injunction or other order to prohibit the consummation of the Merger.

(c) To the extent that the Merger constitutes a “merger or acquisition” that is mandatorily notifiable to the Competition Authority under Part 3 of the Irish Competition Act 2002, one of the following shall have occurred:

(i) the Competition Authority informing the parties that it has determined under Section 21(2)(a) or Section 22(3)(a) of the Irish Competition Act 2002 that the Merger may be put into effect; or

(ii) the period specified in Section 21(2) of the Irish Competition Act 2002 (as may be extended under Section 21(4) of such Act) having elapsed without the Competition Authority having informed the parties of the determination (if any) which it has made under Section 21(2) of the Irish Competition Act 2002.

Section 6.2  Conditions to the Company’s Obligation to Effect the Merger.  The obligation of the Company to effect the Merger shall be further subject to the satisfaction or, to the extent permitted by Applicable Law, the waiver by the Company at or prior to the Effective Time of each of the following conditions:

(a) The representations and warranties of Parent and Acquisition Sub set forth in Article IV of this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though made on and as of the Closing Date, in each case in all material respects, except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (ii) for changes contemplated by this Agreement; provided further that the representations and warranties of Parent and Acquisition Sub in Section 4.7 shall be true and correct in all respects.

(b) Parent and Acquisition Sub shall have performed in all material respects their respective agreements and covenants contained in or contemplated by this Agreement that are required to be performed by them at or prior to the Effective Time pursuant to the terms hereof.

(c) The Company shall have received certificates signed on behalf of Parent and Acquisition Sub by an executive officer of each of Parent and Acquisition Sub, dated the Closing Date, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

Section 6.3  Conditions to Parent’s and Acquisition Sub’s Obligations to Effect the Merger.  The obligations of Parent and Acquisition Sub to effect the Merger shall be further subject to the satisfaction, or to the extent permitted by Applicable Law, the waiver by Parent at or prior to the Effective Time of each of the following conditions:

(a) The representations and warranties of the Company set forth in Sections 3.2, 3.3, 3.4, 3.9(a)(i)-(iii) and 3.19 of this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (ii) for changes contemplated by this Agreement). All other representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (ii) for changes contemplated by this Agreement), unless the failure of all such representations and warranties to be so true and correct, individually or in the aggregate, and excluding for this purpose any materiality or Company Material Adverse Effect qualifications therein, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company shall have performed in all material respects each of its agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Effective Time pursuant to the terms hereof.

(c) Parent and Acquisition Sub shall have received certificates signed on behalf of the Company by an executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

Section 6.4  Frustration of Closing Conditions.  Neither the Company, Parent nor Acquisition Sub may rely, either as a basis for not consummating the Merger or for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to satisfy such conditions and consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.6.

ARTICLE VII

TERMINATION

Section 7.1  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after obtaining the Company Stockholder Approval, by action taken by the Board of Directors of the terminating party or parties:

(a) by mutual written consent of Parent and the Company;

(b) by the Company or Parent if the Closing shall not have occurred on or before December 31, 2011 (the “Termination Date”); provided, that if the only reason for the parties’ failure to consummate the Closing on or before such date shall be the failure to have satisfied Section 6.1(c) of this Agreement, then the Termination Date shall be extended to February 29, 2012; provided further, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation or other breach under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date;

(c) by the Company or Parent if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and non-appealable;

(d) by the Company or Parent if the Special Meeting (including any adjournment or postponement thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained;

(e) by the Company, if the Company Board has effected a Change in Recommendation following receipt of a Superior Proposal in accordance with the requirements of Section 5.2(d) and the Company has paid the Termination Fee;

(f) by Parent, if (i) the Company Board or any committee thereof shall have failed to make the Company Recommendation or effected a Change in Recommendation, (ii) the Company Board or any committee thereof shall have determined any Acquisition Proposal is a Superior Proposal, or (iii) the Company shall have materially breached the terms of Section 5.4 in any respect adverse to Parent.

(g) by the Company, provided that it is not then in material breach of its obligations under this Agreement, if there is a breach by Parent or Acquisition Sub of any of their representations, warranties, covenants or agreements contained in this Agreement that would give rise to a failure of a condition set forth in Section 6.2(a) or 6.2(b) and which has not been cured (or is not capable of being cured) within twenty (20) Business Days following receipt by Parent or Acquisition Sub, as the case may be, of written notice from the Company of such breach; or

(h) by Parent, provided that neither Parent nor Acquisition Sub is then in material breach of its obligations under this Agreement, if there is a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement that would give rise to a failure of a condition set forth in Section 6.3(a) or 6.3(b) and which has not been cured (or is not capable of being cured) within twenty (20) Business Days following receipt by the Company of written notice from Parent and Acquisition Sub of such breach.

The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

Section 7.2  Effect of Termination.  If this Agreement is validly terminated by either the Company or Parent as provided in Section 7.1, there shall be no further liability or obligation on the part of any of the Company, Parent or Acquisition Sub or their respective officers, directors, stockholders, members, partners, employees, Affiliates, agents or other representatives, except that (i) Section 3.20, Section 4.8, Section 5.7, Article VII, Article VIII and the Confidentiality Agreement shall survive the termination of this Agreement and remain enforceable thereafter, and (ii) subject to Section 7.3, nothing in this Agreement shall relieve any party or parties hereto, as applicable, from liability for any breach of this Agreement prior to its termination.

Section 7.3  Fees and Expenses.

(a) The Company agrees to pay Parent the sum of $5,200,000 (the “Termination Fee”) if (i) this Agreement is terminated by the Company pursuant to Section 7.1(e), or (ii) this Agreement is terminated by Parent pursuant to Section 7.1(f), such payment to be made concurrently with the termination of this Agreement by the Company in the case of clause (i), or within three (3) Business Days after termination of this Agreement by Parent in the case of clause (ii).

(b) If (i) this Agreement is terminated by either the Company or Parent (x) pursuant to Section 7.1(b) without a vote of the stockholders of the Company with respect to the adoption of this Agreement at the Special Meeting having occurred or (y) pursuant to Section 7.1(d), (ii) on or before the date of any such termination, a bona fide Acquisition Proposal was publicly announced, disclosed or otherwise communicated to the Company Board and such Acquisition Proposal was not publicly withdrawn prior to such termination (or prior to the Special Meeting with respect to a termination pursuant to Section 7.1(d)), and (iii) within six months after such termination the Company or any of its Subsidiaries enters into a definitive agreement in respect of or consummates any Acquisition Proposal, then the Company shall pay to Parent (or its designees) the Termination Fee on the date of such consummation. For the purpose of this clause (b), all references in the definition of Acquisition Proposal to “twenty percent (20%)” shall instead be read to refer to “fifty percent (50%)”.

(c) For the avoidance of doubt, in no event shall the Company be required to pay the Termination Fee on more than one occasion. All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated by Parent. Any such payment shall be net of any amounts as may be required to be deducted or withheld therefrom in respect of applicable Taxes.

(d) Each of the parties hereto acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that the Termination Fee is not a penalty, but rather represents liquidated damages in a reasonable amount that will compensate Parent and Acquisition Sub for the efforts and resources expended and opportunities foregone while negotiating this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, in the event that the Termination Fee is paid as a result of a termination of this Agreement, Parent’s right to receive payment of the Termination Fee pursuant to this Section 7.3 shall be the sole and exclusive remedy of Parent, Acquisition Sub and their respective Affiliates, if applicable for (A) the loss suffered as a result of the failure of the Merger to be consummated and (B) any other losses, damages, obligations or liabilities suffered as a result of or under this Agreement and the transactions contemplated by this Agreement, and upon payment of the Termination Fee in accordance with this Section 7.3, none of the Company or any of its respective stockholders, directors, officers, agents or Affiliates, as the case may be, shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

(e) Except as otherwise provided in this Section 7.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

ARTICLE VIII

MISCELLANEOUS

Section 8.1  Definitions.  As used in this Agreement, the following terms have the meanings specified or referred to in this Section 8.1 and shall be equally applicable to both singular and plural forms. Any agreement referred to below means such agreement as amended, supplemented or modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

“Acceptable Confidentiality Agreement” means a confidentiality agreement with terms and conditions no less favorable to the Company than the Confidentiality Agreement.

“Acquiror Entity” has the meaning set forth in the first sentence of Article IV.

“Acquisition Entity Information” means information included in the Proxy Statement relating to any Acquiror Entity or its directors, officers, advisors or representatives.

“Acquiror Entity Material Adverse Effect” means any effect, change or development that, individually or in the aggregate, with other effects, changes or developments, is material and adverse to the financial condition, business operations or results of operations of the Acquiror Entities taken as a whole or that would be reasonably expected to prevent, materially delay or materially impede the ability of any Acquiror Entity to consummate the Merger or other transactions contemplated hereby.

“Acquiror’s Representatives” has the meaning set forth in Section 5.3.

“Acquisition Proposal” means any offer or proposal, including any offer or proposal from or to the Company’s stockholders, made by any Person or group (within the meaning of Rule 13d-5 of the Exchange Act) other than Parent or its Subsidiaries and/or any of their respective Affiliates regarding (i) a merger, consolidation, share exchange, recapitalization, reclassification, liquidation or other business combination involving the Company and/or any Subsidiary or Subsidiaries of the Company whose business or businesses constitute twenty percent (20%) or more of the assets, revenues or earnings of the Company and its Subsidiaries, taken as a whole, (ii) the acquisition of assets of the Company and/or its Subsidiaries equal to twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries or to which twenty percent (20%) or more of the Company’s revenues or earnings on a consolidated basis are attributable, or (iii) acquisition of beneficial ownership (as defined under section 13(d) of the Exchange Act) of equity interests representing a twenty percent (20%) or greater economic or voting interest in the Company or tender offer or exchange offer that, if consummated, would result in any Person or group (within the meaning of Rule 13d-5 of the Exchange Act) beneficially owning equity interests representing a twenty percent (20%) or greater economic or voting interest in the Company.

“Acquisition Sub” has the meaning set forth in the introductory paragraph of this Agreement.

“Affected Employees” has the meaning set forth in Section 5.10(a).

“Affiliate” has the meaning as defined in Rule 12b-2 under the Exchange Act.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Applicable Law” means all applicable laws, statutes, orders, ordinances, rules, regulations and all applicable legally binding policies or guidelines promulgated, or judgments, decisions, writs, decrees or orders entered, by any Governmental Entity.

“Bankruptcy and Equitable Remedies Exception” has the meaning set forth in Section 3.2(a).

“Book-Entry Shares” has the meaning set forth in Section 2.7.

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“Cash-Out Option” means that portion of a Company Stock Option that is issued, unexercised and outstanding as of immediately prior to the Effective Time and vested as of immediately prior to the Effective Time (including any portion of a Company Stock Option that is vested as a result of the transactions contemplated by this Agreement) under the terms of an agreement with the Company governing such Company Stock Option.

“Certificate” has the meaning set forth in Section 2.7.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Change in Recommendation” has the meaning set forth in Section 5.2(d).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph of this Agreement.

“Company Board” has the meaning set forth in the first recital of this Agreement.

“Company Bylaws” has the meaning set forth in Section 3.1.

“Company Certificate of Incorporation” has the meaning set forth in Section 3.1.

“Company Common Stock” has the meaning set forth in Section 2.6.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent dated the date hereof.

“Company Incentive Plans” has the meaning set forth in Section 3.4(c).

‘‘Company Intellectual Property” has the meaning set forth in Section 3.14.

“Company Leased Property” has the meaning set forth in Section 3.17(a).

“Company Material Adverse Effect” means any effect, circumstance, change or development that, individually or in the aggregate with other effects, circumstances, changes or developments, (x) is material and adverse to the financial condition, business operations or results of operations of the Company and its Subsidiaries taken as a whole, or (y) that would be reasonably expected to adversely affect the ability of the Company to timely consummate the Merger or other transactions contemplated hereby; provided, however, that to the extent any effect, change or development is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “Company Material Adverse Effect” pursuant to the preceding clause (x): (i) the announcement of the execution of this Agreement, or the performance of obligations under this Agreement, and/or any action or inaction taken at the direction of Parent, (ii) factors affecting the economy or financial markets as a whole or generally affecting the industries in which the Company participates, except to the extent such changes negatively affect the Company in a disproportionate manner as compared to comparable participants in the Company’s industry, (iii) failure to meet internal or analyst financial forecasts, guidance or milestones, (iv) any change in the market price or trading volume of the Company Common Stock after the date hereof, (v) any change in GAAP or in international accounting standards that the Company is required to adopt, or (vi) changes in generally applicable laws, rules, regulations or administrative policies, or published interpretations thereof, except to the extent such changes negatively affect the Company in a disproportionate manner as compared to comparable participants in the Company’s industry.

“Company Material Contract” has the meaning set forth in Section 3.15.

“Company Option Plan” has the meaning set forth in Section 3.4(b)(v).

“Company-owned Intellectual Property” has the meaning set forth in Section 3.14.

“Company Permits” has the meaning set forth in Section 3.13(b).

“Company Plans” has the meaning set forth in Section 3.11(a).

“Company Preferred Stock” has the meaning set forth in Section 3.4(a).

“Company Real Property” has the meaning set forth in Section 3.17(a).

“Company Recommendation” has the meaning set forth in Section 3.2(b).

“Company Registered Intellectual Property” means all Intellectual Property that is the subject of a pending application or an issued patent, trademark, copyright, design right, Domain Name, or other similar registration formalizing exclusive rights and that are owned by, or registered or currently applied for under the name of, the Company or a Subsidiary thereof.

“Company SARs” has the meaning set forth in Section 3.4(c).

“Company SAR Agreement” means the Allied Healthcare International Inc. Stock Appreciation Rights Agreement dated April 21, 2009, by and between the Company and Alexander Young.

“Company SEC Documents” has the meaning set forth in Section 3.6(a).

“Company Stock Options” has the meaning set forth in Section 3.4(c).

“Company Stockholder Approval” has the meaning set forth in Section 3.2(c).

“Competition Authority” means the Competition Authority of the Republic of Ireland, as established under section 10 of the Irish Competition Act 1991 and as continued in being under section 29 of the Irish Competition Act 2002.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of August 27, 2010 by and between Saga Independent Company Limited and the Company.

“Contract” means any written or oral agreement, contract, commitment, understanding, lease, license, contract, note, bond, mortgage, indenture, arrangement or other instrument or obligation, in each case whether written or oral.

“Effective Time” has the meaning set forth in Section 1.3.

“Environmental Law” means any applicable federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, common law, legally binding agency requirement or other legally enforceable requirement relating to: (i) the protection, investigation or restoration of the environment, health, safety or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to Persons or property relating to any Hazardous Substance.

“Environmental Permits” means any and all permits, licenses, registrations, approvals, notifications, exemptions and any other authorization issued under or pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.11(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“Foreign Benefit Plans” has the meaning set forth in Section 3.11(d).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any domestic, or foreign, supranational, national, federal, state or local governmental authority or any court, arbitrator, agency, commission, stock exchange or interdealer quotation system, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational.

“Hazardous Substance” means (i) any substance that is listed, classified, regulated or for which liability may be imposed pursuant to any Environmental Law, (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive material or radon and (iii) any other substance which is the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

“Holder” has the meaning set forth in Section 2.10(b).

“Indemnitees” has the meaning set forth in Section 5.5(a).

“Intellectual Property” means any or all of the following: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof and inventions; (ii) copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto including moral and economic rights of authors and inventors, however denominated; (iii) industrial designs and any registrations and applications therefor; (iv) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor; and (v) trade secrets (including trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), know-how, and non-public business and technical, and other confidential information.

“IRS” means the Internal Revenue Service.

“Knowledge” means the actual knowledge, without inquiry, of (i) with respect to the Company, the executive officers of the Company identified on Section 8.1 of the Company Disclosure Schedule and (ii) with respect to Parent, the executive officers of Parent identified on Section 8.1 of the Parent Disclosure Schedule.

“Liens” means any mortgages, pledges, claims, liens, charges, encumbrances, easements, servitudes, restrictive covenants, options, rights of first refusal, transfer restrictions, conditional sale or other title restrictions and security interests of any kind or nature whatsoever, except, in the case of securities, for limitations on transfer imposed by federal or state securities laws.

“Merger” has the meaning set forth in the first recital of this Agreement.

“Merger Consideration” has the meaning set forth in Section 2.7.

“Merger Fund” has the meaning set forth in Section 2.10(b).

“Notice of Superior Proposal” has the meaning set forth in Section 5.2(d).

“NYBCL” has the meaning set forth in Section 1.1.

“Option Consideration” has the meaning set forth in Section 2.9(a).

“Parent” has the meaning set forth in the introductory paragraph of this Agreement.

“Parent Disclosure Schedule” means the disclosure schedule delivered by Parent to the Company dated the date hereof.

“Paying Agent” has the meaning set forth in Section 2.10(a).

“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other similar charges by Governmental Entities securing payments not yet due, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens which arise in the ordinary course of business and (iii) such other Liens or imperfections of title that, individually or in the aggregate, do not, and would not reasonably be expected to, materially detract from the value of, or materially impair the existing use of, the property or asset affected by the applicable Lien.

“Person” means any person, employee, individual, corporation, limited liability company, partnership, trust, joint venture, or any other non-governmental entity or any governmental or regulatory authority or body or any group consisting of one or more of the foregoing.

“Proxy Statement” has the meaning set forth in Section 5.2(a).

“Regulatory Law” means the Sherman Act, the Clayton Act, the Hart-Scott-Rodino Antitrust Improvements Act, the Federal Trade Commission Act, the U.K. Enterprise Act 2002, the Irish Competition Act 2002 and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (x) foreign investment, (y) foreign exchange or currency controls or (z) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“SAR Consideration” has the meaning set forth in Section 2.9(b).

“SOX” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Significant Subsidiary” of any Person means a Subsidiary of such Person that would constitute a “significant subsidiary” of such Person within the meaning of Rule 1.02(w) of Regulation S-X as promulgated by the SEC.

“Special Meeting” has the meaning set forth in Section 5.2(c).

“Subsidiary” of any Person means another Person (i) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to directly or indirectly control such other Person or elect at least a majority of its Board of Directors or other governing body, or (ii) 50% or more of the equity interests of which, in either case, is owned directly or indirectly by such first Person.

“Superior Proposal” means a bona fide written Acquisition Proposal (except that references to “twenty percent (20%)” therein will be deemed to be references to “fifty percent (50%)” instead) which is on terms which the Company Board in good faith determines (after consultation with its independent legal and financial advisors), considering such factors as the Company Board considers to be appropriate (including the conditionality, timing and likelihood of consummation of such proposal), are more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated hereby.

“Surviving Corporation” has the meaning set forth in the first recital of this Agreement.

“Tax” or “Taxes” means any federal, national, state, provincial, municipal, local, or foreign income, corporate, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, including any interest, penalty, or addition thereto whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” has the meaning set forth in Section 7.1(b).

“Termination Fee” has the meaning set forth in Section 7.3(a).

“Third Party” means any Person or group of Persons (other than Parent and its Affiliates).

Section 8.2  Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given if addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the addressor) and if either (i) actually delivered in fully legible form, to such address, (ii) in the case of any nationally recognized express mail service, one (1) Business Day shall have elapsed after the same shall have been deposited with such service or (iii) if by fax, on the day on which such fax was sent and telephonic confirmation of receipt thereof has been received; provided, that a copy is sent the same day by overnight courier or express mail service.

If to the Company, to:

Allied Healthcare International Inc.
245 Park Avenue
New York, NY 10167
Attention: Sandy Young
Telephone: (44) 1785 810 622
Facsimile: (44) 1785 288 849

with a copy (which shall not constitute notice) to:

Edwards Angell Palmer & Dodge LLP
750 Lexington Avenue
New York, New York 10022
Attention: Leslie Levinson, Esq.
           Eugene McDermott, Esq.
Telephone: (212) 308-4411
Facsimile: (212) 308-4844

If to Parent or Acquisition Sub, to:

Saga Group Limited
Enbrook Park
Sandgate
Folkestone
Kent
CT20 SSE
Attention: John Davies
Telephone: (44) 1303 771 199
Facsimile: (44) 1303 776 676

with a copy (which shall not constitute notice) to:

Herbert Smith LLP
Exchange House
Primrose Street
London
EC2A 2HS
Attention: Ben Ward
Telephone: 44 2074 662 093
Facsimile: 44 2070 985 493

Section 8.3  Survival of Representations, Warranties and Covenants.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. All other covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Effective Time, shall survive the Effective Time in accordance with their terms.

Section 8.4  Interpretation.  For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, a reference herein: (i) to an Article or Section means an Article and Section of this Agreement, (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. Each of the Company Disclosure Schedule and the Parent Disclosure Schedule is hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in the Company Disclosure Schedule or the Parent Disclosure Schedule shall have the same meaning assigned to such term herein. The description or listing of a matter, event or thing within the Company Disclosure Schedule or the Parent Disclosure Schedule (whether in response for a description or listing of material items or otherwise) shall not be deemed an admission or acknowledgment that such matter, event or thing is “material.” Matters reflected in the Company Disclosure Schedule or the Parent Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Schedule or the Parent Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

Section 8.5  Amendments, Modification and Waiver.

(a) Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the parties hereto, by action taken by or authorized by their respective Boards of Directors, prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Acquisition Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, that no such amendment, modification or waiver by the Company shall be effective unless it is authorized by the Company Board; and provided, further, that, after the Company Stockholder Approval has been obtained, there shall not be made any amendment that by Applicable Law requires further approval by the Company’s stockholders without first obtaining such further approval.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law or in equity.

Section 8.6  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that none of the Company, Parent or Acquisition Sub may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement, in whole or in part (whether by operation of law or otherwise), without the consent of the other parties hereto and, in the case of the Company, the Company Board. Notwithstanding anything to the contrary herein, Acquisition Sub may assign any of its rights hereunder to any Subsidiary of Parent and Parent may assign its rights hereunder to any affiliate of Parent; provided that, such assignment shall not relieve Acquisition Sub or Parent of their obligations hereunder without the prior written consent of the Company.

Section 8.7  Specific Performance.  The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy and without the need for posting a bond or other security.

Section 8.8  Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York or any federal court, in each case, sitting in the borough of Manhattan in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such court and (iv) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Applicable Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7(c).

Section 8.9  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

Section 8.10  Third Party Beneficiaries.  Except as provided in Section 5.5, this Agreement is solely for the benefit of the Company and its successors and permitted assigns, with respect to the obligations of Parent and Acquisition Sub under this Agreement, and for the benefit of Parent and Acquisition Sub and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right. The Indemnitees referred to in Section 5.5 shall be third party beneficiaries entitled to enforce the provisions of Section 5.5 of this Agreement.

Section 8.11  Entire Agreement.  This Agreement, including any exhibits or schedules hereto, and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

Section 8.12  Counterparts; Fax Signatures; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Each of the parties hereto (i) has agreed to permit the use, from time to time and where appropriate, of faxed signatures in order to expedite the Closing, (ii) intends to be bound by its respective faxed signature, (iii) is aware that the other parties hereto will rely on the faxed signature and (iv) acknowledges such reliance and waives any defenses to the enforcement of the documents effecting the transactions contemplated hereby contemplated by this Agreement based on the fact that a signature was sent by fax. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SAGA GROUP LIMITED

By:	/s/ Stuart Howard
Name:     Stuart Howard

Title:	Group Finance Director

AHL ACQUISITION CORP.

By:	/s/ John Ivers
Name:     John Ivers

Title:	President

ALLIED HEALTHCARE INTERNATIONAL INC.

By:	/s/ Sandy Young
Name:     Alexander Young
Title: Chief Executive

[Signature Page to Merger Agreement]

ANNEX B

Oppenheimer & Co. Inc. 300 Madison Avenue New York, NY 10017 Member of All Principal Exchanges

July 28, 2011

The Board of Directors
Allied Healthcare International Inc.
245 Park Avenue
New York, New York 10167

Members of the Board:

You have asked Oppenheimer & Co. Inc. (“Oppenheimer”) to render a written opinion (“Opinion”) to the Board of Directors of Allied Healthcare International Inc. (“Allied Healthcare”) as to the fairness, from a financial point of view, to the holders of Allied Healthcare common stock, par value $0.01 per share (the “Shares”), of the $3.90 in cash per share (the “Per Share Consideration”) to be received by such holders as provided for in an Agreement and Plan of Merger (the “Agreement”) proposed to be entered into among Saga Group Limited (“Parent”), AHL Acquisition Corp., a wholly owned subsidiary of Parent (“Merger Sub”) and Allied Healthcare. The Agreement provides for, among other things, the merger of Merger Sub with and into Allied Healthcare (the “Merger”) pursuant to which each outstanding Share will be converted into the right to receive the Per Share Consideration.

In arriving at our Opinion, we:

(a) reviewed the execution version, dated July 28, 2011, of the Agreement;

(b) reviewed publicly available audited financial statements of Allied Healthcare for the fiscal years ended September 30, 2010, September 30, 2009 and September 30, 2008 and unaudited financial statements of Allied Healthcare for the periods ended March 31, 2011 and December 31, 2010;

(c) reviewed financial forecasts and estimates relating to Allied Healthcare prepared by management of Allied Healthcare;

(d) reviewed historical market prices and trading volumes for the Shares;

(e) held discussions with the senior management of Allied Healthcare with respect to the business, financial condition, operating results and future prospects of Allied Healthcare;

(f) reviewed and analyzed certain publicly available financial data for companies that we deemed relevant;

(g) reviewed and analyzed certain publicly available financial information for transactions we deemed relevant;

(h) analyzed the estimated present value of future cash flows of Allied Healthcare based on financial forecasts, budgets and estimates prepared by the management of Allied Healthcare;

(i) reviewed the premiums paid, based on publicly available information, in merger and acquisition transactions we deemed relevant in evaluating the Merger;

(j) reviewed other public information concerning Allied Healthcare that we deemed relevant; and

(k) performed such other analyses, reviewed such other information and considered such other factors as we deemed appropriate.

The Board of Directors
Allied Healthcare International Inc.
July 28, 2011

In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by Allied Healthcare and its employees, representatives and affiliates or otherwise reviewed by us. With respect to the financial forecasts and estimates relating to Allied Healthcare utilized in our analyses, we have assumed, at the direction of management of Allied Healthcare and with your consent, without independent verification or investigation, that such forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of the management of Allied Healthcare as to the future financial condition and operating results of Allied Healthcare. We have also assumed, with your consent, that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance in all material respects with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals and consents with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Allied Healthcare or the Merger.

We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Allied Healthcare. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of Allied Healthcare or the price at which the Shares will trade at any time. We also express no view as to, and our Opinion does not address, the solvency of Allied Healthcare under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. In addition, we express no view as to, and our Opinion does not address, any terms or other aspects or implications of the Merger (other than the Per Share Consideration to the extent expressly specified herein) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise or the fairness of the amount or nature of, or any other aspect relating to, the compensation to be received by any individual officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Per Share Consideration or otherwise. In addition, we express no view as to, and our Opinion does not address, the underlying business decision of Allied Healthcare to proceed with or effect the Merger nor does our Opinion address the relative merits of the Merger as compared to any alternative business strategies that might exist for Allied Healthcare or the effect of any other transaction in which Allied Healthcare might engage. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof.

The issuance of this Opinion was approved by an authorized committee of Oppenheimer. As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

We are acting as a financial advisor to Allied Healthcare in connection with the Merger and will receive a fee for our services, a portion of which was paid upon our initial retention, a portion of which will be payable upon delivery of this Opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, Allied Healthcare has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. In the ordinary course of business, we and our affiliates may actively trade securities of Allied Healthcare, Parent and its and their respective affiliates for our and our affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We in the past have performed investment banking services for Allied Healthcare unrelated to the Merger, for which services we have received compensation.

This Opinion is for the use of the Board of Directors of Allied Healthcare (in its capacity as such) in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Merger or otherwise.

Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Per Share Consideration to be received in the Merger by holders of Shares is fair, from a financial point of view to such holders.

Very truly yours,

/s/  Oppenheimer & Co, Inc.
OPPENHEIMER & CO. INC.

REVOCABLE PROXY CARD — ALLIED HEALTHCARE INTERNATIONAL INC.

This proxy card is being solicited on behalf of the Board of Directors.

The undersigned shareholder of Allied Healthcare International Inc. (the “Company”) hereby appoints each of Alexander (Sandy) Young, Paul Weston and Marvet Abbassi, attorneys and proxies, each with full power of substitution, to represent the undersigned and vote all shares of the common stock of the Company which the undersigned is entitled to vote, with all powers the undersigned would possess if personally present, at the special meeting of shareholders of the Company, to be held at the offices of Edwards Angell Palmer & Dodge LLP, 750 Lexington Avenue, New York, NY 10022 on October 19, 2011 at 11:00 a.m., Eastern Time, and any adjournments or postponements thereof, with respect to the proposals hereinafter set forth.

This proxy card, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.

Unless otherwise specified, this proxy card will be voted “FOR” adoption of the merger agreement, “FOR” the adjournment proposal and “FOR” the non-binding proposal regarding merger-related executive compensation. The undersigned acknowledges receipt of the accompanying Chairman’s Letter, Notice of Special Meeting of Shareholders and Proxy Statement (the “Proxy Statement”), each dated September 21, 2011. The undersigned hereby revokes any proxy or proxies heretofore given.

ELECTRONIC VOTING INSTRUCTIONS

You can vote by Internet or telephone
Available 24 hours a day, 7 days a week

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on October 18, 2011.

VOTE BY INTERNET

•	Log on to the Internet and go to www.investorvote.com/AHCI.

•	Follow the steps outlined on the secured website.

VOTE BY TELEPHONE

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

(Continued and to be signed on the reverse side)

SPECIAL MEETING PROXY CARD

The Board of Directors recommends a vote “FOR” proposals 1, 2 and 3.

		FOR	AGAINST	ABSTAIN

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of July 28, 2011 (as it may be amended from time to time) by and among Saga Group Limited, AHL Acquisition Corp. and Allied Healthcare International Inc.	☐	☐	☐

2.	To consider and vote upon a proposal to adjourn the special meeting, if necessary, to allow for the solicitation of additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes to adopt the merger agreement.	☐	☐	☐

3.	To consider and vote upon an advisory (non-binding) proposal to approve the compensation arrangements described in the Proxy Statement for the Company’s named executive officers in connection with the merger.	☐	☐	☐

Change of Address — Please print new address below.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as an attorney, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

	Please keep signature within the box		Please keep signature within the box

Signature 1		Signature 2		Date: